Exhibit 10.16

€200,000,000

ABL CREDIT AGREEMENT

Dated as of 24 March 2014,

among

UNIVAR B.V.,

as a Borrower

The other Borrowers

from Time to Time Party Hereto

UNIVAR, INC.,

as a Guarantor

The Several Lenders

from Time to Time Parties Hereto

J.P. MORGAN SECURITIES LLC,

as Joint Bookrunner and Sole Lead Arranger

BANK OF AMERICA, N.A.,

as Joint Bookrunner and Syndication Agent

J.P. MORGAN EUROPE LIMITED,

as Administrative Agent and Collateral Agent

-i-

SECTION 5.	CONDITIONS	92
5.1.	Closing Date	92
5.2.	Post Closing Borrowers	96

SECTION 6.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	99
6.1.	No Default; Representations and Warranties	99
6.2.	Borrowing limits	99
6.3.	Notice of Borrowing	99
6.4.	Letter of Credit Request	99

SECTION 7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	99
7.1.	Corporate Status	99
7.2.	Corporate Power and Authority; Enforceability	100
7.3.	No Violation	100
7.4.	Litigation	100
7.5.	Margin Regulations	100
7.6.	Governmental Approvals; Other Consents	100
7.7.	Investment Company Act	101
7.8.	Disclosure	101
7.9.	Financial Condition; Financial Statements	101
7.10.	Tax Matters	101
7.11.	Compliance with ERISA	101
7.12.	Subsidiaries	102
7.13.	Intellectual Property	102
7.14.	Environmental Laws	102
7.15.	Properties	103
7.16.	Solvency	103
7.17.	Collateral	103
7.18.	Insurance	103
7.19.	Pension Plans	104
7.20.	Anti-Corruption Laws and Obligor Sanctions	104
7.21.	Centre of main interests and establishment	104
7.22.	Compliance with the Swiss Twenty Non-Bank Rule	104

SECTION 8.	AFFIRMATIVE COVENANTS	104
8.1.	Information Covenants	104
8.2.	Books, Records and Inspections	109
8.3.	Maintenance of Insurance	110
8.4.	Payment of Taxes	111
8.5.	Maintenance of Existence	111
8.6.	Compliance with Statutes, Regulations, Etc.	111
8.7.	Maintenance of Properties	111
8.8.	Use of Proceeds	111
8.9.	Further Assurances	112
8.10.	End of Fiscal Years; Fiscal Quarters	112
8.11.	Payment of Obligations	112
8.12.	Compliance with Laws and Material Contractual Obligations	113
8.13.	Pension Plans	113
8.14.	Transfer of Accounts	113

8.15.	Cash Management	114
8.16.	French Accounts	114
8.17.	Compliance with the Swiss Twenty Non-Bank Rule	115
8.18.	Post Closing Borrowers	115
8.19.	Post-Closing Requirements	115

SECTION 9.	NEGATIVE COVENANTS	116
9.1.	Limitation on Indebtedness	116
9.2.	Limitation on Liens	119
9.3.	Limitation on Fundamental Changes	121
9.4.	Limitation on Sale of Assets	121
9.5.	Limitation on Investments	124
9.6.	Limitation on Restricted Payments	125
9.7.	Limitations on Debt Payments and Amendments	127
9.8.	Transactions with Affiliates	127
9.9.	Consolidated Fixed Charge Coverage Ratio	128
9.10.	Changes in Business	128
9.11.	Limitation on Restrictions on Distributions from Borrower Subsidiaries	129
9.12.	FATCA Status	130

SECTION 10.	EVENTS OF DEFAULT	130
10.1.	Payments	130
10.2.	Representations, Etc.	130
10.3.	Covenants	130
10.4.	Default Under Other Agreements	131
10.5.	Insolvency action	131
10.6.	Insolvency	131
10.7.	ERISA	132
10.8.	Guarantee	132
10.9.	Documents	132
10.10.	Judgments	132
10.11.	Material Adverse Effect	133
10.12.	Audit qualification	133
10.13.	Pensions Regulator	133
10.14.	Change of Control	133

SECTION 11.	THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT	134
Part 1	- Role of the Administrative Agent, the Letter of Credit Issuers and Others	134
11.1.	Appointment of the Administrative Agent	134
11.2.	Instructions	134
11.3.	Duties of the Administrative Agent	135
11.4.	No Fiduciary Duties	135
11.5.	Business with the Group	135
11.6.	Rights and Discretions	136
11.7.	Responsibility for Documentation	137
11.8.	No Duty To Monitor	137
11.9.	Exclusion of Liability	137
11.10.	Lenders’ Indemnity to the Administrative Agent	138
11.11.	Resignation of the Administrative Agent	139
11.12.	Replacement of the Administrative Agent	140
11.13.	Confidentiality	140

11.14.	Relationship with the Lenders	140
11.15.	Credit Appraisal By The Lenders and Letter of Credit Issuers	141
11.16.	Administrative Agent’s Management Time	141
11.17.	Deduction From Amounts Payable By The Administrative Agent	141
11.18.	Reliance And Engagement Letters	142
Part 2	– Collateral Agent Provisions	142
11.19.	Appointment of the Collateral Agent	142
11.20.	Role of the Collateral Agent	142
11.21.	German Collateral matters	143
11.22.	German Agent provisions	144
11.23.	No Fiduciary Duties	144
11.24.	Business with the Credit Parties	144
11.25.	Discretions of the Collateral Agent	144
11.26.	Required Lenders’ Instructions	145
11.27.	Responsibility for Documentation	145
11.28.	Exclusion of Liability	146
11.29.	Lenders’ Indemnity to the Collateral Agent	147
11.30.	Resignation	147
11.31.	Additional Collateral Agent	147
11.32.	Confidentiality	148
11.33.	Relationship with the Lenders	148
11.34.	Credit Appraisal by the Lenders	148
11.35.	Management Time	149
11.36.	Security Documents	149
11.37.	Distribution of Proceeds of Enforcement	149
11.38.	No Obligation to Remain in Possession	149
11.39.	Collateral Agent’s Obligation to Account	149
11.40.	Receiver’s and Delegate’s Obligation to Account	150

SECTION 12.	MISCELLANEOUS	150
12.1.	Amendments and Waivers	150
12.2.	Notices	152
12.3.	No Waiver; Cumulative Remedies	152
12.4.	Survival of Representations and Warranties	152
12.5.	Payment of Expenses; Indemnity	152
12.6.	Successors and Assigns; Participations, Assignments and Transfers	154
12.7.	Replacements of Lenders Under Certain Circumstances	159
12.8.	Adjustments; Set-off	159
12.9.	Counterparts	160
12.10.	Severability	160
12.11.	Integration	160
12.12.	Governing Law; Jurisdiction; Service of Process; Waiver of jury trial	160
12.13.	Acknowledgments	161
12.14.	Confidentiality	162
12.15.	Direct Website Communications	163
12.16.	USA Patriot Act	164
12.17.	Judgment Currency	165
12.18.	Parallel Debt – Dutch and Belgian Law	165
12.19.	Parallel Debt – German Law	166
12.20.	Conduct of Business by the Secured Parties	167

SECTION 13.	LOAN GUARANTY	167
13.1.	Guarantee	167
13.2.	Continuing guarantee	167
13.3.	Reinstatement	167
13.4.	Waiver of defences	167
13.5.	Guarantor Intent	168
13.6.	Immediate Recourse	168
13.7.	Appropriations	168
13.8.	Termination	168
13.9.	Deferral of Guarantor’s Rights	169
13.10.	Keepwell	169
13.11.	Additional security	169
13.12.	German Guarantee Limitations	169
13.13.	French Guarantee Limitations	171
13.14.	Swiss Guarantee Limitations	172

SECTION 14.	THE ADMINISTRATIVE BORROWER	173
14.1.	Appointment; Nature of Relationship	173
14.2.	Powers	173
14.3.	Employment of Agents	174
14.4.	Notices	174
14.5.	Successor Administrative Borrower	174
14.6.	Execution of Credit Documents; Borrowing Base Certificate	174
14.7.	Reporting	174

SCHEDULES

Schedule	Commitment Schedule
Schedule 7.4	Litigation
Schedule 7.12	Subsidiaries
Schedule 7.14	Environmental
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.5	Existing Investments
Schedule 12.2	Notice Addresses

EXHIBITS

Exhibit A-1	Form of Assignment Agreement
Exhibit A-2	Form of Transfer Certificate
Exhibit B-1	Aggregate Borrowing Base Certificate
Exhibit B-2	Borrowing Base Certificate
Exhibit C	Form of Joinder Agreement
Exhibit D	Compliance Certificate
Exhibit E	Form of Borrowing Request
Exhibit F	Day One Letters of Credit

v

ABL CREDIT AGREEMENT, dated as of 24 March 2014, among UNIVAR B.V., a private company with limited liability incorporated and existing under the laws of the Netherlands with company number 24134696 (the “Company”), UNIVAR INC., a Delaware corporation (“Parent”), the Subsidiaries (each capitalized term used but not defined in this preamble having the meaning provided in Section 1) of Parent from time to time party hereto which shall as at the date hereof be UNIVAR S.A.S., a company incorporated in France with the companies registry of Creteil under number 562 071 423 17 avenue Louison Bobet, 94120, Fontenay-sous-Bois, France (the “French Borrower”), UNIVAR BELGIUM NV/SA, a limited liability company incorporated in Belgium having its registered office at B-1070 Anderlecht, Internationalelaan 55, Riverside Business Park, Building G, with company number 0478.329.962 RLE Brussels (the “Belgian Borrower”), UNIVAR GMBH, a limited liability company incorporated in Germany and registered with the commercial register of the local court of Essen under registration number HRB 4095 (the “German Borrower”), DISTRUPOL LIMITED, a company incorporated in England and Wales with company number 00754472 (the “English Borrower”), UNIVAR AG, a company incorporated in Switzerland with company number CHE-105.951.096 (the “Swiss Borrower”) and UNIVAR ZWIJNDRECHT N.V., a private company with limited liability incorporated and existing under the laws of the Netherlands with company number 23007175 (the “Dutch Borrower” and together with the Company, the “Dutch Borrowers”) (together with the Company, the “Borrowers” and each a “Borrower”), the registered lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and J.P. MORGAN EUROPE LIMITED, as Administrative Agent and Collateral Agent.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“Account Debtor” shall mean each Person obligated in any way on or in connection with an Account or Chattel Paper.

“Accounts” shall mean, with respect to a Borrower, all of such Borrower’s now owned or hereafter acquired or arising accounts, as defined in Article 9 of the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Parent and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner consistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Obligor or Borrower Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Stock or Stock Equivalents of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Stock or Stock Equivalents having such power only by reason of the happening of a contingency) or a majority of the outstanding Stock or Stock Equivalents of a Person.

“Activation Effective Date” has the meaning ascribed to that term in Section 5.2.

“Adjusted Capital Expenditures” means Capital Expenditures for such period exclusive of non-recurring expenditures incurred in such period, with such non-recurring expenditures limited to the following periods and amounts, as applicable: quarter ending June 30, 2013: €3,065,500, and quarter ending March 31, 2013: €6,065,500.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2, or such other address or account as the Administrative Agent may from time to time notify to the Credit Parties and the Lenders.

“Administrative Borrower” shall have the meaning provided in Section 14.1.

“Administrative Questionnaire” shall have the meaning provided in Section 12.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 12.15(d).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this ABL Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 12.17.

“Aggregate Availability” means, at any time, the aggregate Availability of all the Borrowers.

“Aggregate Borrowing Base” means the aggregate of the Borrowing Bases of all the Borrowers.

“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit B-1 or another form which is acceptable to the Administrative Agent in its sole discretion.

“Aggregate Credit Exposure” means at any time the aggregate of the European Credit Exposure and the French Credit Exposure of all the Lenders at such time.

“Aggregate European Borrowing Base” means the aggregate of the Borrowing Bases of all the European Borrowers.

“Aggregate European Credit Exposure” means, at any time, the aggregate European Credit Exposure of all the European Lenders.

“Aggregate European Revolving Exposure” means, at any time, the aggregate European Revolving Exposure of all the European Lenders.

“Aggregate French Credit Exposure” means, at any time, the aggregate French Credit Exposure of all the French Lenders.

“Aggregate French Revolving Exposure” means, at any time, the aggregate French Revolving Exposure of all the French Lenders.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party and its Affiliates concerning or relating to bribery or corruption.

“Applicable Entities” means (i) prior to the Trigger Date, the entities comprising the EMEA Segment and (ii) on and after the Trigger Date, the Day One Borrowers and the Post Closing Borrowers.

“Applicable Margin” shall mean, for purposes of calculating the applicable interest rate for any day, the applicable rate per annum set forth in the table below, based upon the quarterly average Aggregate Availability as of the most recent determination date, provided that until the end of June 30, 2014, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 2:

Quarterly average Aggregate Availability	Applicable Margin
Category 1	2.25%
< 33%
Category 2	2.00%
≥33% to <66%
Category 3	1.75%
≥66%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of Parent based upon the most recent Borrowing Base Certificates, and (b) each change in the Applicable Margin resulting from a change in the quarterly average Aggregate Availability as of the most recent determination date shall be made on a quarterly basis and shall be effective on the first day of the month falling after the month in which the Administrative Agent received such Borrowing

Base Certificate to be delivered at the end of the relevant quarter period, provided that the quarterly average Aggregate Availability as of the most recent determination date shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrowers fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 8.1, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans with respect to a Facility, a percentage equal to a fraction the numerator of which is such Lender’s European Revolving Commitment or French Revolving Commitment (as applicable) and the denominator of which is the aggregate European Revolving Commitments or French Revolving Commitments (as applicable) provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure with respect to the relevant Facility immediately prior to such termination or expiration, and (b) with respect to Protective Advances under a Facility or with respect to the Aggregate Credit Exposure with respect to a Facility, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments (in each case with respect to that Facility); provided that so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.

“Applicable Unused Line Fee Margin” shall mean, with respect to any period for which Unused Line Fees are paid, the percentage corresponding to the average daily unused Aggregate Revolving Commitment for the European Lenders and the average daily unused Aggregate Revolving Commitment for the French Lenders (as applicable), in each case, for such period set forth in the table below; provided that until June 30, 2014, the Applicable Unused Line Fee Margin shall be the applicable rate set forth in Category 2:

Average daily unused Aggregate Revolving Commitment	Applicable Unused Line Fee Margin
Category 1	0.25%
<33%
Category 2	0.375%
≥33% to <66%
Category 3	0.50%
≥66%

“Approved Currency” means Euros, Sterling, Dollars, Danish Krone, Norwegian Krone, Swedish Krona and Swiss Francs.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an agreement substantially in the form set out in Exhibit A-1 or any other form agreed between the relevant assignor and assignee.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of Parent or any Obligor or any other general officers authorized by the board of directors), or any other officer designated as such in writing to the Administrative Agent by such Person or any director performing similar functions.

“Availability” means (a) with respect to each European Borrower, at any time, an amount equal to (i) the lesser of (A) the aggregate European Revolving Commitments and (B) the Borrowing Base of such Borrower minus (ii) the Aggregate European Revolving Exposure relating to such Borrower, and (b) with respect to the French Borrower, at any time, an amount equal to (i) the lesser of (A) the French Revolving Commitments and (B) the French Borrowing Base minus (ii) the Aggregate French Revolving Exposure.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the relevant Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments minus the Aggregate Revolving Exposure.

“Average Availability” shall mean, for any period of determination, average daily Availability for such period, as calculated by the Administrative Agent.

“Bank Levy” means:

(a) the UK bank levy as set out in the Finance Act 2011;

(b) the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts;

(c) the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended);

(d) the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting); and

(e) any substantively similar bank levy in any other jurisdiction currently enacted as at the date of this Agreement.

“Bank Product Reserves” shall mean all reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for the Bank Products then provided or outstanding.

“Bank Products” shall mean Secured Cash Management Agreements and Secured Hedge Agreements.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding (including any bankruptcy or insolvency proceeding set out in article L.610-1 of the French commercial code), or has had a liquidator, receiver, administrative receiver, conservator, trustee, administrator, compulsory manager, custodian, assignee for the benefit of creditors or similar Person charged with the reorganisation or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within England and Wales or other relevant jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Belgian Borrower” means Univar Belgium NV/SA, a limited liability company incorporated in Belgium having its registered office at B-1070 Anderlecht, Internationalelaan 55, Riverside Business Park, Building G, with company number 0478.329.962 RLE Brussels.

“Belgian Borrowing Base” means, at any time 85% of the Belgian Borrower’s Eligible Accounts at such time minus Reserves.

“Belgian Collateral Documents” means a Belgian law (a) receivables pledge agreement between the Belgian Borrower and the Collateral Agent, (b) bank account pledge agreement between the Belgian Borrower and the Collateral Agent, (c) any other document containing Liens of any Credit Party securing the Obligations governed by the laws of Belgium, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“Benefited Lender” shall have the meaning provided in Section 12.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 12.15(c).

“Borrower” or “Borrowers” means, individually or collectively, the Day One Borrowers and, only after the conditions in Section 5.2 have been satisfied with respect to any Post Closing Borrower, that or those Post Closing Borrower(s).

“Borrower DTTP Filing” means a HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Obligor, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender in the Commitment Schedule or as otherwise notified to the Administrative Borrower and the Administrative Agent.

“Borrower Subsidiary” means any direct or indirect subsidiary of an Obligor.

“Borrowing” shall mean the incurrence of one Loan of a single Class on a single date having, in the case of IBOR Loans, the same Interest Period. For the avoidance of doubt, the continuation or selection of any Interest Period shall not constitute a Borrowing or a Loan.

“Borrowing Base” means, at any time (a) with respect to each Dutch Borrower, the Dutch Borrowing Base attributable to the relevant Dutch Borrower, (b) with respect to the English Borrower, the English Borrowing Base, (c) with respect to the French Borrower, the French Borrowing Base, (d) with respect to the Belgian Borrower, the Belgian Borrowing Base, (e) with respect to the German Borrower, the German Borrowing Base, and (f) with respect to the Swiss Borrower, the Swiss

Borrowing Base. Notwithstanding the foregoing, to the extent any Post Closing Borrower has not satisfied the conditions set forth in Section 5.2, its assets shall not be included in any Borrowing Base (including the Aggregate Borrowing Base and the Aggregate European Borrowing Base) and the Borrowing Base of such Post Closing Borrower (and in the case of a Post Closing Borrower from England and Wales or the Netherlands, its contribution towards the Pooled Borrowing Base) shall be zero.

“Borrowing Base Certificate” shall mean a certificate of the Administrative Borrower, substantially in the form of Exhibit B-2 (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Administrative Borrower and certified to the Administrative Agent; provided that the Administrative Agent shall have the right to review and adjust any such calculation to the extent that such calculation is not in accordance with this Agreement.

“Borrowing Limits” means the European Borrowing Limits and the French Borrowing Limits.

“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.3, substantially in the form of Exhibit E.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that in the jurisdiction where the Administrative Agent’s office is located shall be a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however,

(a) if such day relates to any interest rate settings as to an IBOR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such IBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such IBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market;

(b) if such day relates to any interest rate settings as to an IBOR Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such IBOR Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such IBOR Loan, such day shall be a day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank market;

(c) if such day relates to any interest rate settings as to an IBOR Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such IBOR Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such IBOR Loan, such day shall be a TARGET2 Day;

(d) if such day relates to any interest rate settings as to an IBOR Loan denominated in a currency other than Sterling, Dollars or Euro, such day shall be a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Sterling, Dollars or Euro in respect of an IBOR Loan denominated in a currency other than Sterling, Dollars or Euro, or any other dealings in any currency other than

Sterling, Dollars or Euro to be carried out pursuant to this Agreement in respect of any such IBOR Loan (other than any interest rate settings), such day shall be a day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Credit Parties and the Borrower Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Credit Parties and the Borrower Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Dominion Event” shall mean (a) Aggregate Availability is less than 10.0% of the Aggregate Revolving Commitments or (b) the declaration of such by the Required Lenders or the Administrative Agent that an Event of Default has occurred and is continuing.

“Cash Dominion Period” shall mean the period commencing on the date on which prior written notice by the Administrative Agent of the occurrence of a Cash Dominion Event is delivered to the Administrative Borrower and ending (a) no less than 45 consecutive days thereafter and (b) only after such Cash Dominion Event (i) is no longer in existence for a period of at least 45 consecutive days, provided that no other Cash Dominion Event has been in existence during such 45 consecutive day period; or (ii) has been waived by Required Lenders.

“Cash Flow Term Administrative Agent” shall mean Bank of America, in its capacity as administrative agent under the Cash Flow Term Credit Agreement, and its successors and assigns.

“Cash Flow Term Credit Agreement” shall mean the Fourth Amended and Restated Term Credit Agreement, dated February 22, 2013, by and among Parent, Univar UK Ltd., the lenders party thereto, the Cash Flow Term Administrative Agent and the other parties named therein, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Term Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Cash Flow Term Credit Agreement hereunder). Any reference to the Cash Flow Term Credit Agreement hereunder shall be deemed a reference to any Cash Flow Term Credit Agreement then in existence.

“Cash Flow Term Credit Documents” shall mean the Credit Documents (or comparable term) as defined in the Cash Flow Term Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Cash Flow Term Facility” shall mean the collective reference to the Cash Flow Term Credit Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Term Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Cash Flow Term Facility hereunder).

“Cash Management Agreement” shall mean (i) any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payable services), purchase card, electronic funds transfer and other cash management arrangements and (ii) any other agreement (including, without limitation, any agreement which states that it is a “Cash Management Agreement” for purposes of this Agreement) other than an agreement relating to Indebtedness incurred in reliance on Section 9.1(1).

“Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CD&R” shall mean Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Group” shall mean (a) CD&R, (b) Clayton, Dubilier & Rice Fund VIII, L.P. and its successors in interest, (c) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (d) any limited or general partners of, or other investors in, any entity described in clause (b) above or any Affiliate thereof, or any such investment fund or vehicle.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) that requires compliance by a Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulation and other regulations related thereto), and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) prior to a Qualified IPO, the Permitted Investors shall at any time not beneficially own, in the aggregate, directly or indirectly, at least 100% of the voting power of the outstanding voting Stock or Stock Equivalents of Parent or the Company; (b) after a Qualified IPO, any person, entity or group of persons, other than one or more Permitted Investors, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding voting Stock or Stock Equivalents of the Parent or the Company that (i) exceeds 35% of the outstanding voting Stock or Stock Equivalents of the Parent or the Company, and (ii) exceeds the percentage of the voting power of such voting Stock or Stock Equivalents then beneficially owned, in the aggregate, by the Permitted Investors; (c) prior to a Qualified IPO, the Parent shall cease to own, directly or indirectly, at least 100% of the outstanding voting Stock or Stock Equivalents of the Company on a fully diluted basis or (d) after a Qualified IPO, the Parent shall cease to own, directly or indirectly, at least 50.1% of the outstanding voting Stock or Stock Equivalents of the Company on a fully diluted basis unless, in the case of either clause (a) or (b) above, the Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Parent or the Company.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Chattel Paper” shall have the meaning provided in Article 9 of the UCC.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment.

“Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 12.1).

“Code” shall mean the Internal Revenue Code of 1986, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents. “Collateral”, for the avoidance of doubt, shall not include at any time any Excluded Assets other than in connection with the floating charge under any English Collateral Document.

“Collateral Access Agreement” means any access or waiver agreement between the Collateral Agent and the landlord or other owner of a location at which Inventory of one of the Borrowers is located.

“Collateral Agent” shall mean J.P. Morgan Europe Limited, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 11.

“Collection Account” has the meaning assigned to such term in any Security Document and means any bank account into which the proceeds of Accounts of the Borrowers are paid.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth in the Commitment Schedule, or in the Assignment Agreement or Transfer Certificate (as applicable) pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” shall have the meaning provided in Section 2.12.

“Commitment Increase Closing Date” shall have the meaning provided in Section 2.15(c).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.15(a).

“Company” shall have the meaning provided in the preamble.

“Concentration Account” shall mean any concentration/header account established on behalf of any Obligor with (at the date of this agreement) Bank of America, N.A. as part of the European Cash Management Arrangements (or such other concentration accounts established with any successor to Bank of America N.A. in such role) into which the proceeds of Accounts are paid pursuant to zero balancing (or equivalent) arrangements.

“Confidential Information” shall have the meaning provided in Section 12.14.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the entities for which Consolidated EBITDA is being calculated for such period:

(i) total interest expense;

(ii) provision for taxes based on income, profits or capital (or any alternative in lieu of), including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, including payments made pursuant to any tax sharing agreements or arrangements among the entities for which Consolidated EBITDA is being calculated and any direct or indirect parent company of the entities for which Consolidated EBITDA is being calculated (so long as such tax sharing payments are attributable to the operations of the entities for which Consolidated EBITDA is being calculated);

(iii) depreciation and amortization;

(iv) extraordinary losses and unusual or non-recurring charges, including, without limitation, severance costs, relocation costs and integration and facilities opening costs including in connection with any Investment or Disposition;

(v) the amount of any interest expense of any minority interest;

(vi) management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor in an amount not to exceed the maximum amount permitted under Section 9.8;

(vii) any costs or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the entities for which Consolidated EBITDA is being calculated or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the entities for which Consolidated EBITDA is being calculated;

(viii) [Reserved];

(ix) to the extent covered by insurance and actually reimbursed, or, so long as the Administrative Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption;

(x) any fees, costs, commissions, expenses or other charges incurred during such period in connection with the Transactions, any other acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt or issuance of equity securities amendment, or modification to any Indebtedness and any non-recurring costs relating to corporate reorganizations (in each case, including any such transaction undertaken but not completed) and any charges during such period as a result of any such transaction;

(xi) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the entities for which Consolidated EBITDA is being calculated and actually paid or refunded, or, so long as the Administrative Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days);

(xii) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting and other charges associated with the Transactions;

(xiii) the amount of loss from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments;

(xiv) non-recurring costs and expenses related to the “Bmore” project implementation, not to exceed the following amounts for the respective time periods: quarter ending June 30 2013: €2,194,500, and quarter ending March 31, 2013: €2,194,500, and

(xv) any other non-cash charges or expenses reducing Consolidated Net Income except to the extent representing accruals or reserves for future cash expenditures;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for the entities for which Consolidated EBITDA is being calculated for such period:

(i) extraordinary gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

(iii) gains on asset sales (other than asset sales in the ordinary course of business); and

(iv) any net after-tax income from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments,

in each case, as determined on a consolidated basis for the entities for which Consolidated EBITDA is being calculated in accordance with GAAP; provided that:

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk);

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the entities for which Consolidated EBITDA is being calculated following the first day of such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the entities for which Consolidated EBITDA is being calculated (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent; and

(iii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the entities for which Consolidated EBITDA is being calculated following the first day of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period minus Capital Expenditures (or, for the Test Periods ending on 31 December 2013 and 31 March 2014 only, Adjusted Capital Expenditure) of the Applicable Entities (and those of the Distribution Principals after the Trigger Date) paid in cash during such Test Period except to the extent such Capital Expenditures were made with the proceeds of Indebtedness (other than any Loans) or through equity investments in the Applicable Entities (and those of the Distribution Principals after the Trigger Date) minus the aggregate amount of income taxes of the Applicable Entities (and those of the Distribution Principals after the Trigger Date) paid in cash during such Test Period to (ii) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (A) all scheduled payments of principal on Indebtedness (other than (i) refinancings or repayments made with additional Indebtedness (other than proceeds of Loans), (ii) payments of Obligations under this Agreement, (iii) payments and prepayments under other revolving credit facilities that do not constitute permanent payments under any such facility, whether upon termination of such facility or otherwise, and do not result in a permanent reduction in any revolving credit commitment under any such facility and (iv) payments of intercompany Indebtedness), (B) the Consolidated Interest Expense for such period, (C) cash dividends paid by the Applicable Entities (including, after the Trigger Date, the Distribution Principals) with respect to their Stock and Stock Equivalents for such period and (D) management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor to the extent added to Consolidated Net Income pursuant to paragraph (vi) of the definition of Consolidated EBITDA (but not including management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or cash dividends, in each case to the extent paid out of the proceeds of third party Indebtedness incurred by the relevant Obligor).

“Consolidated Interest Coverage Ratio” shall have the meaning assigned to such term in the Cash Flow Term Credit Agreement as in effect on the Closing Date.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations actually made in cash pursuant to Hedge Agreements) of the Applicable Entities net of all interest income of the Applicable Entities, all determined for such period on a consolidated basis, without duplication, in accordance with GAAP to the extent payable in cash, but excluding (i) commitment fees, letter of credit fees and non-cash amortization of loan costs, (ii) any non-cash or deferred interest financing costs, including on account of bridge, commitment and other financing fees and any non-cash accretion or accrual of discounted liabilities not constituting Indebtedness, all as determined on a consolidated basis in accordance with GAAP, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, including expenses resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition (iv) interest with respect to Indebtedness of any Parent Entity appearing on the balance sheet of such Person, solely by reason of push-down accounting under GAAP and (v) any repayment premiums for repayments, other than scheduled repayments and other prepayment premiums on Indebtedness.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Applicable Entities for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a) extraordinary items for such period;

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income;

(c) fees and expenses in connection to execution and delivery by the Credit Parties of this Agreement and the other Credit Documents;

(d) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments; and

(e) the income (loss) for such period of any Person that is not a Subsidiary, except to the extent distributed to the Applicable Entities.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down Applicable Entities), as a result of the Transactions, any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries at such date.

“Contractual Requirement” shall have the meaning provided in Section 7.3.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the U.K.’s Pensions Act 2004.

“Covenant Compliance Event” has the meaning given to that term in Section 9.9.

“Credit Documents” shall mean this Agreement, the Security Documents and any promissory notes issued by a Borrower hereunder, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced in any manner from time to time however fundamentally and which may include, without limitation, an increase in facilities provided under a Credit Document, an increase in the Obligations, Secured Obligations, Guaranteed Obligations and/or any rescheduling of Indebtedness and all other pledges, powers of attorney, consents, assignments, documents, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Revolving Loan, Protective Advance or a Swingline Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Parent, the Day One Borrowers, the Post Closing Borrowers and any other Person who becomes a party to any Credit Document as any of the foregoing.

“Credit Party Taxing Jurisdiction” means the jurisdiction in which the relevant Credit Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Credit Party is treated as resident for tax purposes.

“CVC” shall mean CVC Capital Partners Group S.a.r.l.

“Day One Borrower” means individually and collectively Univar B.V., a company incorporated in the Netherlands with company number 24134696, the French Borrower and the English Borrower.

“Day One Letters of Credit” means the Letters of Credit listed in Exhibit F.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account Control Agreement” has the meaning ascribed to it in any Security Document.

“Designated Account Debtor” shall mean each Account Debtor designated in writing by the Administrative Borrower to the Administrative Agent as a “Designated Account Debtor” (provided that, if such Account Debtor had any Eligible Accounts that were included in the calculation of any Borrowing Base in the most recent Borrowing Base Certificate delivered to the Administrative Agent, such designation shall only be allowed to the extent the Borrowers have provided an updated Borrowing Base Certificate to the Administrative Agent prepared as of the date of such most recently delivered Borrowing Base Certificate but giving effect to the exclusion of all Accounts of such Designated Account Debtor from Eligible Accounts and demonstrating that after giving effect to such designation no prepayment of Loans or cash collateralization of Letters of Credit would be required pursuant to Section 4.3(b); provided that upon written notice to the Administrative Agent, the Administrative Borrower may designate an Account Debtor that was previously designated as a Designated Account Debtor as no longer being a Designated Account Debtor so long as no Accounts of such Account Debtor have been transferred pursuant to Section 9.4(o) within the previous 120 days prior to such date of designation.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by any Credit Party or a Borrower Subsidiary in connection with a Disposition pursuant to Section 9.4(b) or Section 9.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash following the consummation of the applicable Disposition).

“Designated Obligations” shall mean all obligations of the Credit Parties with respect to (a) principal of and interest on the Loans, (b) all unreimbursed drawings under Letters of Credit and (c) accrued and unpaid fees under the Credit Documents.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Applicable Entities in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business, as the case may be.

“Disposition” shall have the meaning provided in Section 9.4.

“Disqualified Equity Interests” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock or Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled mandatory payments of dividends (other than dividends payable solely in the form of Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock or Stock Equivalent that would constitute Disqualified Equity Interests, in each case, unless any provisions set forth in clause (a) through (d) above do not apply prior to the earlier of (x) the date that is 180 days after the Maturity Date, (y) the date such payment would be permitted to be made pursuant to this Agreement or (z) in the case of clause (a) above, following the repayment of all Loans and all other Obligations that are accrued and payable and the termination of all Commitments.

“Distribution Principals” means each of Univar AB, Univar Oy, Univar AS, Univar A/S, Univar UK Limited, Univar Ireland Limited, Univar Iberia SA (Spain) and Univar Iberia SA (Portugal), for so long as each of those entities is and remains party to any shared services agreement (or equivalent agreement relating to the provision of services for that entity) with the Company and, subject to the agreement in writing of the Administrative Agent (such agreement not to be unreasonably withheld or delayed), any other member of the Group which is party to such an agreement with the Company from time to time.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Dutch and Belgian Parallel Debt” has the meaning given to such term in Section 12.18.

“Dutch Borrowers” means Univar B.V., a private company with limited liability incorporated and existing under the laws of the Netherlands with company number 24134696, and Univar Zwijndrecht N.V., a private company with limited liability incorporated and existing under the laws of the Netherlands with company number 23007175.

“Dutch Borrowing Base” means any time, the sum of (a) 85% of the Dutch Borrowers’ Eligible Accounts at such time, plus, (b) the lesser of (i) 75% of the aggregate of Univar B.V.’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the aggregate of Univar B.V.’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (c) Reserves in respect of each Dutch Borrower (including, with respect to the Company, the Treasury Bank Overdraft Facility Reserve).

“Dutch Collateral Documents” means (a) a Dutch law security agreement over receivables between the Company and the Collateral Agent, (b) a Dutch law security agreement over inventory between the Company and the Collateral Agent, (c) a Dutch law security agreement over receivables between Univar Zwijndrecht N.V. and the Collateral Agent, (d) a Dutch law security agreement over inventory between Univar Zwijndrecht N.V. and the Collateral Agent and (e) any other document containing Liens of any Credit Party securing the Obligations governed by the laws of the Netherlands, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“Eligible Accounts” shall mean, with respect to any Borrower, the Accounts created and owned by such Borrower and arising in the ordinary course of such Borrower’s business from the sale of goods by such Borrower, and which the Administrative Agent in the exercise of its Permitted Discretion determines to be Eligible Accounts; provided that the Administrative Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below unless (i) the Administrative Agent shall have given the Administrative Borrower at least five Business Days’ prior notice of the Administrative Agent’s intention to establish such criteria including an explanation as to the reasons that the Administrative Agent has determined in its Permitted Discretion that such criteria are appropriate and (ii) to the extent the Administrative Borrower shall have objected to the addition of such criteria within five Business Days of receiving such notice, the Administrative Agent shall have taken into consideration the Administrative Borrower’s basis of objection and shall have negotiated in good faith with the Administrative Borrower for a period of five Business Days in order to reach a mutually satisfactory resolution with respect to such additional criteria (it being understood that nothing in the foregoing shall prohibit the Administrative Agent from establishing additional criteria for excluding Accounts from Eligible Accounts without the consent of the Administrative Borrower if, following the Administrative Agent’s compliance with the procedures set forth above, the Administrative Agent shall have determined in its Permitted Discretion that such criteria are appropriate). Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion in accordance with the foregoing, unless otherwise approved by the Administrative Agent in its Permitted Discretion, Eligible Accounts shall not include any Account:

(a) with respect to which more than 120 days have elapsed since the date of the original invoice thereof or which is more than 60 days past due from the due date of the original invoice;

(b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Agreement, any Security Agreement or any other Credit Document are incorrect in any material respect or have been breached and remain uncured;

(c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, unless and until such uncollected payment has been made and the Administrative Agent has consented to the inclusion of such Account as eligible;

(d) which represents a Progress Billing;

(e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request, proposal, notice of intent to file a proposal, or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, administration, receivership, voluntary or involuntary case or other relief under the bankruptcy, insolvency, or similar laws of any applicable jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver, administrative receiver, liquidator, interim receiver, monitor, custodian, sequestrator, administrator or trustee or equivalent official in the relevant jurisdiction for the Account Debtor or for any of the assets of the Account Debtor; the institution by or against the Account Debtor of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due, the admission of the Account Debtor of its inability to pay its debts, or the cessation of the business of the Account Debtor as a going concern;

(f) if fifty percent (50%) or more of the aggregate amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible, pursuant to the terms of this definition;

(g) owed by an Account Debtor which is not formed or incorporated under applicable law of an Eligible European Jurisdiction unless such Account is backed by a standby letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(h) owed by an Account Debtor which is an Affiliate or officer, director or employee of a Borrower or owed by an Account Debtor which is a Designated Account Debtor;

(i) owed by an Account Debtor to which a Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; or if such Account is subject to a chargeback or a rebate that has been earned but not taken; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, claim, chargeback or rebate or is such Account is subject to any counterclaim, deduction, defense, netting arrangement, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(j) owed by any Governmental Authority;

(k) which is subject to cash-on-delivery or cash-in-advance payment terms;

(l) which represents a sale on bill and hold, guaranteed sale, sale on approval or consignment basis;

(m) which is owed in any currency other than Dollars, Sterling, Euros, Danish Krone, Norwegian Krone, Swedish Krona and Swiss Francs;

(n) which is evidenced by a promissory note, bill of exchange or other instrument (including a letter de change or billet à ordre) or by chattel paper unless the Collateral Agent has a perfected first priority security interest in such promissory note, instrument, other instrument or chattel paper and/or such promissory note, instrument, other instrument or chattel paper has been endorsed in favour of the Collateral Agent;

(o) if the Administrative Agent believes, in the exercise of its Permitted Discretion, that the prospect of collection of such Account is materially impaired or that there is a material likelihood that such Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p) which is not evidenced by an invoice;

(q) with respect to an Account arising from a sale, if the Account does not represent a final sale;

(r) owed by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Borrower exceeds 10% of the aggregate amount of Eligible Accounts of such Borrower or (ii) all Borrowers exceeds 10% of the aggregate amount of Eligible Accounts of all Borrowers;

(s) with respect to which the Account Debtor has made any security deposit (including container drum deposits) or other advance payment that, in the Administrative Agent’s Permitted Discretion, adversely affects the collectability of the Account but only up to the amount of such security deposit;

(t) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(u) that was acquired by a Borrower following the Closing Date outside the ordinary course of business unless the Administrative Agent has had an opportunity to conduct a field examination with respect to the Accounts so acquired (provided that the Administrative Agent may waive the requirement for a field examination in its Permitted Discretion where the acquired Accounts are valued at less than €10,000,000);

(v) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (which, in the case of Accounts of the English Borrower or Accounts which are otherwise subject to an English Collateral Document, shall mean a first priority assignment by way of security or a first priority fixed charge (and shall not mean a floating charge)) and which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(w) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(x) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether national, state, European or local, including without limitation the U.K.’s Consumer Credit Act 1974, the U.S. Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(y) other than in respect of goods sold to the French Borrower subject to retention of title (réserve de propriété) provisions, which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(z) which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case unless the Administrative Agent has determined that such limitation is not enforceable;

(aa) with respect to any Account governed by French law, the Account Debtor is a Consumer (consommateur) within the meaning of the French Consumer Code; or

(bb) with respect to any Account governed by French law, the Eligible Account is not a professional receivable (créance professionnelle) within the meaning of article L. 313-23 of the French Monetary and Financial Code.

If any Account at any time ceases to be an Eligible Account, the Administrative Agent may exclude such Account from the calculation of Eligible Accounts.

“Eligible European Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom

“Eligible Inventory” shall mean, with respect to the Day One Borrowers (other than the French Borrower), the Inventory of such Borrower, valued at the lower of cost (on a first-in, first-out basis) or market, which the Administrative Agent, in its Permitted Discretion, determines to be Eligible Inventory; provided that the Administrative Agent shall not establish any criteria for excluding Inventory from Eligible Inventory other than those set forth below unless (i) the Administrative Agent shall have given the Administrative Borrower at least five Business Days’ prior notice of the Administrative Agent’s intention to establish such criteria including an explanation as to the reasons that the Administrative Agent has determined in its reasonable, good faith credit judgment that such criteria are appropriate and (ii) to the extent the Administrative Borrower shall have objected to the addition of such criteria within five Business Days of receiving such notice, the Administrative Agent shall have taken into consideration the Administrative Borrower’s basis of objection and shall have negotiated in good faith with the Administrative Borrower for a period of five Business Days in order to reach a mutually satisfactory resolution with respect to such additional criteria (it being understood that nothing in the foregoing shall prohibit the Administrative Agent from establishing additional criteria for excluding Inventory from Eligible Inventory without the consent of the Administrative Borrower if, following the Administrative Agent’s compliance with the procedures set forth above, the Administrative Agent shall have determined in its Permitted Discretion that such criteria are appropriate). Without limiting the ability of the Administrative Agent to establish in its Permitted Discretion other criteria of ineligibility unless otherwise approved by the Administrative Agent in its Permitted Discretion, Eligible Inventory of a Borrower shall not include any Inventory of such Borrower:

(a) that is not owned by such Borrower;

(b) which is not subject to a first priority perfected security interest in favor of the Administrative Agent governed by the laws of the jurisdiction in which the inventory in question is located and which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) that consists of work-in-progress, customized products, display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(d) that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business;

(e) that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Credit Documents;

(f) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein, including Inventory for which (A) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, (B) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof, provided that Inventory of a Borrower which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (e) in the event that (x) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Borrower or (y) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;

(g) the cost of which is subject to a deferred rebate, to the extent of such rebate;

(h) that is not in good condition, is unmerchantable or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;

(i) which is slow moving, defective, stale or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(j) that is more than one year old, or that is obsolete or returned or repossessed or used goods taken in trade;

(k) that is located outside England and Wales;

(l) that is in-transit, other than Inventory in-transit between facilities within England and Wales;

(m) that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, unless (A) the warehouseman or the bailee or the lessor has delivered to the Administrative Agent, if requested by the Administrative Agent, a Collateral Access Agreement in form and substance satisfactory to the Administrative Agent or (B) a Reserve for rents or storage charges has been established for Inventory at that location;

(n) that contains or bears any intellectual property rights licensed to a Borrower by any Person if the Administrative Agent is not satisfied that the Collateral Agent may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Documents, as applicable, without infringing the rights of the licensor of such intellectual property rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) and as to which such Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested, in each case to the extent necessary in order to enable the Collateral Agent to foreclose on or otherwise exercise remedies with respect to the Collateral pursuant to the terms of the Security Documents, as applicable;

(o) that is not included in the calculation of a current perpetual inventory report;

(p) that represents intercompany profit;

(q) that is Inventory placed on consignment or with a processor;

(r) that is reserved for as slow or dead inventory by the Borrowers;

(s) that was acquired by a Borrower following the Closing Date outside the ordinary course of business unless the Administrative Agent has had an opportunity to conduct an appraisal with respect to the Inventory so acquired (provided that the Administrative Agent may waive the requirement for an appraisal in its Permitted Discretion where the acquired Inventory is valued at less than €10,000,000); or

(t) for which reclamation rights have been asserted by the seller.

If any Inventory of a Borrower at any time ceases to be Eligible Inventory, the Administrative Agent may exclude such Inventory from the calculation of Eligible Inventory of such Borrower. In the event that Inventory of a Day One Borrower (other than the French Borrower) which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Day One Borrower or the Administrative Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of such Day One Borrower.

“EMEA Segment” means the subsidiaries of the Parent consisting of the entities falling within the heading “EMEA” in the consolidated financial statements of the Parent.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Borrower” means Distrupol Limited, a company incorporated in England and Wales with company number 00754472.

“English Borrowing Base” means any time, the sum of (a) 85% of the English Borrower’s Eligible Accounts at such time, plus, (b) the lesser of (i) 75% of the aggregate of the English Borrower’s Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the aggregate of the English Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (c) Reserves.

“English Collateral Document” means the security deed dated on or around the date of this Agreement between the English Borrower, Univar B.V. and the Collateral Agent, and any other document containing Liens of any Credit Party securing the Obligations governed by the laws of England, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Parent or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or the protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Parent or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” and “EUR” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Euros, such amount, and (b) with respect to any amount denominated in any currency other than Euro, the equivalent amount thereof in Euros as determined by the Administrative Agent or Letter of Credit Issuers, as applicable, on the basis of the Spot Rate for the purchase of Euros with such other currency.

“European Borrowers” means individually and collectively the Obligors other than the French Borrower.

“European Borrowing Limits” has the meaning ascribed to it in Section 2.1(a).

“European Cash Management Arrangements” means the zero balancing and other cash management arrangements of the European members of the Group with Bank of America, N.A. (or equivalent replacement arrangements established with any successor to Bank of America, N.A. in that role).

“European Credit Exposure” means, as to any European Lender at any time, the sum of (a) such European Lender’s European Revolving Exposure, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding to European Borrowers.

“European Facility” has the meaning ascribed to it in Section 2.1(a).

“European Lender” means the Persons listed as having a “European Revolving Commitment” on the Commitment Schedule and any other person that shall become a European Lender hereunder pursuant to Section 2.12, an Assignment Agreement or a Transfer Certificate, other than any such person that ceases to be a European Lender hereunder pursuant to an Assignment Agreement or a Transfer Certificate.

“European Required Lenders” means, at any time, European Lenders (other than Defaulting Lenders) having European Credit Exposures and unused European Revolving Commitments representing at least 50.1% of the sum of the Aggregate European Credit Exposure and unused European Revolving Commitments at such time; provided that, as long as there are only two European Lenders, European Required Lenders shall mean both European Lenders.

“European Revolving Commitments” means the Revolving Commitments of the European Lenders only. The initial amount of each European Lender’s European Revolving Commitment is set out on the Commitment Schedule, or in the Assignment Agreement or Transfer Certificate (as applicable) pursuant to which such European Lender shall have assumed its European Revolving Commitment. The initial aggregate amount of the European Lenders’ European Revolving Commitment is €140,000,000.

“European Revolving Exposure” means the Revolving Exposure of the European Lenders only.

“European Revolving Loan” means a Loan made under the European Facility.

“Event of Default” shall have the meaning provided in Section 10.

“Excluded Assets” shall mean (i) any lease, license, contract, property right or agreement to which any Obligor is a party or any of such Obligor’s rights or interests thereunder if and only for so long as the grant of a security interest therein under any Credit Document shall constitute or result in a breach, termination or default or invalidity under such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist; (ii) any interests in real property that constitutes a leasehold of any Obligor; (iii) any Excluded Stock and Stock Equivalents; (iv) all properties and assets of the Obligors secured by Indebtedness permitted by Section 9.1(f), so long as the granting of a Lien in favor of the Secured Parties would constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Indebtedness permitted by Section 9.1(f)) and such properties or assets shall cease to be Excluded Assets once such prohibition ceases to exist and shall immediately and automatically become subject to the security interest granted under the Security Documents; (v) any intellectual property if and to the extent a grant of a security interest therein will result in the loss, voiding, abandonment, cancellation or termination of any right, title or interest in or to such intellectual property; provided, however, that such intellectual property shall be an Excluded Asset only to the extent and for so long as the circumstances specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such circumstances shall no longer exist; (vi) any vehicles (whether powered or unpowered) subject to certificate of title statutes and (vii) any segregated and identifiable cash proceeds from the issuance of Qualified Equity Interests and borrowings under the Cash Flow Term Facility, in each case, in connection with the Transactions; provided that no amounts in the Concentration Account, any Collection Account or any Floating Charge Account shall be excluded by this clause (vii), provided always that Excluded Assets shall not include any assets included in any Borrowing Base.

“Excluded Perfection Assets” shall mean any property or assets (i) constituting deposit accounts (other than Collection Accounts, Concentration Accounts or Floating Charge Accounts), securities accounts or commodities accounts; (ii) leasehold interests in real property; (iii) monies (other than the proceeds of Accounts); (iv) any interest in real property with a book value of less than €5,000,000; (v) any property or assets that the Collateral Agent and the Administrative Borrower agree in good faith that the cost of perfecting a security interest is excessive in relation to the value of the security to be afforded thereby or is not commercially practical; (vi) letter of credit rights not constituting supporting obligations and (vii) any other property or assets in which, pursuant to the terms and conditions of any Credit Document, the security interest of the Security Documents need not be perfected, provided always that Excluded Perfection Assets shall not include any asset included in any Borrowing Base.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Administrative Borrower), the cost or other consequences (including any adverse tax consequences) of providing a pledge of which shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, and (iii) in the case of Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by Parent and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law), (B) any Contractual Requirement or other contract, agreement or instrument or indenture, prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (I) such other party is Parent or a wholly-owned Subsidiary or (II) such consent has been obtained and is in effect (it being understood that the foregoing shall not be deemed to obligate Parent or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or other contract, agreement or instrument or indenture, or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than Parent or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law).

“Excluded Swap Obligations” shall mean, with respect to any Swap Guarantor, any Swap Obligation if, and to the extent that, all or a portion of any guaranty of such Swap Guarantor of, or the grant by such Swap Guarantor of a security interest to secure, such Swap Obligations (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Swap Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.10, any other keepwell, support, or other agreement for the benefit of such Swap Guarantor and any and all guarantees of such Swap Guarantor’s Swap Obligations by other Credit Parties) at the time the guaranty or grant of security interest of such Swap Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Swap Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean the following taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) tax imposed on or measured by net income (however denominated), franchise taxes, branch profits or similar taxes (imposed or measured by overall gross receipts) imposed on such Recipient by the jurisdiction under the laws of which such Recipient is organized or is resident for tax purposes or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any FATCA Deduction; (c) any Bank Levy; (d) any Tax Deduction on account of Tax imposed by a Credit Party Taxing Jurisdiction, if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any Tax Authority; (e) Taxes attributable to the relevant Lender’s failure to comply with Section 4.5(f); and (f) with respect to the French Borrower, any Tax Deduction on account of Tax imposed by France solely because a payment is made to a bank account opened in the name of, or for the benefit of, that Recipient in a financial institution located in a Non-Cooperative Jurisdiction.

“Existing Indebtedness” means the Indebtedness of the Obligors and Borrower Subsidiaries set out in Schedule 9.1.

“Extension” shall have the meaning provided in Section 2.13(a).

“Extension Offer” shall have the meaning provided in Section 2.13(a).

“Extended Revolving Commitment” shall have the meaning provided in Section 2.13(a).

“Extending Revolving Lender” shall have the meaning provided in Section 2.13(a).

“Facility” means individually and collectively the French Facility and the European Facility.

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any amended or successor provision which is substantively comparable thereto (and not materially more onerous to comply with) or any associated regulations or other official guidance;

(b) any treaty, law, agreement (including any intergovernmental agreement), regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Credit Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Secured Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the U.K.’s Pensions Act 2004.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Credit Party or Administrative Borrower (as the case may be) or any other person performing similar duties as the foregoing (including any director acting in such capacity).

“Floating Charge Account” has the meaning given to that term in the English Collateral Document.

“French Bank Account Pledge Agreement” means the bank account pledge agreement to be entered into between the French Borrower and the Collateral Agent in relation to the Collection Accounts of the French Borrower.

“French Borrower” means Univar S.A.S., a company incorporated in France with the companies registry of Creteil under number 562 071 423 17 avenue Louison Bobet, 94120, Fontenay-sous-Bois, France.

“French Borrowing Base” means 85% of the French Borrower’s Eligible Accounts at such time minus Reserves.

“French Borrowing Limits” has the meaning ascribed to it in Section 2.1(b).

“French Collateral Documents” means the French Bank Account Pledge, the French Master Receivables Assignment Agreement, the French Pledge on Inventory and any other document governed by the laws of France containing Liens of any Credit Party securing the Obligations, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“French Credit Exposure” means, as to any French Lender at any time, the sum of (a) such French Lender’s French Revolving Exposure, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding to the French Borrower.

“French Facility” has the meaning ascribed to it in Section 2.1(b).

“French Lender” means the Persons listed as having a “French Revolving Commitment” on the Commitment Schedule and any other Person that shall have become a French Lender hereunder pursuant to Section 2.12, an Assignment Agreement or a Transfer Certificate, other than any such Person that ceases to be a French Lender hereunder pursuant to an Assignment Agreement or a Transfer Certificate, provided that any French Lender shall qualify as a French Qualifying Lender.

“French Master Receivables Assignment Agreement” means the master assignment agreement to be entered into between the French Borrower, the Collateral Agent and the French Lenders in relation to the Accounts of the French Borrower (including any assignment schedules relating thereto executed by the French Borrower).

“French Obligations” means all unpaid principal of and accrued and unpaid interest on the French Loans, all LC Exposure of the French Lenders, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness of the French Borrower (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the French Borrower to any of the French Lenders, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Credit Documents or in respect of any of the French Loans made or reimbursement or other obligations incurred or any of the Letters of Credit issued for the benefit of the French Borrower or other instruments at any time evidencing any thereof.

“French Pledge on Inventory” means the inventory pledge agreement to be entered into between the French Borrower, the Collateral Agent and the French Lenders in relation to the Inventory of the French Borrower.

“French Qualifying Lender” means (i) a credit institution (établissement de crédit) licensed for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution carries out in France only those credit transactions which it is authorized to carry out in the state in which its registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authority of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant French authorities have been notified in advance by the relevant Governmental Authorities of such state; provided, that such financial institution carries out in France only those credit transactions which it is authorized to carry out in the state in which its registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Qualifying Letter of Credit Issuer” means (i) a credit institution (établissement de crédit) licensed by the relevant Governmental Authorities of France for the purpose of providing to customers or administering means of payment (mise à la disposition ou gestion de moyens de paiement) and for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution provides to customers in France or administers only those means of payment or carries out only those credit transactions which it is authorized to provide or administer in the state in which its registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authorities of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such financial institution provides to customers in France or administers only those means of payment or carries out only those credit transactions which it is authorized to provide or administer in the state in which its registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Required Lenders” means, at any time, French Lenders (other than Defaulting Lenders) having French Credit Exposures and unused French Revolving Commitments representing at least 50.1% of the sum of the Aggregate French Credit Exposure and unused French Revolving Commitments at such time; provided that, as long as there are only two French Lenders, French Required Lenders shall mean both French Lenders.

“French Revolving Commitments” means the Revolving Commitments of the French Lenders only. The initial amount of each French Lender’s French Revolving Commitment is set out on the Commitment Schedule or in the Assignment Agreement or Transfer Certificate (as applicable) pursuant to which such French Lender shall have assumed its French Revolving Commitment. The initial aggregate amount of the French Lenders’ French Revolving Commitment is €60,000,000.

“French Revolving Exposure” means the Revolving Exposure of the French Lenders only.

“French Revolving Loan” means a Loan made under the French Facility.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Account” has the meaning given to that term in Section 5.1(h).

“GAAP” shall mean (a) generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 9, the Lenders and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Credit Parties after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 9 shall be calculated as if no such change in GAAP has occurred; provided further, that for purposes of determining compliance with any financial test or basket under this Agreement, any change in GAAP following the Closing Date with respect to whether a lease is required to be capitalized or operating shall be disregarded for all purposes.

“German Borrower” means Univar GmbH, a limited liability company (GmbH) incorporated in Germany and registered with the commercial register (Handelsregisier) of the local court (Amtsgericht) of Essen under registration number HRB 4095.

“German Borrowing Base” means, at any time 85% of the German Borrower’s Eligible Accounts at such time minus Reserves.

“German Collateral” has the meaning assigned to such term in Section 11.21.

“German Collateral Documents” means each pledge agreement, security assignment agreement, security transfer agreement, security purpose agreement or other agreement that is entered into by any German Credit Party in favour of the Collateral Agent, and any other pledge agreement, security assignment agreement, security transfer agreement, security purpose agreement or other agreement entered into by a Credit Party granting a security interest in favour of the Collateral Agent that is governed by the laws of Germany, in each case, in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“German Credit Parties” means, collectively the German Borrower and any Credit Party that (i) is organized under the laws of Germany, and/or (ii) becomes a party to a German Collateral Document (other than the Collateral Agent) or any other collateral agreement.

“German Guarantor” has the meaning ascribed to it in Section 13.12(a).

“German Insolvency Event” means:

(a) a German Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, generally suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, generally commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung), the impending inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity, or

(c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) has been filed based on section 17 to section 19 of the German Insolvency Code

(Insolvenzordnung).

“German Parallel Debt” has the meaning given to that term in Section 12.19.

“German Relevant Entity” means any German Credit Party or any Credit Party capable of becoming subject to insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof (whether state, provincial or local), the European Central Bank, the Council of Ministers of the European Union, and any entity or authority (including any European supranational body) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Group” means the Parent and its subsidiaries from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include any endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” means the Obligations guaranteed pursuant to the Loan Guaranty.

“Guarantor” shall mean (i) each Day One Borrower, each Post Closing Borrower (other than the Belgian Borrower) and the Parent.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements.

“Hedge Bank” shall mean any Person that either (x) at the time it enters into a Hedge Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of Parent as of December 31, 2012 and the audited consolidated statements of income, stockholders’ equity and cash flows of Parent for each of the fiscal years in the three year period ending on December 31, 2012, in the form provided to the Lenders.

“HMRC DT Treaty Passport Scheme” means HM Revenue & Customs’ Double Taxation Treaty Passport scheme.

“IBOR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the IBO Rate.

“IBO Rate” shall mean an interest rate per annum equal to (i) with respect to any IBOR Loan in Sterling, Euros or Dollars for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Sterling, Euros or Dollars), (ii) with respect to any IBOR Loan in Danish Krone for any applicable Interest Period, Copenhagen interbank offered rate administered by the Danish Bankers’ Association (or any other Person that takes over the administration of that rate for Danish Krone), (iii) with respect to any IBOR Loan in Norwegian Krone for any applicable Interest Period, Norwegian interbank offered rate administered by the Finance Norway (or any other Person that takes over the administration of that rate for Norwegian Krone), (iv) with respect to any IBOR Loan in Swedish Krona for any applicable Interest Period, Stockholm interbank offered rate administered by the Swedish

Bankers’ Association (or any other Person that takes over the administration of that rate for Swedish Krone) and, (v) with respect to any IBOR Loan in Swiss Francs for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Swiss Francs), in each case for a period equal in length to such Interest Period as displayed on the relevant Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time (the “Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days (or the same Business Day for Sterling) prior to the commencement of such Interest Period; provided that, if the Screen Rate for an Approved Currency shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the IBO Rate for that Approved Currency shall be the Interpolated Rate at such time, subject to Section 2.10 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error) provided that, if any IBO Rate or Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Impacted Interest Period” shall have the meaning provided in the definition of “IBO Rate”.

“Increasing Lender” shall have the meaning provided in Section 2.12(c).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) the principal component of all Capitalized Lease Obligations of such Person with respect to obligations of another Person of a type described in one of the foregoing clauses, (f) all obligations of such Person under Hedge Agreements, (g) all obligations of such Person in respect of Disqualified Equity Interests and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business and not past due by more than 270 days or being disputed in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 12.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than Excluded Taxes.

“Indemnitees” shall have the meaning provided in Section 12.5.

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.9.

“Interest Payment Date” means (i) with respect to any IBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a IBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date and (ii) with respect to any Swingline Loan, the end of each calendar month.

“Interest Period” shall mean, with respect to the Borrowing of any IBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Approved Currency and for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the relevant Screen Rate for the longest period (for which the relevant Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the relevant Screen Rate for the shortest period (for which the relevant Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the relevant Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Inventory” means all inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used or consumed in its business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents (or any other capital contribution), bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any guarantee of, or other contingent obligation with respect to, any obligations of another Person; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by a Credit Party or any Borrower Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Borrower Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit C.

“Judgment Currency” shall have the meaning provided in Section 12.17.

“Junior Indebtedness” shall have the meaning provided in Section 9.7(a).

“LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).

“LC Disbursement” means any payment made by a Letter of Credit Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a lender having notified the Administrative Agent and/or any Borrower that it does not intend to comply with the obligations under Section 2.1 or (c) a Lender becoming the subject of a Bankruptcy Event.

“Lender Presentation” means the information presented to prospective Lenders on 21 January 2014.

“Lenders” means the Persons listed on the Commitment Schedule as French Lenders and/or European Lenders and any other Person that shall have become a Lender hereunder pursuant to Section 2.12, an Assignment Agreement or a Transfer Certificate, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment Agreement or a Transfer Certificate. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Letter of Credit Issuers.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Fee” shall have the meaning specified in Section 3.3.

“Letter of Credit Issuer” means each of JPMorgan Chase Bank, N.A. (with respect to Letters of Credit issued to European Borrowers), JP Morgan Europe Limited (with respect to Letters of Credit issued to the French Borrower) and Bank of America Merrill Lynch International Limited in each case in its capacity as the issuer of Letters of Credit hereunder and their respective successor in such capacity as provided in Section 2.6(i). Each Letter of Credit Issuer providing Letters of Credit to the French Borrower shall at all times be a French Qualifying Letter of Credit Issuer. Each Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (provided that such Affiliate, if issuing a Letter of Credit for the French Borrower, shall qualify as a French Qualifying Letter of Credit Issuer) in which case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Letter of Credit Issuer shall, or shall cause such Affiliate to company with the requirements of Section 2.6 with respect to such Letter of Credit).

“Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all amounts drawn under the Letters of Credit, including all Letter of Credit Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, or any other arrangement having a similar effect (b) the interest of a vendor, supplier or a lessor under any conditional sale agreement, extended retention of title), capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Guaranty” means Section 13 of this Agreement.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Losses” means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

“Management Agreements” shall mean, collectively, any agreement entered into by any Sponsor from time to time, primarily providing for or relating to any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities with respect to the Parent and its Subsidiaries or any direct or indirect parent company of the Parent, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Management Notification” has the meaning ascribed to it in Section 13.12(c).

“Material Adverse Effect” means any circumstance or condition affecting the business, assets, operations, properties or financial condition of the Company and the other Credit Parties (taken as a whole) that would materially adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform any of their obligations under the Credit Documents or (b) the rights of or benefits available to the Administrative Agent, the Collateral Agent and/or the Lenders under any Credit Document.

“Material Subsidiary” shall mean, at any date of determination, one or more Borrower Subsidiaries as to which a specified condition exists, that have, in the aggregate, (a) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 8.1 Financials have been delivered accounting for 5% or more of the Consolidated Total Assets of Parent and its Subsidiaries at such date or (b) revenues during such Test Period accounting for 5% or more of the consolidated revenues of Parent and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the date that is five years after the Closing Date (or if such date is not a Business Day, the preceding Business Day).

“Minimum Extension Condition” shall have the meaning provided in Section 2.13(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA (i) to which Parent, any Subsidiary or ERISA Affiliate is then making or has an obligation to make contributions or (ii) to which Parent or any Subsidiary has or would reasonably expect to incur liability (including on account of its ERISA Affiliates). For the avoidance of doubt, “Multiemployer Plan” does not include any Foreign Plan.

“Net Orderly Liquidation Value” shall mean, with respect to the Eligible Inventory of a Day One Borrower (other than the French Borrower) at any time, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of such Day One Borrower’s Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“New Lender” shall have the meaning provided in Section 2.12(c).

“Non-Consenting Lender” shall have the meaning provided in Section 12.7(b).

“Non-Cooperative Jurisdiction” shall mean a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French Code Général des Impôts, as such list may be amended from time to time.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Credit Parties arising under any Credit Document and all debts, liabilities, obligations, covenants and duties of any Credit Party under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including any Parallel Debt obligation) and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligors” means the Day One Borrowers and the Post Closing Borrowers and “Obligor” means any of them.

“Other Taxes” means all present or future stamp, registration, documentary, filing or similar Taxes that arise from any payment made under or in respect of, or required to be made under or in respect of, this Agreement or any other Credit Document or from the execution, delivery, enforcement or registration of, this Agreement or any Credit Document.

“Outstanding Amount” shall mean (i) with respect to Loans on any date, the Euro Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit Obligations on any date, the Euro Equivalent amount of the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any issuance of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of any drawings under Letters of Credit on such date.

“Overnight IBO Rate” shall mean, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16th of 1%) at which overnight deposits in Euro, Sterling, Dollars, Danish Krone, Norwegian Krona and Swiss Francs (as the case may be) in an amount approximately equal to the amount with respect to which such rate is being determined for such day by a branch or affiliate of Chase in the London (or other applicable) interbank market for such currency in the London or other interbank market.

“Parallel Debt” means the Dutch and Belgian Parallel Debt and the German Parallel Debt.

“Parent” shall mean Univar Inc., a Delaware corporation.

“Parent Entity” shall mean any company (at the time it is designated a Parent Entity by Parent) whose only assets are the Stock and Stock Equivalents of Parent (or one or more other Parent Entities) and assets incidental to such ownership and its existence; provided that such Parent Entity shall cease to be a “Parent Entity” at such time as such Parent Entity ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of Parent. It being understood that as of the Closing Date, Parent has not designated any Parent Entity.

“Parent Subsidiaries” has the meaning provided in Section 9.1(b).

“Participant” shall have the meaning provided in Section 12.6(c).

“Participant Register” shall have the meaning provided in Section 12.6(c).

“Participating Member States” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 12.16.

“Payment Conditions” will be satisfied in the event that, after giving Pro Forma Effect to any specified action occurring on such date (without double counting), either:

(i) Aggregate Availability will be greater than the greater of (A) 20% of the Aggregate Borrowing Base and (B) €35,000,000; or

(ii) in the event that limb (i) of this definition is not satisfied, both (A) Aggregate Availability will be greater than the greater of (x) 12.5% of the Aggregate Borrowing Base and (y) €20,000,000 and (B) the Consolidated Fixed Charge Coverage Ratio will be at least 1.00 to 1.00.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is established, maintained or contributed to by any Credit Party or any of its Subsidiaries or Affiliates in respect of which any Credit Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Permitted Acquisition” means any Acquisition in a transaction that satisfies each of the following requirements:

(a) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Credit Documents is true and correct (except any such representation or warranty which relates to a specified prior date) and no Default exists, will exist, or would result therefrom;

(b) if such Acquisition involves a merger or a consolidation involving an Obligor or any other Credit Party, such Obligor or Credit Party shall be the surviving entity;

(c) no Obligor shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect; and

(d) both immediately prior to and after the Acquisition, on a Pro Forma Basis, the Payment Conditions are satisfied.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or province or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody’s;

(c) commercial paper maturing no more than 24 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(d) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by any bank having combined capital and surplus of not less than €500,000,000;

(e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any Lender or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than €250,000,000 (or the Dollar equivalent as of the date of determination) in the case of U.S. banks and €100,000,000 (or the equivalent in any applicable currency) in the case of non-U.S. banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(j) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (i) above; and

(k) in the case of Investments by any Borrower Subsidiary, other customarily utilized high-quality Investments in the country where such Borrower Subsidiary is located or operates.

“Permitted Investors” shall mean (a) the Sponsor, (b) any Person making an Investment in Parent (directly or indirectly) concurrently with the Sponsor on or following the Closing Date, and (c) any Person who is an officer or director or otherwise a member of management of Parent (or any of its direct or indirect parent companies) or any of its subsidiaries; provided that in no event shall the Sponsor own a lesser percentage of voting stock of (x) so long as Parent is a Subsidiary of any Parent Entity, such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) and (y) if Parent is not a Subsidiary of any Parent Entity, Parent than any other person or group referred to in clauses (b) or (c).

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(b) Liens in respect of property or assets of Parent or any of the Subsidiaries imposed by law, such as carriers’, materialmen’s, repairmen’s, construction, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) zoning, building codes and other land use laws regulating the use or occupancy of the real property owned by Parent and its Subsidiaries, or the activities conducted thereon, which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of Parent and its Subsidiaries, or any violation of which would not have a Material Adverse Effect;

(d) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 10.10;

(e) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(f) ground leases in respect of Real Estate on which facilities owned or leased by Parent or any of its Subsidiaries are located;

(g) minor survey exceptions, minor encumbrances, servitudes, easements, rights-of- way, covenants, conditions and restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;

(h) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods the purchase price of which is financed by a documentary letter of credit or in respect of bankers’ acceptances in each case issued or created for the account of Parent or any of its Subsidiaries, provided that such Lien secures only the obligations of Parent or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 9.1;

(k) leases or subleases granted to others not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;

(l) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by Parent or any of its Subsidiaries;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Credit Parties and the Borrower Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(o) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or which written notice has not been duly given in accordance with applicable law or which, although filed or registered, relate to obligations not due or delinquent;

(p) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(q) security deposits to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Obligors;

(r) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Obligor;

(s) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of any Obligor under Environmental Laws to which any assets of such Obligor is subject;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(u) restrictions permitted by Section 9.11.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, unlimited liability company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA, maintained or contributed to by Parent, its Subsidiaries or any ERISA Affiliate or with respect to which Parent, or any of its Subsidiaries have or would reasonably expect to incur liability (including on account of its ERISA Affiliates). For the avoidance of doubt, “Plan” does not include any Foreign Plans.

“Platform” shall have the meaning provided in Section 12.15(c).

“Pooled Borrowing Base” means the sum of the Dutch Borrowing Base and the English Borrowing Base.

“Pooled Borrowing Base Availability” means the positive amount, if any, by which (a) the Pooled Borrowing Base exceeds (b) the sum of (i) the European Revolving Exposure of all the European Lenders to the Dutch Borrowers and English Borrower, (ii) the amount by which the European Revolving Exposure of the European Lenders to the Belgian Borrower exceeds the Belgian Borrowing Base, (iii) the amount by which the European Revolving Exposure of the European Lenders to the German Borrower exceeds the German Borrowing Base, and (iv) the amount by which the European Exposure of the European Lenders to the Swiss Borrower exceeds the Swiss Borrowing Base.

“Post-Acquisition Period” shall mean, with respect to any acquisition, the period beginning on the date such acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“Post Closing Borrower” means individually and collectively the Belgian Borrower, the German Borrower, the Swiss Borrower and Univar Zwijndrecht N.V., a company incorporated in the Netherlands with company number 23007175.

“Priority Payables Reserve” means reserves for amounts which rank or are capable of ranking in priority to or pari passu with the Liens granted to the Administrative Agent to secure the Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Primary Obligor” shall have the meaning provided in the definition of “Guarantee Obligations”.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to (i) the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the relevant Applicable Entities, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, as a result of adjustments that are factually supportable as determined by the Administrative Borrower in its reasonable discretion and set forth on the Pro Forma Adjustment Certificate and (ii) the calculation of Availability, the inclusion of any Eligible Accounts or Eligible Inventory acquired by an Obligor in connection with any Acquired Entity or Business.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of Parent delivered pursuant to Section 8.1(n).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder for any Test Period, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such Test Period: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of Parent or any division, product line, or facility used for operations of Parent or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Investment described in the definition of “Specified Transaction” shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by a Credit Party or any of the Borrower Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are factually supportable.

“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA”.

“Progress Billing” shall mean any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the Borrower’s completion of any further performance under the contract or agreement.

“Pro Rata Share” shall mean, with respect to a Revolving Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment (or its Commitment in the relevant Facility) and the denominator of which is the sum of the amounts of all of the Revolving Lenders’ Revolving Commitments (or if the Revolving Commitments have been terminated, such percentage as most recently in effect prior to such termination and after giving effect to subsequent assignments) (or their Commitment in the relevant Facility).

“Public Lender” shall have the meaning provided in Section 12.15(c).

“Protective Advances” has the meaning assigned to such term in Section 2.4.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 (or its equivalent in another currency or other currencies) at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” shall mean any Stock or Stock Equivalent of an Applicable Entity that does not constitute a Disqualified Equity Interest.

“Qualified IPO” shall mean the issuance by the Company or any holding company of the Company of its common Stock or Stock Equivalents or the sale of such common Stock or Stock Equivalents by the holders thereof, in either case, in an underwritten primary public offering, floatation or other offering on any recognized investment exchange (as that term is used in the U.K.’s Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.

“Qualifying Lender” means, in relation to a payment made by a Credit Party under a Credit Document, a Lender which is beneficially entitled to interest payable to that Lender under that Credit Document and which:

(a) fulfils the conditions applicable to that Lender imposed by the domestic law of the relevant Credit Party Taxing Jurisdiction in order for a payment of interest not to be subject to (or, as the case may be, to be exempt from) any Tax Deduction; or

(b) is a Treaty Lender.

“Real Estate” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender and (d) the Letter of Credit Issuers, or any combination thereof (as the context requires).

“Register” shall have the meaning provided in Section 12.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Materials in, into, onto or through the environment.

“Repeating Representations” means each of the representations set out in Sections 7.1, 7.5 to 7.7, 7.9 to 7.17 and 7.19 to 7.22.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Aggregate Credit Exposures and unused Commitments representing at least 50.1% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserves” shall mean reserves that limit the availability of credit hereunder, consisting of reserves against the Borrowing Base, established by the Administrative Agent from time to time in the Administrative Agent’s Permitted Discretion, reasonably consistent with the Administrative Agent’s practices with similarly situated borrowers and proportionate, in the Administrative Agent’s Permitted Discretion to the credit risk associated with the relevant risk or event; without duplication, and in each case to the extent not already taken into account in the calculation of the Borrowing Base. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent’s Permitted Discretion (but the Administrative Agent shall not be required to utilize such reserve): (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest then due on the Obligations, (c) reserves for rent at a leased, warehouse or bailment location for which the Administrative Agent has not received a collateral access or similar agreement, which reserve shall be in an amount equal to the lesser of (i) 3 months’ rent or (ii) Availability provided by the Eligible Inventory at such location, and reserves for other statutory liens (including, without limitation, for liens arising from the nonpayment of claims or demands when due permitted in clause (b) of the defined term Permitted Liens), (d) Inventory shrinkage reserves and Inventory cost test reserves, (e) reserves for taxes, assessments, charges and other governmental levies which are delinquent, where the Person holding such claim has a perfected security interest in the Collateral and (f) customs and frequent charges relating to transportation of Inventory, (g) an amount equal to the product of (i) the excess, if any, of (x) the percentage amount, determined by the Administrative Agent in its Permitted Discretion as of the Closing Date and adjusted for each field audit examination hereunder, equal to (A) the aggregate amount of discounts, credits, rebates, adjustments, returns, writedowns, writeoffs and other reductions in the aggregate amount collected by the Borrowers in respect of Accounts during the period of four fiscal quarters most recently ended, divided by (B) the aggregate amount of Eligible Accounts during the period of four fiscal quarters most recently ended (y) 5.0%, multiplied by (ii) the aggregate amount of Eligible Accounts as of such date, (h) reserves for VAT, (i) Priority Payable Reserves, (j) reserves for the prescribed part of an English Borrower’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the U.K.’s Insolvency Act 1986, as amended, reserves with respect to liabilities of an English Borrower which constitute preferential debts pursuant to Section 386 of the U.K.’s Insolvency Act 1986, as amended, (k) reserves for extended or extendible retention of title over Accounts, (l) reserves for fees payable to an insolvency administrator pursuant to Sec. 171 of the German Insolvency Code (or relevant successor provisions), (m) reserves for mandatory pension contributions (whether mandatory by law, by agreement or otherwise) and (n) Treasury Bank Overdraft Facility Reserves.

“Restricted Lender List” means the Persons to be agreed between the Parent and the Administrative Agent from time to time.

“Restricted Payments” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalents of an Obligor or any Borrower Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock or Stock Equivalents.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.12 and (b) assignments or transfers by or to such Lender pursuant to Section 12.6. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment Agreement or Transfer Certificate (as applicable) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is €200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Facilities” means the European Facility and the French Facility.

“Revolving Loan” means, as the context may require, a European Revolving Loan and a French Revolving Loan.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or an outstanding Revolving Loan, Swingline Loan or Protective Advance.

“RoT Supplier” means any supplier of goods to the French Borrower, the terms in relation to whom contain retention of title (réserve de propriété) or extended retention of title provisions.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by a Credit Party or any of the Borrower Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by a Credit Party or such Borrower Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” shall have the meaning provided in the definition of “IBO Rate”.

“Section 8.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 8.1(k).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Parent (or any direct or indirect parent company of Parent) or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Parent or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” means the Obligations, provided however that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for the purposes of determining any obligations of any Guarantor.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender, each Letter of Credit Issuer, each Hedge Bank (to the extent the party to any Secured Hedge Agreement), each Cash Management Bank (to the extent the party to any Secured Cash Management Agreement), each sub-agent pursuant to Section 11 appointed by the Administrative Agent, the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, and the successors and assigns of each of the foregoing.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Documents” means, collectively, the Belgian Collateral Documents, the Dutch Collateral Documents, the English Collateral Documents, the French Collateral Documents, the German Collateral Documents, the Spanish Collateral Documents and the Swiss Collateral Documents and any other agreement, instrument or document which creates or evidences Liens to secure the Secured Obligations.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, that (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) in the case of any Person organized other than under the laws of the United States, the District of Columbia or any State of the United States, such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed by the Obligors as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Spanish Collateral Documents” means the pledge over bank accounts to be entered into between the Company and the Collateral Agent (including its schedules and annexes) and any other document containing liens of any Credit Party securing the Obligations governed by the laws of Spain, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 13.10).

“Specified Equity Contribution” means cash equity contributions made directly or indirectly to any Borrower as cash equity after the Closing Date and on or prior to the day on which any Borrowing hereunder is requested when a Covenant Compliance Event has occurred, which equity contribution is to be used to prepay the Facility in order to ensure that the Covenant Compliance Event ceases to occur.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness (including the Loans and other than incurrences and repayments of Indebtedness under working capital facilities in the ordinary course of business or intercompany Indebtedness or Investment), Restricted Payment, Subsidiary designation or other event that involves aggregate consideration in excess of €10,000,000 or that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean, one or more of, (a) CVC and its Affiliates, (b) the CD&R Group, and (c) any collective investment vehicle sponsored, advised or managed by any of CVC and its Affiliates and any investment vehicle sponsored, advised or managed by the CD&R Group, but excluding portfolio companies of any such vehicle.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” or “£” shall mean lawful currency of the United Kingdom.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean any Indebtedness of any Credit Party or Borrower Subsidiary that is by its terms subordinated in right of payment to the Obligations of such Credit Party or Borrower Subsidiary, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person (i) directly or indirectly through Subsidiaries owns or controls more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partner interests and (ii) is a controlling general partner or otherwise controls such entity at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall include a subsidiary within the meaning of section 1159 of the U.K.’s Companies Act 2006.

“Successor Borrower” shall have the meaning provided in Section 9.3(a).

“Swap Guarantor” shall mean (i) any Obligor and (ii) with respect to the payment and performance by each Obligor of its grant of security interest with respect to all Obligations with respect to Swap Obligations, the Parent.

“Swap Obligations” shall mean, with respect to any Swap Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section la(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means each of JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans to the European Borrowers and J.P. Morgan Securities PLC in its capacity as lender of Swingline Loans to the French Borrower, provided that any Swingline Lender making a Swingline Loan to the French Borrower shall be a French Qualifying Lender. Any consent required of the Administrative Agent or the Letter of Credit Issuers shall be deemed to be required of the Swingline Lenders and any consent given by J.P. Morgan Europe Limited in its capacity as Administrative Agent or Letter of Credit Issuer shall be deemed given by each of JPMorgan Chase Bank, N.A. and J.P. Morgan Securities PLC in their capacities as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.5(a).

“Swiss Borrower” means Univar AG, a company incorporated in Zurich, Switzerland with company number CH-020.3.923.168-6.

“Swiss Borrowing Base” means, at any time 85% of the Swiss Borrower’s Eligible Accounts at such time minus Reserves.

“Swiss Collateral Documents” means the assignment agreement for security purposes to be entered into between the Swiss Borrower and the Collateral Agent including its schedules and annexes, and any other document containing Liens of any Credit Party securing the Obligations governed by the laws of Switzerland, in each case in form and substance satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” shall mean any Guarantor incorporated in Switzerland.

“Swiss Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 (S- 02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), the guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), the guideline “Bonds” of April 1999 (S-02.122.1) (Merkblatt “Obligationen” vom April 1999), the circular letter No. 34 “Customer Credit Balances” of 26 July 2011 (1-034-V-2011) (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), all as issued, and as amended from time to time, by the Swiss Federal Tax Administration.

“Swiss Insolvency Event” means any one or more of the following with respect to the Swiss Borrower: it is deemed unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts or insolvent (zahlungsunfähig) under applicable law, (ii) does cease or suspend making payments on any of its debts or announces any intention to do so (or is so deemed for the purposes of any law applicable to it), (iii) is deemed to be over indebted (überschuldet) within the meanings of article 817 and/or article 725(2) of the Swiss Code of Obligations, unless creditors (other than the Lenders or any of them) of such Swiss Borrower have to the extent of any over-indebtedness or insufficient coverage subordinated their claims to those of any other creditors, (iv) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (v) is subject to a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) or because of other reasons or subject to a provisionary or definitive moratorium or debt restructuring proceedings all as according to the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs). In relation to the Swiss Borrower a corporate action, legal proceeding or other procedure or step; or any creditors’ process has been taken or, to the knowledge of any Credit Party, threatened to be taken in relation to the Swiss Borrower.

“Swiss Loan” means a Loan made to a Swiss Borrower.

“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a financial institution acting on its own account which:

(a) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, or with respect to a branch, pursuant to the banking laws in force in the jurisdiction where such branch is situated;

(b) carries on a true banking activity in such jurisdiction as its main purpose, and

(c) has personnel, premises, communication devices and decision-making authority of its own, in each case, in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors of the Swiss Borrower under a Swiss Loan which are Swiss Non-Qualifying Banks must not exceed ten (10), all in accordance with the meaning of the Swiss Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), loans, facilities and/or private placements) must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines, and being understood that the Swiss Borrower shall assume that the aggregate number of Lenders which are Swiss Non-Qualifying Banks is five (5).

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“TARGET2 Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Tax Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof (whether state, provincial or local) and any entity or authority (including any European supranational body) anywhere in the world exercising a fiscal, revenue, customs or excise function (including without limitation, HM Revenue and Customs).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Credit Document.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), or other similar charges imposed by any Tax Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing, and references to “Tax” shall be construed accordingly.

“Termination Date” shall mean (i) the date on which all Commitments shall have terminated, no Loans shall be outstanding and the Letter of Credit Obligations outstanding shall have been reduced to zero, returned or cash collateralized on terms satisfactory to the applicable Letter of Credit Issuer(s).

“Test Period” means, for any determination under this Agreement, the most recent four consecutive fiscal quarters of the Parent then last ended for which quarterly financial statements have been provided pursuant to Section 8.1.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of all Lenders.

“Transactions” shall mean the execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents, the borrowing of the Revolving Loans and other use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transfer Certificate” means a certificate substantially in the form set out in Exhibit A-2 or any other form agreed between the Administrative Agent and the Administrative Borrower.

“Transferee” shall have the meaning provided in Section 12.6(f).

“Treasury Bank Overdraft Facility” means an overdraft facility, in a maximum available amount not exceeding €10,000,000, and held with the Obligors’ main treasury bank from time to time, being Bank of America, N.A. at the Closing Date).

“Treasury Bank Overdraft Facility Reserve” means a reserve which the Administrative Agent from time to time establishes equal to the maximum available amount of the Treasury Bank Overdraft Facility.

“Treaty Lender” means, in relation to a payment made by a Credit Party under a Credit Document, a Lender which:

(i) is treated as resident of a Treaty State for the purposes of the relevant Treaty;

(ii) does not carry on business in the relevant Credit Party’s Credit Party Taxing Jurisdiction through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected, or in the case of the double taxation convention between the United Kingdom and the United States of America signed 24 July 2001 (as amended), through a permanent establishment to which interest arising from that Lender’s participation in the relevant Loan is attributable; and

(iii) fulfils any other conditions applicable to that Lender which must be fulfilled under the Treaty in order to obtain exemption from Tax imposed on interest payments due by that Credit Party under a Credit Document, subject to completing the applicable procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the relevant Credit Party Taxing Jurisdiction (the “Treaty”) which makes provision for full exemption from Tax imposed by that Credit Party Taxing Jurisdiction on payments of interest.

“Trigger Date” means any date upon which the Consolidated EBITDA of the Day One Borrowers, the Post Closing Borrowers and the Distribution Principals collectively comprise:

(a) with respect to the period prior to and including 31 December 2014, less than 70% of the Consolidated EBITDA of the EMEA Segment; and

(b) with respect to each period from and excluding 31 December 2014, less than 75% of the Consolidated EBITDA of the EMEA Segment.

“UCC” shall mean the Uniform Commercial Code in effect from time to time in New York; provided that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.K.” or “United Kingdom” means the United Kingdom of Great Britain.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, using the actuarial assumptions and methods specified in the most recent actuarial report for such Plan, exceeds the fair market value of the assets allocable thereto.

“Unused Line Fee” shall have the meaning set forth in Section 3.2.

“U.S. Tax Obligor” means:

(a) a Borrower which is resident for tax purposes in the United States of America; or

(b) an Obligor some or all of whose payments under the Credit Documents are from sources within the United State for US federal income tax purposes.

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The “Administrative Agent”, a “Borrower”, an “Obligor”, the “Collateral Agent”, a “Credit Party”, a “Guarantor”, a “Joint Bookrunner”, any “Lender”, the “Parent”, the “Sole Lead Arranger”, any “Secured Party” , the “Syndication Agent” or any other person shall be construed so as to include its successors in the title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Credit Documents and, in the case of the Collateral Agent, any person for the time being appointed as an Additional Collateral Agent or Additional Collateral Agents in accordance with the Credit Documents.

(b) A “Credit Document” or any other agreement or instrument is a reference to that Credit Document or other agreement or instrument as amended, novated, supplemented, extended or restated.

(c) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(d) The words “herein”, “hereto”, “hereof’ and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(e) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(f) The term “including” is by way of example and not limitation.

(g) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(j) Any deduction of Reserves in any definition herein shall be without duplication.

(k) A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs (or has occurred following such Test Period and prior to the date of determination), the Consolidated Fixed Charge Coverage Ratio and each Borrowing Base shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4. Rounding. Any financial ratios required to be maintained by Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws. Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law. References in this Agreement, in respect of any Credit Party incorporated in France, to (a) “control” includes such term as defined in articles L.233-3 I and II of the French Commercial Code, as amended, and (b) a “Subsidiary” includes any entity of which a relevant Person has direct or indirect control (as defined in article L.233-3 I and II of the French Commercial Code), as amended.

1.6. Exchange Rates.

(a) When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Defaults under the Credit Documents, the equivalent to an amount in Euro shall be calculated at the Spot Rate as at the date of the incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b) No Event of Default or breach of any representation and warranty or undertaking under the Credit Documents shall arise merely as a result of a subsequent change in the Euro equivalent of any relevant amount due to fluctuations in exchange rates.

1.7. Additional Alternative Currencies.

(a) The Borrowers may from time to time request that IBOR Loans be made and/or Letters of Credit be issued under the Revolving Facility in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is a lawful currency (other than Euros) that is readily available and freely transferable and convertible into Euros. In the case of any such request with respect to the making of IBOR Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit under the Revolving Facility, such request shall be subject to the approval of the Administrative Agent and Letter of Credit Issuers.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a. m., twenty Business Days prior to the date of the desired borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Letter of Credit Issuer, in its or their sole discretion). In the case of any such request pertaining to IBOR Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Letter of Credit Issuer thereof. Each applicable Lender (in the case of any such request pertaining to IBOR Loans) or the applicable Letter of Credit Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the making of IBOR Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by any applicable Lender or Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Lender or such Letter of Credit Issuer, as the case may be, to permit IBOR Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all applicable Lenders consent to making IBOR Loans in such requested currency, the Administrative Agent shall so notify the Administrative Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency under the applicable facility hereunder for purposes of any borrowing of IBOR Loans; and if the Administrative Agent and relevant Letter of Credit Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Administrative Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent of all applicable Lenders to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Administrative Borrower.

1.8. Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any IBOR Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such IBOR Loan, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.9. Currency Translations; Change of Currency.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Euros shall be deemed to refer to the Euro Amount thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Euros or the Euro Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate and the permissibility of actions taken under Section 9 shall not be affected by subsequent fluctuations in exchange rates.

(b) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Credit Documents to, and any obligations arising under the Credit Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (acting reasonably and in consultation with the Administrative Borrower); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.

(c) If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

1.10. Belgian terms. In this Agreement, where it relates to a Credit Party incorporated or established in Belgium, a reference to

(a) a “liquidator”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or similar officer includes any curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, voorlopig bewindvoerder/administrateur judiciaire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc and sekwester/séquestre;

(b) a “suspension of payments”, “moratorium of any indebtedness”, “winding-up”, “dissolution”, “administration” or “reorganisation” includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite or sluiting van een onderneming/fermeture d’entreprise.

(c) a “Lien” includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other proprietary security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage, a pledge or any other real surety, a privilege (voorrecht/privilège) and a retention of title (eigendomsvoorbehoud/réserve de propriété);

(d) a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(e) “commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to the Belgian Act of 31 January 2009 on the continuity of enterprises;

(f) a “composition” includes any gerechtelijke reorganisatie/réorganisation judiciaire;

(g) “winding-up”, “administration” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution and faillissement/faillite;

(h) “attachment”, “sequestration”, “distress”, “execution” or analogous procedures includes any uitvoerend beslag/saisie exécution and bewarend beslag/saisie conservatoire; and

(i) an “amalgamation”, “demerger”, “merger” or “corporate reconstruction” includes an overdracht van algemeenheid/transfert d’universalité, an overdracht van bedrijfstak/transfert de branche d’activité, a splitsing/scission and a fusie/fusion as well as assimilated transactions (gelijkgestelde verrichtingen/operations assimilées) in accordance with Articles 676 and 677 of the Belgian Companies Code.

1.11. Third Party Rights.

(a) A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. There is an exception to this in Sections 11.9 and 11.33.

(b) Notwithstanding Sections 11.9 and 11.33, no consent of any person who is not a party to this Agreement is required to rescind or vary this Agreement at any time.

1.12. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”).

SECTION 2. The Credits

2.1. Commitments.

Subject to the terms and conditions set forth herein:

(a) each European Lender severally agrees to make European Revolving Loans to the European Borrowers from time to time during the Availability Period in any Approved Currency (the “European Facility”) in an aggregate principal amount that will not result in:

(i) such European Lender’s European Revolving Exposure exceeding such European Lender’s European Revolving Commitment;

(ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitments and (y) the Aggregate Borrowing Base;

(iii) the Aggregate European Revolving Exposure exceeding the lesser of (x) the aggregate European Revolving Commitments and (y) the Aggregate European Borrowing Base;

(iv) with respect to the Belgian Borrower, the European Revolving Exposure to the Belgian Borrower exceeding the aggregate of (A) the Borrowing Base of the Belgian Borrower, and (B) the Pooled Borrowing Base Availability (but after adding back amounts attributable to limb (b)(ii) of that definition);

(v) with respect to the German Borrower, the European Revolving Exposure to the German Borrower exceeding the aggregate of (A) the Borrowing Base of the German Borrower, and (B) the Pooled Borrowing Base Availability (but after adding back amounts attributable to limb (b)(iii) of that definition);

(vi) with respect to the Swiss Borrower, the European Revolving Exposure to the Swiss Borrower exceeding the aggregate of (A) the Borrowing Base of the Swiss Borrower, and (B) the Pooled Borrowing Base Availability (but after adding back amounts attributable to limb (b)(iv) of that definition); or

(vii) with respect to the Dutch Borrowers and the English Borrower, the European Revolving Exposure to the Dutch Borrowers and the English Borrower in aggregate exceeding the Pooled Borrowing Base Availability (but after adding back amounts attributable to limb (b)(i) of that definition),

((i) to (vii) being the “European Borrowing Limits”); and

(b) each French Lender severally agrees to make French Revolving Loans to the French Borrower from time to time during the Availability Period in any Approved Currency (the “French Facility”) in an aggregate principal amount that will not result in:

(i) such French Lender’s French Revolving Exposure exceeding such Lender’s French Revolving Commitment,

(ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitments and (y) the Aggregate Borrowing Base; or

(iii) the Aggregate French Revolving Exposure exceeding the French Borrowing Base,

((i) to (iii) above being the “French Borrowing Limits”),

subject to, in each case of (a) and (b) above, the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.4. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(c) Up to one time in any fiscal quarter of the Parent, so long as after giving effect thereto the Borrowing Limits would be satisfied, the Borrowers may allocate all or a portion of any Revolving Lender’s Commitments with respect to the European Facility to the French Facility or all or a portion of any Revolving Lender’s Commitments with respect to the French Facility to the European Facility, by 30 days’ written notice to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent and with the written consent of any Revolving Lender whose commitment is being reallocated. Upon such reallocation, (i) the specified amount of such Revolving Lender’s French Revolving Commitments or European Revolving Commitments, as applicable, shall be deemed to be converted to an increase in such French Revolving Commitments or European Revolving Commitments, as applicable, for all purposes hereof, provided always that at no time shall any allocation under this paragraph result in the French Revolving Commitments exceeding the greater of €80,000,000 and 40% of the Total Revolving Commitments and (ii) each Revolving Lender shall purchase or sell European Revolving Loans and/or French Revolving Loans, as applicable, at par to the other Lenders as specified by the Administrative Agent in an amount necessary such that, after giving effect to all such purchases and sales, each Revolving Lender shall have funded its Pro Rata Share of the entire amount of the then outstanding European Revolving Loans and French Revolving Loans (as applicable).

2.2. Loans and Borrowings

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments with respect to the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.4 and 2.5.

(b) Each Lender at its option may make any IBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.10, 2.14, 2.15 and 4.5 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and provided further that any such foreign branch or Affiliate making a Loan to a French Borrower shall be a French Qualifying Lender.

(c) At the commencement of each Interest Period for any Revolving Borrowing which is an IBOR Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of €1,000,000 (or the equivalent in the relevant currency) and not less than €1,000,000 (or the equivalent in the relevant currency).

(d) Notwithstanding any other provision of this Agreement, the Administrative Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) No more than twelve IBOR Loans may be outstanding at any one time.

(f) For the avoidance of doubt, no Loan (including any Swingline Loan) may be requested by (or on behalf of) or advanced to any Post Closing Borrower until such time as that Post Closing Borrower has satisfied the conditions set out in Section 5.2.

2.3. Requests for Revolving Borrowings.

To request a Revolving Borrowing or a Swingline Loan, the Administrative Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or pdf (sent by e-mail)) in a form approved by the Administrative Agent and signed by the Administrative Borrower not later than 11:00 a.m., London time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of a Swingline Loan, not later than 11:00 a.m., London time on the dates set out in Section 2.5(a)). Each such written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the name of the applicable Borrower(s) and the applicable Facility;

(ii) the currency of the requested Borrowing, which shall be an Approved Currency;

(iii) the aggregate amount of the requested Borrowing and full details of the Funding Accounts (sufficient to be able to establish wire transfers);

(iv) the date of the requested Borrowing, which must be a Business Day within the Availability Period; and

(v) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period.

If no Interest Period is specified with respect to any requested Revolving Borrowing at the IBO Rate, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4. Protective Advances.

(a) Subject to the limitations set forth below (a) provided a Default or Event of Default has occurred and is continuing (or could reasonably be expected to occur if the relevant Protective Advance is not made) or (b) at any time that any of the conditions precedent set out in Section 6 have not been satisfied, the Administrative Agent is authorised by the Credit Parties and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers on behalf of all Lenders (provided however Loans to the French Borrower shall only be made on behalf of the French Lenders by a French Qualifying Lender), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 12.5) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed (x) 10% of the European Revolving Commitments at such time (in the case of Protective Advances to the European Borrowers) (y) 10% of the French Revolving Commitments at such time (in the case of Protective Advances to the French Borrower) or (z) in any event, 10% of the Revolving Commitments at such time; provided further that (A) the aggregate amount of outstanding Protective Advances to the European Borrowers plus the Aggregate European Revolving Exposure shall not exceed the European Borrowing Limits, and (B) the aggregate amount of outstanding Protective Advances to the French Borrowers plus the Aggregate French Revolving Exposure shall not exceed the French Borrowing Limits. Protective Advances may be made even if the conditions precedent set forth in Section 6 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorisation to make Protective Advances may be revoked at any time by the Required Lenders, the European Required Lenders (for Protective Advances to the European Borrowers) or the French Required Lenders (for Protective Advances to the French Borrower). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Aggregate Availability, the Borrowing Limits would be satisfied and the conditions precedent set forth in Section 6 have been satisfied, the Administrative Agent may request the Lenders (under the relevant Facility depending on the Borrower to which the Protective Advance has been made) to make a Revolving Loan in the relevant currency to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.4(b). Notwithstanding any other term of this Agreement, the Administrative Agent may (but shall not be obliged to), in its discretion during a Cash Dominion Period or at any time at which it considers that the Collateral of the French Borrower may be at risk require the French Borrower to whom a Protective Advance has been made to pay all outstanding amounts payable to any or all of its RoT Suppliers directly out of the proceeds of any Protective Advance.

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), (i) each European Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in any Protective Advance to a European Borrower in proportion to its Applicable Percentage of the European Facility and (ii) each French Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in any Protective Advance to a French Borrower in proportion to the Applicable Percentage of the French Facility. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Collateral Agent in respect of such Protective Advance.

2.5. Swingline Loans

(a) The Administrative Agent, the Swingline Lenders and the Lenders agree that promptly (and in any event by the time specified below) after the Administrative Borrower requests a Swingline Loan, the relevant Swingline Lender shall advance on behalf of the European Lenders in relation to a Swingline Loan requested by or on behalf of a European Borrower and on behalf of the French Lenders in relation to a Borrowing requested by or on behalf of the French Borrower and in the amount requested, to the relevant Borrower(s), on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by a Swingline Lender pursuant to this Section 2.5(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.5(c). Swingline Loans denominated in Dollars, Sterling , Euro and Swiss Francs will be made on the same Business Day as the request for the Borrowing (if such request is received before 11:00 a.m. (London time)) and on the following Business Day if not. Swingline Loans denominated in Danish Krone, Norwegian Krone, Swedish Krona will be made on the subsequent Business Day as the request for the Borrowing (if such request is received before 11:00 a.m. (London time)) and on the second Business Day following such request if not. Each Swingline Loan shall be subject to all the terms and conditions applicable to other IBOR Loans funded by the Lenders, except that all payments thereon shall be payable to the relevant Swingline Lender solely for its own account and that interest shall be calculated by reference to the Overnight IBO Rate. Subject to paragraph (d), the aggregate amount of Swingline Loans outstanding at any time shall not exceed €20,000,000. The Swingline Lenders shall not make any Swingline Loan if the requested Swingline Loan results in:

(i) in the case of the European Borrowers, (A) the aggregate principal amount of outstanding Swingline Loans to European Borrowers exceeding €20,000,000, or (B) the European Borrowing Limits being exceeded; and

(ii) in the case of the French Borrower, (A) the aggregate principal amount of outstanding Swingline Loans to the French Borrower exceeding €10,000,000, or (B) the French Borrowing Limits being exceeded.

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), (i) each European Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the relevant Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan made to any European Borrower in proportion to its Applicable Percentage of the European Revolving Commitment and (ii) and each French Lender shall be deemed without further action by any party hereto, to have unconditionally and irrevocably purchased from the relevant Swingline Lender, without recourse or warranty an undivided interest and participation in such Swingline Loan made to any French Borrower in proportion to its Applicable Percentage of the French Revolving Commitment. The Swingline Lenders may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent under the relevant Facility in respect of such Loan.

(c) The Administrative Agent, on behalf of each Swingline Lender, shall request settlement (a “Settlement”) with the European Lenders or French Lenders (as the case may be) on a weekly basis (or such other frequency as the Administrative Agent may select) or on any date that the Administrative Agent elects, by notifying the European Lenders in respect of any Swingline Loan made to the European Borrowers and the French Lenders in respect of any Swingline Loan made to the French Borrower of such requested Settlement by facsimile or e-mail no later than 12:00 noon London time three Business Days prior to the date of such requested Settlement (the “Settlement Date”). Each European Lender or French Lender (as the case may be) (other than the relevant Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such European Lender’s or French Lender’s (as the case may be) Applicable Percentage of the relevant Facility of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., London time, on such Settlement Date. The resulting Loan shall be an IBOR Loan with an interest period of one week. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 6 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the relevant Swingline Lender’s Swingline Loans in relation to which such request was made and, together with relevant Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders under the relevant Facility, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the relevant Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.7.

(d) For the first drawing under the Facilities by way of Swingline Loan on the Closing Date, the aggregate amount of the Swingline Loan that may be drawn shall not exceed €60,000,000 in total, with €20,000,000 available to be drawn by the European Borrowers and €40,000,000 available to be drawn by the French Borrower (the “First Swingline Loan”). The First

Swingline Loan shall be repaid by the proceeds of an IBOR Loan. The Borrowers shall submit a Drawing Request to refinance the First Swingline Loan with 2 Business Days of the Closing Date, so that the First Swingline Loan is refinanced by the proceeds of an IBOR Loan within 5 Business Days of the Closing Date.

2.6. Letters of Credit

(a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for its own account or for the account of another Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, to be denominated in any Approved Currency and in a form reasonably acceptable to the Administrative Agent and the relevant Letter of Credit Issuer, at any time and from time to time during the Availability Period for the benefit of:

(i) any European Borrower, in an aggregate principal amount at any time outstanding that will not result in the European Borrowing Limits being exceeded; or

(ii) the French Borrower, in an aggregate principal amount at any time outstanding that will not result in the French Borrowing Limits being exceeded.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the relevant Letter of Credit Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 3.3 to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), other than in respect of any Letter of Credit which contains any “evergreen” or automatic renewal provision in which case the provisions of paragraph (c) will apply, the Administrative Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Letter of Credit Issuer) to the relevant Letter of Credit Issuer and the Administrative Agent (prior to 9:00 am, London time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the Borrower for whose benefit the Letter of Credit will be issued, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. No such notice may be delivered to the relevant Letter of Credit Issuer and the Administrative Agent until the relevant Letter of Credit is in a form agreed between the Administrative Borrower and the relevant Letter of Credit Issuer. If requested by the relevant Letter of Credit Issuer, the applicable Borrower also shall submit a letter of credit application on the relevant Letter of Credit Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed €50,000,000 (or its equivalent in another currency or other currencies), (ii) the LC Exposure with respect to the European Borrowers shall not exceed €40,000,000 (or its equivalent in another currency or other currencies), (iii) the LC Exposure with respect to the French Borrower shall not exceed €10,000,000 (or its equivalent in another currency or other currencies) and (iv) the European Borrowing Limits or the French Borrowing Limits (as applicable) will not be exceeded.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Letter of Credit Issuer to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) or such longer period as may be expressly agreed in writing by the relevant letter of Credit Issuer and (ii) the date that is five Business Days prior to the Maturity Date. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each applicable Lender shall be deemed to have consented to any such extension or renewal, unless any such Lender shall have provided to the applicable Administrative Agent written notice that it declines to consent to any such extension or renewal at least thirty days prior to the date on which the applicable Letter of Credit Issuer is entitled to decline to extend or renew such Letter of Credit. If all of the requirements of this Section 2.6 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal. For the avoidance of doubt, the relevant Letter of Credit Issuer shall decline any such extension or renewal if, at the time of such extension or renewal, the requirements of this Section 2.6 (including compliance with the Borrowing Limits at such time) have not been met and/or a Default or Event of Default is continuing. If the “evergreen” or other automatic renewal provisions of any Letter of Credit permit the expiry date or next renewal date of that Letter of Credit to extend beyond the Maturity Date, the Obligors shall fully cash collateralize such letter of Credit on terms satisfactory to the applicable Letter of Credit Issuer(s) by or on the date being 5 Business Days before the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) for the benefit of (i) a European Borrower and without any further action on the part of the relevant Letter of Credit Issuer or the Lenders, the relevant Letter of Credit Issuer hereby grants to each European Lender, and each European Lender hereby acquires from the relevant Letter of Credit Issuer, a participation in such Letter of Credit equal to such European Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, and (ii) a French Borrower and without any further action on the part of the relevant Letter of Credit Issuer or the Lenders, the relevant Letter of Credit Issuer hereby grants to each French Lender, and each French Lender hereby acquires from the relevant Letter of Credit Issuer, a participation in such Letter of Credit equal to such French Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each European Lender or French Lender (as applicable) hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Letter of Credit Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by the relevant Letter of Credit Issuer and not reimbursed by the European Borrowers or French Borrower (as applicable) on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the relevant Borrowers for any reason. Each European Lender and each French Lender (as applicable) acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Letter of Credit Issuer shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same currency as that LC Disbursement (i) not later than 11:00 a.m., London time, on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., London time, on such date, or, (ii) if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., London time, on (A) the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 9:00 a.m., London time, on the day of receipt, or (B) the Business Day immediately following the day that the Administrative Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is greater than or equal to €500,000 (or its equivalent in another currency or currencies), the relevant Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.3 or 2.5 that such payment be financed with a Swingline Loan under the relevant Facility in an equivalent amount and, to the extent so financed, the relevant Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender under the relevant Facility of the applicable LC Disbursement, the payment then due from the relevant Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender under the relevant Facility shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender under the relevant Facility (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Letter of Credit Issuer the amounts so received by it from the relevant Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Letter of Credit Issuer or, to the extent that relevant Lenders have made payments pursuant to this paragraph to reimburse the relevant Letter of Credit Issuer, then to such Lenders and Letter of Credit Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse a Letter of Credit Issuer for any LC Disbursement (other than the funding of Swingline Loan as contemplated above) shall not constitute a Loan but shall constitute Secured Obligations and shall not relieve the relevant Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The applicable Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by a Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, the Letter of Credit Issuers or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Letter of Credit Issuer; provided that the foregoing shall not be construed to excuse any Letter of Credit Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by any Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of a Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), such Letter of Credit Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Letter of Credit Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Letter of Credit Issuer shall promptly notify the Administrative Agent and the applicable Borrower in writing of such demand for payment and whether a Letter of Credit Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the relevant Letter of Credit Issuer and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If a Letter of Credit Issuer shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to IBOR Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.8(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Letter of Credit Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the relevant Letter of Credit Issuer shall be for the account of such Lender to the extent of such payment.

(i) Replacement of a Letter of Credit Issuer. A Letter of Credit Issuer may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Letter of Credit Issuer and the successor Letter of Credit Issuer. Any replacement Letter of Credit Issuer must be a French Qualifying Letter of Credit Issuer in relation to Letters of Credit issued to or on behalf of the French Borrower. The Administrative Agent shall notify the Lenders of any such replacement of a Letter of Credit Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Letter of Credit Issuer pursuant to Section 3.3. From and after the effective date of any such replacement, (i) the successor Letter of Credit Issuer shall have all the rights and obligations of the replaced Letter of Credit Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Letter of Credit Issuer” shall be deemed to refer to such successor or to any previous Letter of Credit Issuer, or to such successor and all previous Letter of Credit Issuers, as the context shall require. After the replacement of a Letter of Credit Issuer hereunder, the replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Sections 10.5 or 10.6. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers shall grant the Collateral Agent a security interest in the LC Collateral Account under the Security Documents. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Letter of Credit Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Letter of Credit Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Letter of Credit Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent, but at least on a monthly basis) in respect of Letters of Credit issued by such Letter of Credit Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Letter of Credit Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Letter of Credit Issuer makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Letter of Credit Issuer on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Letter of Credit Issuer.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Post Closing Borrowers. For the avoidance of doubt, no Letter of Credit may be requested by (or on behalf of) or issued to or for the benefit of any Post Closing Borrower until such time as that Post Closing Borrower has satisfied the conditions set out in Section 5.2.

2.7. Funding of Borrowings

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage of the relevant Facility; provided that, Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Administrative Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that Swingline Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the relevant Letter of Credit Issuer and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the relevant IBOR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8. Interest.

(a) Each Borrowing of a Revolving Loan shall bear interest at the IBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Each Swingline Loan shall bear interest at the Overnight IBO Rate plus the Applicable Margin.

(c) Each Protective Advance shall bear interest at the Overnight IBO Rate plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan (including, without limitation, any Protective Advance) or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to IBOR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each (A) Revolving Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Commitments and upon the Maturity Date, and (B) Swingline Loan shall be payable in arrears on the first Business Day following the end of each month, upon termination of the Commitments and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed in respect of sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable IBO Rate or Overnight IBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) The interest rates provided for in this Agreement, including this Section 2.8, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in Section 2.8 or in other Sections of this Agreement, if any, is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments, the payment of interest due by any Swiss Borrower shall, in line with and subject to Section 4.5, including the limitations therein, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section 2.8, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. Each Swiss Borrower shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

2.9. Interest Elections

(a) Each Revolving Loan initially shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Administrative Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, as provided in this Section. The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be continued.

(b) To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Revolving Borrowing. Each such written Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Administrative Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests an IBOR Loan but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to an IBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an IBOR Loan with an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as a Default is continuing such outstanding Revolving Borrowing may be continued as an IBOR Loan with an Interest Period of one month.

2.10. Alternate Rate of Interest If prior to the commencement of any Interest Period for an IBOR Loan:

(a) the Administrative Agent determines (acting reasonably) (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of, firstly, an Interpolated Rate) the IBO Rate for such Interest Period and the relevant Approved Currency; or

(b) the Administrative Agent is advised by the European Required Lenders with respect to the European Facility or the French Required Lenders with regard to the French Facility that the IBO Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by electronic communication as provided in Section 12.2 as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then the rate of interest on each Lender’s share of each relevant Loan for the Interest Period commencing after the receipt of such notice shall be the percentage rate per annum which is the sum of the Applicable Margin and the rate notified to the Administrative Agent by the relevant Lenders as soon as practicable and in any event by close of business on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each such Lender of funding its participation in that Loan from whatever source it may reasonably select.

In the event that, in connection with the initial Borrowing of an IBOR Loan, the Administrative Agent gives notice to the Administrative Borrower of the occurrence of any of the events set out in paragraphs (a) and (b) above, the Administrative Borrower may cancel any pending Borrowing Request in relation to any affected Loan, provided always, that, in the event of such cancellation, the Obligors shall indemnify the Administrative Agent and relevant Lenders for any costs and expenses reasonably incurred by them in preparing to make the Borrowing available (including, without limitation, any break costs referred to in Section 2.15(b))

2.11. Payments Generally, Allocation of Proceeds; Sharing of Set-offs.

(a) The Credit Parties shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 4.5, or otherwise) prior to 2:00 p.m., London time, on the date when due, in immediately available funds in the same currency as the underlying obligation, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 25 Bank Street, Canary Wharf, London E14 5JP except payments to be made directly to a Letter of Credit Issuer or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 4.5 and 12.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Any proceeds of Collateral received by the Administrative Agent or the Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents, (B) a mandatory prepayment (which shall be applied in accordance with Section 4.3(b)) or (C) amounts to be applied from any Collection Account or Concentration Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 4.2(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Letter of Credit Issuers from the Credit Parties (other than in connection with any Secured Cash Management Agreements or Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreements), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances), unreimbursed LC Disbursements, amounts under the Treasury Bank Overdraft Facility and amounts under Secured Cash Management Agreements or Secured Hedge Agreements (but only to the extent that Reserves have been established against such Secured Cash Management Agreement or Secured Hedge Agreements) ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to any Secured Cash Management Agreement or Secured Hedge Agreements up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.18 (other than amounts in relation to the Treasury Bank Overdraft Facility, Secured Cash Management Agreements or Secured Hedge Agreements that are paid in sixth position above), and ninth, to the payment of any other Secured Obligation due to the Administrative Agent, the Collateral Agent or any Lender or any other Secured Party by the Credit Parties provided that any amounts received on account of Collateral of any French Borrower shall be applied in the order provided above first to the French Obligations, and second to the extent of any surplus after the full repayment of the French Obligations, to the Obligations (other than French Obligations) subject to any guarantee limitations affecting the French Borrower. Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation of such Credit Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements and fees payable under the Credit Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.3 or, if such amounts are past due, a deemed request as provided in this Section. The Borrowers hereby irrevocably authorise the Administrative Agent to make a Borrowing (which shall be a Swingline Loan) for the purpose of paying each such payment of principal, interest and fees following the date on which it becomes due hereunder or under the Credit Documents and agrees that all such amounts shall constitute Swingline Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3 or 2.5, as applicable, provided always that the Administrative Agent shall provide the Administrative Borrower with two days’ prior written notice of its intention to make a Borrowing under this paragraph.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon under either Facility than the proportion received by any other similarly situated Lender under that Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans of the relevant Facility; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Letter of Credit Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuers with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

2.12. Increase of Maximum Amount.

(a) Subject to the terms and conditions hereof, at any time and from time to time after the Closing Date and up to the Maturity Date, provided that (x) no Default or Event of Default has occurred and is continuing and (y) the Commitment Increase (as defined below) would be permitted under the terms of any Indebtedness (other than the Obligations) of the Borrowers or the Borrower Subsidiaries with a principal amount outstanding in excess of €75,000,000, the Borrowers may request one or more increases in the Revolving Commitments (each such commitment increase, a “Commitment Increase”) by notifying the Administrative Agent (and the Administrative Agent shall notify each Revolving Lender) of the amount of the proposed Commitment Increase. Notwithstanding anything in this Agreement, no Commitment Increase shall require the approval of any Lender other than any Lender (if any) providing all or part of the Commitment Increase, no Lender shall be required to provide all or part of any Commitment Increase unless it agrees to do so in its sole discretion, no Commitment Increase shall be in an amount less than €10,000,000, and the aggregate amount of all Commitment Increases shall not exceed €50,000,000.

(b) Any Commitment Increase shall be offered by the applicable Borrower(s) to the applicable Lenders pro rata in accordance with their respective Pro Rata Shares on the date that the Commitment Increase is requested. Each such Lender shall have 10 Business Days to respond to any request for a Commitment Increase (by notice to the applicable Borrower and Administrative Agent) and may elect but shall not be obligated to accept all, a portion or none of their respective Pro Rata Shares of the proposed Commitment Increase. Any such Lender which fails to respond to a request for a Commitment Increase by the end of such 10 Business Day period will be deemed to have declined the request for its Pro Rata Share of the requested Commitment Increase. If any portion of a requested Commitment Increase is not provided by the Revolving Lenders, then the applicable Borrower(s) may offer any such portion to the Lenders who have accepted such Commitment Increase and/or request that one or more financial institutions (acceptable to the Administrative Agent, acting reasonably after consultation with the Administrative Borrower) provide such Commitment Increase. In any such case, each Person providing a portion of the requested Commitment Increase shall execute and deliver to the Administrative Agent and Borrower(s) all such documentation as may be reasonably required by the Administrative Agent to evidence such Commitment Increase.

(c) If any requested Commitment Increase is agreed to in accordance with this Section 2.12, the Administrative Agent and the applicable Borrower(s) shall determine the Closing Date of such Commitment Increase (the “Commitment Increase Closing Date”). The Administrative Agent, with the consent and approval of the applicable Borrower(s), shall promptly confirm in writing to the Lenders the final allocation of such Commitment Increase and the Commitment Increase Closing Date. On the Commitment Increase Closing Date: (i) each Person added as a new Lender pursuant to a Commitment Increase (a “New Lender”) shall become a Revolving Lender hereunder and under the other Credit Documents pursuant to a Joinder Agreement with a Revolving Commitment as set forth therein; (ii) the Revolving Commitment of each existing Revolving Lender that increases its Revolving Commitment pursuant to a Commitment Increase (an “Increasing Lender”) shall be increased; (iii) the applicable Borrower shall pay (which may be funded with the Revolving Loans made under the Commitment Increase) the principal amount of, and accrued and unpaid interest on, Revolving Loans of the Revolving Lenders other than the New Lenders in an amount sufficient (as determined by the Administrative Agent) to permit the New Lenders and the Increasing Lenders to fund Revolving Loans in an amount equal to the New Lenders’ and the Increasing Lenders’ respective Pro Rata Shares of the then outstanding Revolving Loans and in connection with such payment shall also pay funding losses, if any, on such repayment in accordance with Section 4.5; (iv) each New Lender shall fund Revolving Loans in an amount equal to its Pro Rata Share of the then outstanding Revolving Loans; and (v) each Increasing Lender shall fund Revolving Loans in an amount necessary such that, after giving effect to such funding, it shall have funded its Pro Rata Share of the entire amount of the then outstanding Revolving Loans. Any New Lender shall be required to have a Revolving Commitment of not less than €5,000,000. The increase of the Total Revolving Commitments in accordance with this Section 2.12 shall not require any further consent under Section 11 hereof, and the Administrative Agent, the applicable Borrower(s) and the Revolving Lenders may execute any amendments to give effect to the terms of this Section 2.12 if deemed necessary by the Administrative Agent.

(d) As a condition precedent to the effectiveness of any such Commitment Increase, the applicable Borrower(s) shall deliver to the Administrative Agent a certificate signed by a director, dated as of the Commitment Increase Effective Date, certifying that as of the Commitment Increase Effective Date no Default or Event of Default has occurred and is continuing.

2.13. Extensions of Revolving Commitments

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders with Revolving Commitments of the same Class, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments of the applicable Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Commitments of the applicable Class and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, an “Extension” and any Extended Revolving Commitments (as defined below) shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Commitments (and related outstandings); and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates, (iii) if the aggregate principal amount of the Class of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments of such Class offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.13, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.3 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Revolving Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.13 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.13.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Commitments, the consent of any Letter of Credit Issuer and Swingline Lenders shall be required if such Person is acting as a Letter of Credit Issuer or Swingline Lender under the Extended Revolving Commitments. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations of the applicable Borrowers under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrowers as may be necessary in order to establish new Classes in respect of Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.13.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least ten (10) Business Days’ prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension and anything required in relation to the Collateral Documents), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.13.

(e) Notwithstanding the above, if an Extension Offer is made and any Lender agrees to become an Extending Revolving Lender, the Administrative Agent and/or the Collateral Agent may choose not to continue in such roles for the Extending Revolving Lender(s) and resign their roles in accordance with Sections 11.11 and 11.30 respectively. If either of the Administrative Agent and/or the Collateral Agent gives the Administrative Borrower or any of the Lenders notice of its intention to resign its role following the making of an Extension Offer, the Extension shall not complete until such time as a new Administrative Agent and/or Collateral Agent have been appointed in accordance with the applicable terms of this Agreement.

2.14. Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the IBO Rate) or any Letter of Credit Issuer;

(ii) impose on any Lender or any Letter of Credit Issuer or the relevant interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) amounts attributable to a Tax Deduction required by law to be made by an Obligor or (B) Taxes compensated for by Section 4.5 or (C) Taxes that would have been compensated for by Section 4.5 but were not so compensated because an exclusion set out therein applied or (D) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Obligors will pay to such Lender, such Letter of Credit Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Letter of Credit Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Letter of Credit Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Letter of Credit Issuer’s capital or on the capital of such Lender’s or such Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Obligors will pay to such Lender or such Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or a Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or such Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Obligors shall pay such Lender or such Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Letter of Credit Issuer’s right to demand such compensation; provided that the Obligors shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Letter of Credit Issuer, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Letter of Credit Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15. Break Funding Payments

In the event of (a) the payment of any principal of any IBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 4.3), (b) the failure to borrow, continue or prepay any IBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 4.1(c) and is revoked in accordance therewith), or (c) the assignment of any IBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.16, then, in any such event, the Obligors shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a IBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such IBOR Loan had such event not occurred, at the IBO Rate that would have been applicable to such IBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such IBOR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Euro deposits of a comparable amount and period from other banks in the relevant interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Obligors shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.16. Mitigation Obligations: Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any Taxes or additional amounts to any Lender or any Tax Authority for the account of any Lender pursuant to Section 4.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 4.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Obligors hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any Taxes or additional amounts to any Lender or any Tax Authority for the account of any Lender pursuant to Sections 2.14 or 4.5, or if any Lender becomes a Defaulting Lender, then the Obligors may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.6), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 4.5) and obligations under this Agreement and other Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Obligors shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 12.6, the Letter of Credit Issuers and the Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 4.5, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Obligors to require such assignment and delegation cease to apply.

(c) If:

(i) a Lender novates, assigns or otherwise transfers any of its rights or obligations under the Credit Documents or changes its lending office (each a “Transfer”); and

(ii) as a result of circumstances existing at the date the Transfer occurs, a Credit Party would be obliged to make a payment to the Lender receiving such Transfer or Lender acting through a new lending office (in either case the “New Lender”), under Section 2.14 or Section 4.5, then the New Lender is only entitled to receive payment under those Sections to the same extent as the Lender novating, assigning or otherwise transferring any of its rights or obligations or the Lender acting through its previous lending office would have been if the Transfer had not occurred, provided that this Section 2.16(c) shall not apply in respect of any Transfer made in the ordinary course of the primary syndication of any Facility, or where a Credit Party fails, where relevant, to submit a Borrower DTTP Filing in respect of a Lender following receipt of a notification (including under of the Commitment Schedule) of that Lender’s HMRC DT Treaty Passport Scheme reference number and jurisdiction of Tax residence.

Notwithstanding the above, no Transfer may be effected to a New Lender incorporated, or acting through a registered office situated, in a Non-Cooperative Jurisdiction without the prior consent of the Borrower, which shall not be unreasonably withheld.

(d) The Lenders party hereto hereby acknowledge and agree to the terms of the loss sharing agreement dated as of the date hereof among the Administrative Agent and the Lenders parties thereto (the “Loss Sharing Agreement”), which Loss Sharing Agreement shall be binding upon each Person that becomes a Lender after the date hereof pursuant to the provisions of Section 2.16(c), Section 12.6 or otherwise and such Lender shall be a party and subject to such Loss Sharing Agreement as if an original signatory thereto.

2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3;

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 12.1) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, European Required Lenders or French Required Lenders (as applicable) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1) or under any other Credit Document; provided, that, except as otherwise provided in Section 12.1, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the same Facility or Facilities in which the Defaulting Lender was participating in accordance with their respective Applicable Percentages under the relevant Facility but only to the extent that (x) the conditions set forth in Section 6 are satisfied at the time of such reallocation (and, unless the Administrative Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments in respect of the relevant Facility. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of an Non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Letter of Credit Issuers, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Letter of Credit Issuers or any other Lender hereunder, all letter of credit fees and commitment fees payable under this Agreement with respect to such Defaulting Lender’s LC Exposure shall be payable to the Letter of Credit Issuers until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Letter of Credit Issuers shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non Defaulting Lenders in respect of the relevant Facility and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lenders or the Letter of Credit Issuers have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lenders shall not be required to fund any Swingline Loan and the Letter of Credit Issuers shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Letter of Credit Issuers, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lenders or the Letter of Credit Issuers, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Letter of Credit Issuers and the Swingline Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving

Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender, and, provided further that, except to the extent expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party thereunder arising from that Lender’s having been a Defaulting Lender.

2.18. Banking Services and Hedge Agreements.

Each Lender or Affiliate thereof providing Bank Products for, or having Hedge Agreements with, any Credit Party shall deliver to the Administrative Agent, promptly after entering into such Secured Cash Management Agreements and Secured Hedge Agreements, written notice setting forth the aggregate amount of all Secured Cash Management Agreements and Secured Hedge Agreements of such Credit Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Secured Cash Management Agreements and Secured Hedge Agreements. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Secured Cash Management Agreements and/or Secured Hedge Agreements pursuant to Section 2.11(b).

SECTION 3. Fees; Commitments

3.1. Fees. The Credit Parties agree to pay, or cause to be paid to the Administrative Agent and other Agents any fees in the amounts previously agreed to in writing by any one or more of the Credit Parties in connection with this Agreement.

3.2. Unused Line Fee. On the first Business Day of each of April, July, October and January and on the Termination Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of the Revolving Lenders under each Facility, in accordance with their respective Revolving Commitments under the relevant Facility, an unused line fee (the “Unused Line Fee”) in arrears equal to the Applicable Unused Line Fee Margin per annum for the relevant Facility times the average daily amount by which the aggregate Revolving Commitments relating to that Facility exceeded the aggregate Outstanding Amount of Revolving Loans and Letter of Credit Obligations under that Facility (which shall exclude, for the purposes of this Section 3.2 only, the principal amount of all Swingline Loans and Protective Advances). The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable in Euros. All principal payments received by the Administrative Agent shall be deemed to be credited to the Borrowers’ loan account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 3.2.

3.3. Letter of Credit Fee. The Borrowers agree to pay (x) to the Administrative Agent, for the account of each Revolving Lender for each Letter of Credit, a fee in the Approved Currency in which such Letter of Credit is issued (the “Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time with respect to IBOR Loans that are Revolving Loans on such Lender’s Pro Rata Share of the daily undrawn amount of such Letter of Credit from time to time and (y) to the Letter of Credit Issuers, all out-of-pocket costs, fees and expenses incurred or charged by the Letter of Credit Issuers in connection with the application for, processing of, issuance or extension of, drawing under, or amendment to, any Letter of Credit. The Letter of Credit Fee payable by the Borrowers with respect to a Letter of Credit shall be payable quarterly in arrears on the first Business Day of each April, July, October and January following the date on which such Letter of Credit is issued and on the Termination Date. The amounts due under sub-paragraph (y) above shall be payable upon issuance of the relevant Letter of Credit or other relevant event which triggered such cost, fee or expense. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

3.4. Miscellaneous payment provisions.

(a) All fees payable hereunder or under any separate fees letter shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Letter of Credit Issuer, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(b) The Administrative Borrower may pay the fees set out in this Section 3 for and on behalf of the Borrower and/or the Credit Parties (as applicable).

Notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, no Letter of Credit Fee or Unused Line Fee shall accrue or be payable for the account of a Defaulting Lender during any period it is a Defaulting Lender.

SECTION 4. Payments and Commitments

4.1. Termination of Commitments.

(a) Unless previously terminated (and subject to any extension effected pursuant to Section 2.13), all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the relevant Letter of Credit Issuers) in an amount equal to 100% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

4.2. Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date and, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Collection Account or Concentration Account of a Borrower on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding in respect of the relevant Borrower and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure in respect of the relevant Borrower. All amounts so applied shall be applied first against Protective Advances, Revolving Loans and Swingline Loans and as cash collateralised letters of credit denominated in the same currencies as the amounts withdrawn from the Collection Accounts. In the event and to the extent that any amounts remain unapplied as a result of a mismatch between the currencies of the amounts in the Collections Accounts or Concentration Accounts and the currencies in which the outstanding Protective Advances, Revolving Loans and Swingline Loans are denominated, the Borrowers shall be deemed to have requested the Administrative Agent to convert at the Spot Rate any such excess funds to the currency or currencies of the outstanding Protective Advances, Revolving Loans and Swingline Loans and apply such converted amounts to such outstanding Protective Advances, Revolving Loans and Swingline Loans.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

4.3. Voluntary Prepayment, Mandatory Prepayment, Reduction or Termination.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.15.

(b) In the event and on such occasion that any European Borrowing Limits are exceeded and/or any of the French Borrowing Limits are exceeded, the Borrowers shall prepay the relevant Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.6(j), as applicable, in an aggregate amount equal to such excess.

(c) The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the relevant Swingline Lender) in writing of any prepayment hereunder not later than 11:00 a.m., London time, three (3) Business Days before the date of prepayment, in the case of a prepayment of all or part of an IBOR Loan. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 4.1, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.1. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.8 and (ii) break funding payments pursuant to Section 2.15.

(d) In lieu of making any payment pursuant to this Section 4.3 in respect of any IBOR Loan other than on the last day of the Interest Period, so long as no Event of Default shall have occurred and be continuing, the applicable Borrower(s) at its or their option may deposit with the Administrative Agent an amount in the applicable currency equal to the amount of the IBOR Loan to be prepaid and such IBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a non-interest bearing deposit account established on terms reasonably satisfactory to the Administrative Agent. Such deposit shall constitute cash collateral for the IBOR Loans to be so prepaid, provided that the applicable Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 4.3.

(e) If any amount payable to a Lender by the French Borrower under a Credit Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the French Borrower by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a registered office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the French Borrower may, whilst the circumstance giving rise to the non-deductibility for French tax purposes continues, give the Administrative Agent notice of cancellation of the French Revolving Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans under the French Facility.

4.4. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the applicable Credit Party, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto in the case of the payments under the Revolving Facility, not later than 2:00 p.m. (London time), on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office for the applicable currency or at such other office as the Administrative Agent shall specify for such purpose by notice to the applicable Credit Party. All repayments or prepayments of any Revolving Loans,

Swingline Loans and Protective Advances (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Revolving Loans, Swingline Loans and Protective Advances are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Euro. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (London time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or other amounts ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (London time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) With respect to any payments to be made by the French Borrower under this Agreement, the Administrative Agent shall specify the account to which such payments shall be made, it being noted that such account shall not be opened in a financial institution located in a Non-Cooperative Jurisdiction.

4.5. Withholding of Taxes: Gross-Up.

(a) Any and all payments by or on behalf of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If applicable law requires the deduction or withholding of any Tax from any such payment by a Credit Party, then the applicable Credit Party shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.5(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall pay and, within three Business Days of demand, jointly and severally indemnify each of the Secured Parties against any cost, liability or loss incurred by the relevant Secured Party in relation to all Other Taxes, save for any Other Taxes imposed with respect to an assignment or transfer of a Secured Party’s rights under a Credit Document (other than an assignment or transfer of rights pursuant to Sections 2.16 or 12.7) or to the extent that such Other Taxes becomes payable upon a voluntary registration made by the Administrative Agent, any Collateral Agent or any Lender if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of any party under the Credit Document

(c) As soon as practicable after any payment of Taxes by any Credit Party to a Tax Authority pursuant to this Section 4.5, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Tax Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent provided that such evidence shall only be provided by the Credit Party to the Administrative Agent to the extent that such evidence exists and is not prohibited from being provided to the Administrative Agent.

(d) The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (other than Other Taxes) (including Indemnified Taxes (other than Other Taxes) imposed on or attributable to an amount payable under this Section 4.5), other than Indemnified Taxes already compensated for under Section 4.5 of this Agreement, where such Indemnified Taxes are payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, together with any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Tax Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Tax Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorises the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders

(i) A Lender and each Credit Party that is required to make a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorisation to make payment without a Tax Deduction, provided that where a Lender has (where relevant) confirmed its HMRC DT Treaty Passport Scheme reference number and jurisdiction of Tax residence in the Commitment Schedule or otherwise provided notification of the same to the Administrative Agent and the Administrative Borrower, it shall be under no further obligation pursuant to this paragraph (except where a Borrower DTTP Filing has been rejected by HM Revenue & Customs or where HM Revenue & Customs has not given authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing and, in each case, the Administrative Borrower has notified the relevant Lender and the Administrative Agent in writing).

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that where a Lender has (where relevant) confirmed its HMRC DT Treaty Passport Scheme reference number and jurisdiction of Tax residence in the Commitment Schedule or otherwise provided notification of the same to the Administrative Agent and the Administrative Borrower, it shall be under no further obligation pursuant to this paragraph (except where a

Borrower DTTP Filing has been rejected by HM Revenue & Customs or where HM Revenue & Customs has not given authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing and, in each case, the Administrative Borrower has notified the relevant Lender and the Administrative Agent in writing). In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Credit Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(iii) If a Lender has confirmed its HMRC DT Treaty Passport Scheme reference number and jurisdiction of Tax residence, the relevant Credit Parties shall make a Borrower DTTP Filing with respect to such Lender within 30 days of the date of such confirmation.

(iv) Each Lender which becomes a Party to this Agreement after the date of this Agreement shall state in writing to the Administrative Agent at the time it becomes a Party to this Agreement whether it is (A) not a Qualifying Lender, (B) a Qualifying Lender (other than a Treaty Lender) or (C) a Treaty Lender. If a New Lender fails to notify its status in accordance with this Section 4.5(f)(iv) then such New Lender shall be treated for the purposes of this Agreement (including by each Credit Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent in writing which of (A), (B) or (C) applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant Credit Party). Such New Lender shall also specify in writing to the Administrative Agent at the time it becomes a Party to this Agreement, whether it is incorporated or acting through a registered office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, failure of a New Lender to comply with this paragraph (iv) will not invalidate the Transfer, within the meaning attached to this term in Section 2.16.

(v) If a Lender becomes aware that it is not or ceases to be a Qualifying Lender it shall as soon as reasonably practicable notify the Administrative Agent. If the Administrative Agent receives such notification from a Lender it shall as soon as it reasonably practicable notify the relevant Credit Party.

(vi) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in the Commitment Schedule or otherwise provided notification of the same to the Administrative Agent or the Administrative Borrower, no Credit Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees. Each relevant Credit Party shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly (but in any event within ten days after demand therefor) notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion that it has received a refund of or a tax credit (which such party utilised) attributable to any Indemnified Taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to this Section 4.5), it shall pay to the indemnifying party an amount equal to such refund or tax credit (but only to the extent of indemnity payments made under this Section 4.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Tax Authority with respect to such refund or tax credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that such indemnified party is required to repay such refund or tax credit to such Tax Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or tax credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund or tax credit had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) VAT

(i) All amounts expressed to be payable under a Credit Document by a Credit Party to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph 4.5(h)(ii) below, if VAT is or becomes chargeable on any supply made by a Secured Party to a Credit Party under a Credit Document and that Secured Party is required to account to the relevant Tax Authority for the VAT, that Credit Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party must promptly provide an appropriate VAT invoice to that Credit Party).

(ii) If VAT is or becomes chargeable on any supply made by a Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax Authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of that VAT.

(iii) Where a Credit Document requires a Credit Party to reimburse or indemnify a Secured Party for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax Authority.

(iv) Any reference in Sections 4.5(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)).

(v) In relation to any supply made by a Secured Party to a Credit Party under a Credit Document, if reasonably requested by such Secured Party, that Credit Party must promptly provide such Secured Party with details of that Credit Party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

(i) FATCA information.

(i) Subject to paragraph (iii) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(A) confirm to that other Party whether it is:

(1) a FATCA Exempt Party; or

(2) not a FATCA Exempt Party; and

(B) supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(ii) If a Party confirms to another Party pursuant to Section 4.5(i)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii) Paragraph (i) above shall not oblige any Secured Party to do anything which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (i) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then:

(A) if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Credit Documents as if it is not a FATCA Exempt Party; and

(B) if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Credit Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(v) FATCA Deduction.

(i) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Administrative Borrower, the Administrative Agent and each other Lender.

(j) Defined Terms. For purposes of this Section 4.5, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

(k) Swiss Qualifying Bank. Each Lender under a Swiss Loan confirms that it is a Swiss Qualifying Bank or, if not, a single Person only for the purpose of the Swiss Non-Bank Rules and any other Person that shall become a Lender or a Participant pursuant to Section 12.6 shall be deemed to have confirmed that it is a Swiss Qualifying Bank or, if not, a single Person only for the purpose of Swiss Non-Bank Rules.

(l) Survival. Each party’s obligations under this Section 4.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

4.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If any Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.14.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

4.7. Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 4.7 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 4.7 shall survive the termination of this Agreement.

SECTION 5. Conditions

5.1. Closing Date.

The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit to the Day One Borrowers hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):

(a) Credit Agreement and Other Credit Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Credit Document required by the Administrative Agent to be executed on the date of this Agreement, signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Credit Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Credit Documents, including a written opinion of the Credit Parties’ or (depending on the market practice in the relevant jurisdiction) Administrative Agent’s counsel, addressed to the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and the other Secured Parties, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited and unaudited consolidating financial statements of the Parent for the fiscal year ended 2012 and unaudited interim consolidating financial statements for each fiscal quarter ended after the end of the fiscal year ended 2012 for which such financial statements are available, (ii) unaudited financial statements for the EMEA Segment for the fiscal years ended 2010, 2011 and 2012, (iii) unaudited interim consolidating financial statements for the EMEA Segment for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the financial condition of the EMEA Segment, as reflected in the financial statements described in clause (ii) of this paragraph, (iv) satisfactory projections for the EMEA Segment for the final quarter of fiscal year 2013 and for the fiscal years 2014 to 2018 inclusive (broken down on a quarterly basis for the fiscal year 2014, and on an annual basis for the fiscal years 2015 to 2018 inclusive and (v) a computation of the proportion of the Consolidated EBITDA shown in the EMEA Segment (as shown in the financial statements provided pursuant to (ii) above) that was contributed by the Day One Borrowers, the Post Closing Borrowers and the Distribution Principals taken as a whole. All financial statements, computations and projections (other than audited financial statements) are to be in a form agreed between the Administrative Agent and the Administrative Borrower prior to the Closing Date.

(c) Closing Certificates; Certified Certificate of Incorporation. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date and executed by a director or equivalent officer of such Credit Party, which shall (A) certify the resolutions of its Board of Directors, members, shareholders or other body authorising the execution, delivery and performance of the Credit Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other authorised signatories of such Credit Party authorised to sign the Credit Documents to which it is a party, (C) contain appropriate attachments, including the certificate or articles of association or organisation of each Credit Party, and a true and correct copy of its by laws or operating, management, or constitutional documentation or partnership agreement and, with respect to the German Borrower, the articles of association, the shareholder list, an excerpt from the commercial register, and any other organizational agreement applicable to it, and (D) certify the solvency of the relevant Credit Party.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a director or equivalent officer of each Borrower and each other Credit Party, dated as of the Closing Date (i) stating that no Default has occurred and is continuing, (ii) stating that all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Administrative Borrower to the Administrative Agent on or before the Closing Date.

(f) Lien Searches. The Administrative Agent shall have received, to the extent possible, the results of a recent lien search in each jurisdiction where the Obligors are organised and where the assets of the Obligors are located, and such search shall reveal no Liens on any of the assets of the Obligors except for Liens permitted by Section 9.2 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Obligors constituting Collateral (except for Liens permitted by Section 9.2) will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) (the “Funding Accounts”) to which the Administrative Agent is authorised by the Borrowers to transfer the proceeds of any Borrowings requested or authorised pursuant to this Agreement.

(i) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided by each Day One Borrower pursuant to any Credit Document.

(j) Borrowing Base Certificate. The Administrative Agent shall have received an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of the end of the month specified by the Administrative Agent. The Administrative Agent shall have also received a Borrowing Base Certificate from each Day One Borrower which calculates the Borrowing Base of such Day One Borrower as of the end of the month specified by the Administrative Agent.

(k) Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and the payment of all fees and expenses due hereunder, and with all of the Credit Parties’ indebtedness, liabilities, and obligations current, the Aggregate Availability shall not be less than €30,000,000.

(l) Filings, Registrations and Recordings. Each document required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.2), which under the relevant market practice of any relevant jurisdiction is customarily prepared by the Credit Parties, shall be in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 8.3 hereof.

(n) Approvals. All governmental and third party consents necessary in connection with the financing contemplated hereby and the continuing operations of each Credit Party shall have been obtained on terms satisfactory to the Administrative Agent (acting reasonably) and shall be in full force and effect.

(o) Corporate Structure. The Administrative Agent shall be satisfied with, or shall be satisfied that the transaction has been structured to take account of (in each case, acting reasonably), matters relating to the corporate structure, cash management structure and arrangements, capital structure, other debt instruments, material accounts, and governing documents of the Credit Parties.

(p) Letter of Credit Application. If any Day One Letters of Credit are to be requested to be issued/adopted as part of this Facility on the Closing Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) together with the forms of the relevant Day One Letters of Credit. If applicable, the relevant Post Closing Borrower shall have executed the relevant Letter of Credit Issuer’s master agreement for the issuance of commercial Letters of Credit.

(q) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Day One Borrowers’ Accounts, Inventory (other than the French Borrower) and related working capital matters and of the Day One Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(r) Due Diligence. The Administrative Agent and its counsel shall have completed all business and legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(s) Appraisal(s). The Administrative Agent shall have received appraisals of the Day One Borrowers’ (other than the French Borrower) Inventory from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.

(t) “Know your customer”. The Administrative Agent and the Lenders shall have received such documentation and other evidence as is requested by the Administrative Agent and/or the Lenders in order for the Administrative Agent and the Lenders to carry out and be satisfied they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(u) Works Council. The Administrative Agent shall have received a true and complete copy of the request for advice to, and the unconditional positive advice of, each works council (if any) which has jurisdiction over a Credit Party incorporated in the Netherlands with respect to the execution and performance of this Agreement and other Credit Documents to which such Day One Borrower incorporated in the Netherlands is a party.

(v) French Inventory List: With respect to the French Borrower, a list of all its Inventory, a list of all its present and future Accounts to be assigned under the French Collateral Documents, and a list of all amounts outstanding to its RoT Suppliers.

(w) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. From the Closing Date and subject to the terms of this Agreement, the Lenders shall make Loans and the Letter of Credit Issuers shall issue Letters of Credit hereunder to the Day One Borrowers. The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit to any Post Closing Borrower hereunder shall not become effective until the date on which each of the conditions set out in Section 5.2 is satisfied (or waived by the Administrative Agent in its discretion).

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.1) at or prior to 2:00 p.m., London time, on 31 March 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

5.2. Post Closing Borrowers.

The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit to any Post Closing Borrower hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1) by, or in relation to, such Post Closing Borrower (the “Activation Effective Date”):

(a) Credit Agreement and Other Credit Documents. The Administrative Agent (or its counsel) shall have received (i) either (A) a counterpart of each Credit Document required by the Administrative Agent to be executed by such Post Closing Borrower, signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Credit Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Credit Documents, and a written opinion of the Credit Parties’ or (depending on the market practice in the relevant jurisdiction) Administrative Agent’s counsel, addressed to the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and the other Secured Parties, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) Closing Certificates; Certified Certificate of Incorporation. The Administrative Agent shall have received a certificate in form and substance satisfactory to the Administrative Agent (acting reasonably) of each relevant Post-Closing Borrower executed by a director or equivalent officer of such Post Closing Borrower, which shall (A) certify the resolutions of its Board of Directors, members (if required by the Administrative Agent) or other body (including, without limitation, any works council) authorising the execution, delivery and performance of the Credit Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other authorised signatories of such Post Closing Borrower authorised to sign the Credit Documents to which it is a party, (C) contain appropriate attachments, including the certificate or articles of association or organisation of each Post Closing Borrower, and a true and correct copy of its by laws or operating, management, or constitutional documentation or partnership agreement, and with respect to the German Borrower the articles of association, the shareholder list, an excerpt from the commercial register (in each case, certified copies thereof), and any other organizational agreement applicable to it (or confirming that the same have not changed since the last date they were provided to the Administrative Agent pursuant to Section 5.1), and (D) certify the solvency of the relevant Post Closing Borrower.

(c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a director or equivalent officer of the relevant Post Closing Borrower dated as of the relevant Activation Effective Date (i) stating that no Default has occurred and is continuing in relation to the relevant Post Closing Borrower, (ii) stating that all representations and warranties made by the relevant Post Closing Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(d) Lien Searches. The Administrative Agent shall have received, to the extent possible, the results of a recent lien search in each jurisdiction where the relevant Post Closing Borrower is organised and where the assets of the relevant Post Closing Borrower are located, and such search shall reveal no Liens on any of the assets of the Post Closing Borrower except for Liens permitted by Section 9.2 or discharged on or prior to the relevant Activation Effective Date, pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Activation Effective Date. All such amounts may be paid with proceeds of Loans made on the Activation Effective Date and, if so, will be reflected in the funding instructions given by the Administrative Borrower to the Administrative Agent on or before the Activation Effective Date.

(f) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing of the Post Closing Borrower, confirming that all Liens upon any of the property of the relevant Post Closing Borrower constituting Collateral (except for Liens permitted by Section 9.2) will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(g) Funding Accounts. The Administrative Agent shall have received a notice setting forth the Funding Accounts of the relevant Post Closing Borrower to which the Administrative Agent is authorised by the relevant Post Closing Borrower to transfer the proceeds of any Borrowings requested or authorised pursuant to this Agreement.

(h) Customer List. The Administrative Agent shall have received a true and complete customer list for each relevant Post Closing Borrower, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Administrative Borrower.

(i) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided by each Post Closing Borrower pursuant to any Credit Document.

(j) Borrowing Base Certificate. The Administrative Agent shall have received an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of the end of the month specified by the Administrative Agent related to the relevant Post Closing Borrowers and the other Borrowers which are either Day One Borrowers or Post Closing Borrowers in relation to which the provisions of this Section 5.2 have previously been satisfied. The Administrative Agent shall have also received a Borrowing Base Certificate from the relevant Post Closing Borrower which calculates the Borrowing Base of such Post Closing Borrower as of the end of the month specified by the Administrative Agent

(k) Filings, Registrations and Recordings. Each document required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.2), which under the relevant market practice of any relevant jurisdiction is customarily prepared by the Credit Parties, shall be in proper form for filing, registration or recordation.

(l) Insurance. The Administrative Agent shall have received evidence of insurance coverage of the relevant Post Closing Borrower in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 8.3 hereof.

(m) Letter of Credit Application. If a Letter of Credit is requested to be issued on the relevant Activation Effective Date, the Administrative Agent shall have received three Business Days prior to the relevant Activation Effective Date a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) together with the agreed form Letter of Credit. If applicable, the relevant Post Closing Borrower shall have executed the Letter of Credit Issuers’ master agreement for the issuance of commercial Letters of Credit.

(n) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the relevant Post Closing Borrower’s Accounts and related working capital matters and of the relevant Post Closing Borrower’s related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(o) “Know your customer”. The Administrative Agent and the Lenders shall have received such documentation and other evidence as is requested by the Administrative Agent and/or the Lenders in order for the Administrative Agent and the Lenders to carry out and be satisfied they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(p) Works Council. The Administrative Agent shall have received a true and complete copy of the request for advice to, and the unconditional positive advice of, each works council (if any) which has jurisdiction over a Post Closing Borrower incorporated in the Netherlands with respect to the execution and performance of this Agreement and other Credit Documents to which such Post Closing Borrower incorporated in the Netherlands is a party.

(q) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the relevant Post Closing Borrower and the Lenders of the satisfaction of the foregoing conditions, and such notice shall be conclusive and binding. From the date of such notice and subject to the terms of this Agreement, the Lenders shall make available Loans and the Letter of Credit Issuers shall make available Letters of Credit pursuant to the terms of this Agreement to the relevant Post Closing Borrower. The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit to any other Post Closing Borrower hereunder shall not become effective until the date on which each of the conditions set out in Section 5.2 is satisfied (or waived by the Administrative Agent in its discretion) with regards to such other Post Closing Borrower(s).

SECTION 6. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Revolving Loan or Swingline Loan requested to be made by it or to issue or participate in Letters of Credit on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

6.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (c) no event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

6.2. Borrowing limits. After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Aggregate Availability shall not be less than zero and the Credit Parties shall be in compliance with the Borrowing Limits.

6.3. Notice of Borrowing. Prior to the making of each Revolving Loan, the Administrative Agent shall have received a Borrowing Request (in writing) meeting the requirements of Section 2.3.

6.4. Letter of Credit Request. With respect to the issuance of any Letter of Credit, the relevant Letter of Credit Issuer shall have received a request completed to its satisfaction and conforming to the requirements set forth in Section 2.6(b), and such other certificates, documents and other information as the relevant Letter of Credit Issuer may reasonably request.

The acceptance of the benefits of each Credit Event (other than, if applicable, any Protective Advances) after the Closing Date shall constitute a representation and warranty by each Borrower to each of the Lenders that all the applicable conditions specified in Section 6 above have been satisfied as of that time.

SECTION 7. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans or to issue or participate in Letters of Credit as provided for herein, each Obligor makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans or issuance of Letters of Credit (i) on the date of this Agreement, (ii) on the Closing Date, and (iii) with regards to the Repeating Representations, on the first day of each Interest Period:

7.1. Corporate Status. Parent, each Obligor and each Borrower Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (in respect of each jurisdiction where the “good standing” concept exists) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged except (with respect to the Borrower Subsidiaries) to the extent that the failure to so exist, be organized, or be in good standing would not reasonably be expected to result in a Material Adverse Effect and (b) has duly qualified and is authorized to do business and is in good standing (in respect of such jurisdiction where the “good standing” concept exists) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to (A) result in a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.2. Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

7.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof and the other transactions contemplated hereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of any Obligors or any of the Borrower Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any Obligor or any of the Borrower Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of Parent, any Obligor or any Borrower Subsidiary except, with respect to clauses (a) and (b), as would not reasonably be expected to (A) result in a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.4. Litigation. Except as set forth on Schedule 7.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of any Obligor, threatened with respect to Parent, any Obligor or any of the Borrower Subsidiaries that would, in each case, reasonably be expected to result in a Material Adverse Effect.

7.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

7.6. Governmental Approvals; Other Consents. The execution, delivery and performance of any Credit Document do not require any consent or approval of, registration or filing with, payment of any stamp, registration, notarial or similar tax or fee to, or other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make which would not reasonably be expected to (A) result in a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.7. Investment Company Act. No Credit Party is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended and no Credit Party carries on any business in the United Kingdom which requires it to be authorised by the U.K.’s Financial Conduct Authority or the U.K.’s Prudential Regulation Authority.

7.8. Disclosure.

(a) As of the Closing Date, to the knowledge of the Obligors, none of the written factual information and written data (taken as a whole) furnished by or on behalf of Parent, the Obligors, the Borrower Subsidiaries or any of their respective authorized representatives to the Administrative Agent and/or any Lender on or before the Closing Date for purposes of or in connection with this Agreement contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 7.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and /or any other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.9. Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of Parent as of September 30, 2013 and for the fiscal quarters then ended and (b) the Historical Financial Statements, in each case, present fairly in all material respects the consolidated financial position of Parent at the respective dates of said information, statements and results of operations for the respective periods covered thereby and such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and except as contemplated by the definition of GAAP. There has been no Material Adverse Effect since December 31, 2013.

7.10. Tax Matters. Each Obligor and each of the Borrower Subsidiaries has filed all material Tax returns required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on a Tax return), other than those Taxes contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP or which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Each of the Obligors and each of the Borrower Subsidiaries have provided adequate reserves to the extent required by law and in accordance with GAAP for the payment of all material Taxes not yet due and payable except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. No Obligor nor any of the Borrower Subsidiaries is a FATCA FFI or a U.S. Tax Obligor.

7.11. Compliance with ERISA.

(a) (i) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii) to the knowledge of the Obligors, no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to Parent or any ERISA Affiliate; (iv) with respect to a Plan, no failure to satisfy the minimum funding standard required for any plan year or part thereof has occurred (or is reasonably likely to occur) and no waiver of such standard or extension of any amortization period has been sought or granted under Section 412 of the Code (or is reasonably likely to be sought or granted); (v) none of the Obligors or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (vi) no proceedings have been instituted by PBGC (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan or, to the knowledge of Parent, to reorganize any Multiemployer Plan; and (vii) no written notice of any such proceedings has been given to Parent or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of Parent or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Parent or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of Parent or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 7.1 l(a)(i) through (vii) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would be reasonably likely to have a Material Adverse Effect.

7.12. Subsidiaries. Schedule 7.12 lists each Obligor and each Borrower Subsidiary (and the direct and indirect ownership interest of Parent therein), in each case existing on the Closing Date after giving effect to the Transactions.

7.13. Intellectual Property. Each Obligor and each of the Borrower Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

7.14. Environmental Laws.

(a) Except as set forth on Schedule 7.14, or as could not otherwise reasonably be expected to have a Material Adverse Effect: (i) each Obligor and each of the Borrower Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) no Obligor nor any Borrower Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) no Obligor nor any Borrower Subsidiary is conducting or paying for, in whole or in part, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by any Obligor or any of the Borrower Subsidiaries.

(b) No Obligor nor any of the Borrower Subsidiaries has treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

(c) This Section 7.14 sets forth the sole representations and warranties of the Obligors and Borrower Subsidiaries with respect to Environmental Laws.

7.15. Properties.

(a) Each Obligor and each of the Borrower Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

(b) Each Obligor has good and marketable title to its Collateral, free and clear of all Liens, save for Permitted Liens.

7.16. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Closing Date, (i) the Parent is Solvent, (ii) the value of the assets of each other Credit Party, (including for the avoidance of doubt the value of the Shares it holds in its immediate Subsidiaries and, in the case of the Parent, the assets of its direct and indirect Subsidiaries) at a fair valuation, will exceed its liabilities (taking into account contingent and prospective liabilities) and, (iii) each Credit Party will be able to pay its debts, as such debts fall due.

(b) No Credit Party has suspended or threatened to suspend the making of payments on any of its debts and no Credit Party has admitted its inability to pay its debts, as such debts fall due.

(c) A moratorium has not been declared in respect of any indebtedness of any Credit Party.

(d) No Credit Party incorporated in Switzerland, will be over-indebted.

(e) With respect to each German Relevant Entity, no German Insolvency Event has occurred with respect to it.

7.17. Collateral. Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create (to the extent described therein), in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the actions specified in each Security Agreement have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (other than Excluded Perfection Assets) with respect to such pledgor or mortgagor (as applicable) if and to the extent perfection can be achieved by taking such actions.

7.18. Insurance. Each Obligor and its Borrower Subsidiaries are in compliance with the provisions of Section 8.3. Each Obligor has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

7.19. Pension Plans. Except for a defined benefit pension scheme entitled Univar Company Pension Scheme 1978 provided by Univar UK Ltd with participating employers being Univar Limited, Univar Europe Limited, Distrupol Limited and Univar Speciality Consumables Limited which was closed to future accrual from 12/01/10, no Credit Party nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the U.K.’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the U.K.’s Pensions Schemes Act 1993), and no Credit Party nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the U.K.’s Pensions Act 2004) such an employer.

7.20. Anti-Corruption Laws and Obligor Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Credit Party, any Subsidiary or, to the knowledge of any such Subsidiary any of their respect directors, officers or employees, or (b) to the knowledge of any Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Credit Documents will violate Anti-Corruption Laws or applicable Sanctions.

7.21. Centre of main interests and establishment. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each Obligor’s and each Borrower Subsidiary’s centre of main interest (as that term is used in Article 3(l) of the Regulation) is situated in England and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

7.22. Compliance with the Swiss Twenty Non-Bank Rule.

(a) The Swiss Borrower is compliant with the Swiss Twenty Non-Bank Rule; provided however that no Swiss Borrower shall be in breach of this Section 7.22 if the number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 4.5(k) or a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 12.6.

(b) For the purposes of paragraph (a) above, the Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Swiss Non-Qualifying Banks is five (5).

SECTION 8. Affirmative Covenants

Each Obligor hereby covenants and agrees that on the Closing Date and thereafter, until all Loans, together with interest and all other Obligations (other than indemnification and other contingent Obligations in each case not then due and payable) hereunder, are paid in full, all Commitments are terminated and all Letters of Credit are terminated or collateralized in an amount equal to their face amount:

8.1. Information Covenants. The Credit Parties will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. as soon as they are available, but in any event within 90 days after the end of each fiscal year of the Parent, its audited consolidated financial statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Required Lenders (without a “going concern” or like qualification or exception and without any qualification, commentary or exception as to the scope of such audit) to the effect that such consolidated financial statements give a true and fair view of the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) Quarterly Financial Statements. as soon as they are available, but in any event within 45 days after the end of each fiscal quarter of the Parent: (i) consolidated unaudited financial statements of the Parent and (ii) unaudited consolidating and consolidated financial statements for the EMEA Segment, in each case as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to be in a form agreed between the Administrative Agent and the Parent prior to the date of this Agreement or in such other form as may be agreed between the Administrative Agent and the Parent (acting reasonably) from time to time) and which shall be certified by a Financial Officer of the Parent as fairly representing the financial condition and results of operations of the Parent and the entities comprising the EMEA Segment in accordance with GAAP consistently applied and, in the case of the quarterly financial statements for the EMEA Segment, denominated in Euros (with the cashflow to be reported on a consolidated basis), subject to normal year-end audit adjustments and the absence of footnotes. Such financial statements shall be accompanied by a management narrative in form reasonably satisfactory to the Administrative Agent describing significant factors resulting in changes during such fiscal quarter and in the year to date period from the corresponding periods in the previous year and budgeted amounts.

(c) following any Trigger Date, as soon as they are available, but in any event within 45 days after the end of each fiscal quarter of the Parent, consolidated unaudited financial statements of the Day One Borrowers and the Post Closing Borrowers as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to be in a form agreed between the Administrative Agent and the Parent prior to the date of this Agreement or in such other form as may be agreed between the Administrative Agent and the Parent (acting reasonably) from time to time) and which shall be certified by one of the Financial Officers of the Parent as fairly reporting the financial operation of the Day One Borrowers and the Post Closing Borrowers in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Such financial statements shall be accompanied by a management narrative in form reasonably satisfactory to the Administrative Agent describing significant factors resulting in changes during such fiscal quarter and in the year to date period from the corresponding periods in the previous year and budgeted amounts;

(d) as soon as it is available, an annual financial statement (which can be in the form of a spreadsheet satisfactory to the Administrative Agent) providing details of the percentage of the Consolidated EBITDA of the EMEA Segment as at the end of the most recent completed fiscal year of the Parent which is contributed by the Day One Borrowers, the Post Closing Borrowers and the Distribution Principals taken as a whole;

(e) a report, in the form of a spreadsheet satisfactory to the Administrative Agent (acting reasonably) and delivered upon the request of the Administrative Agent (in its Permitted Discretion), provided that the Administrative Agent shall not make such a request more than once in each fiscal quarter, which details the net cash pooling position of the Credit Parties , the EMEA Segment and the Parent (being the aggregate balance of all accounts subject to each common cash pool arrangement, net of all negative balances of such accounts);

(f) as soon as they are available (and by no later than the date that they are required to be delivered by law), annual statutory audits for each Day One Borrower and each Post Closing Borrower (in form and substance satisfactory to the Administrative Agent) prepared, in each case in such entity’s local currency and in accordance with local GAAP consistently applied;

(g) concurrently with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b), as fairly representing the financial condition and results of operations of the entities comprising the EMEA Segment on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) at all times, setting forth reasonably detailed calculations that would be used to detemine the Consolidated Fixed Charge Coverage Ratio, for information purposes only; (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.9 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) stating the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in a Pro Forma Adjustment Certificate previously provided and, in either case, in reasonably detail, the calculations and basis therefor;

(h) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(i) as soon as available but in any event no later than 90 days after the start of each fiscal year of Parent (commencing with the fiscal year ending December 31, 2014), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of (i) the EMEA Segment (prior to any Trigger Date) and (ii) the Day One Borrowers and the Post Closing Borrowers and the Distribution Principals (following any Trigger Date) for each quarter of the then-current fiscal year in form reasonably satisfactory to the Administrative Agent.

(j) as soon as available but in any event (i) by 31 March 2014, for the month of February 2014, (ii) by the date being 15 Business Days after the end of March 2014 for the month of March 2014 and (iii) within 10 Business Days of the end of each calendar month for each other month thereafter, and at such other times as may be necessary to re-determine Availability or as may be requested by the Administrative Agent, as of the period then ended, Borrowing Base Certificates and Aggregate Borrowing Base Certificates and supporting information in connection therewith, together with any additional reports with respect to any Borrowing Base as the Administrative Agent may reasonably request provided that at any time where (A) Availability is less than the greater of (i) 10% of the aggregate Commitments, or (ii) €15,000,000, or (B) a Default is continuing, Borrowing Base Certificates and Aggregate Borrowing Base Certificates shall be delivered to the Administrative Agent within 3 Business Days of the end of each calendar week.

(k) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer of Parent to the effect that to such Authorized Officer’s knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether Parent was in compliance with the provisions of Section 9.9 as at the end of such fiscal year or period, as the case may be (whether or not such covenant was in effect), and (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.

(l) Notice of Default of Litigation. Promptly after an Authorized Officer of any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default of Event of Default, which notice shall specify the nature thereof, the period of existence thereof to the extent known and what action the Borrowers propose to take with respect thereto and (ii) any litigation or governmental proceeding pending against any Borrower or any of the Borrower Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(m) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Borrower or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Borrower with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Borrower or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(n) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by Parent or any Borrower Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of Parent setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(o) Other information. As soon as available but in any event within 10 Business Days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) in the event that Aggregate Availability is less than 15% of the Revolving Commitments (and until such time that Aggregate Availability is greater than 15% of the Revolving Commitments for a calendar month), a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) in the event that Aggregate Availability is less than 15% of the Revolving Commitments (and until such time that Aggregate Availability is greater than 15% of the Revolving Commitments for a calendar month), a schedule detailing Univar B.V.’s and the English Borrower’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Administrative Borrower are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by Univar B.V. and the English Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by relevant Borrowers and complaints and claims made against the relevant Borrowers);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and (as applicable) Eligible Inventory, such worksheets detailing the Accounts and (as applicable) Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion. The information in this paragraph (iii) shall be provided as soon as available but in any event (i) by 31 March 2014, for the month of February 2014, (ii) by the date being 15 Business Days after the end of March 2014 for the month of March 2014 and (iii) within 10 Business Days of the end of each calendar month for each other month thereafter; and

(iv) in relation to the French Borrower: (A) information in relation to outstanding trade payables, (B) a schedule detailing that entity’s Inventory and (C) detailed information (in the form, and containing the details, specified by the Administrative Agent) relating to that entity’s Accounts;

(p) in the event that Aggregate Availability is less than 15% of the Revolving Commitments (and until such time that Aggregate Availability is greater than 15% of the Revolving Commitments for a calendar month), as soon as available but in any event within 10 Business Days of the end of each month, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(q) as soon as available but in any event within 10 Business Days of each 31 March and 30 September (commencing on 30 September 2014), an updated customer list for each Borrower, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Administrative Borrower. The provision of one set of customer lists per year may be satisfied by information provided during the annual field examination pursuant to Section 8.3;

(r) promptly upon the Administrative Agent’s request:

(i) copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Credit Party; and

(iii) a schedule detailing the balance of all intercompany accounts of the Credit Parties; and

(s) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Borrower Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

8.2. Books, Records and Inspections.

(a) The Obligors will, and will cause each Borrower Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its material business and activities (including, without limitation, its Eligible Accounts and Eligible Inventory) and (b) permit officers and designated representatives of the Administrative Agent or the Lenders to visit and inspect any of the properties or assets of Parent, the Obligors and any such Borrower Subsidiary in whomever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of Parent, the Obligors and any such Borrower Subsidiary and discuss the affairs, finances and accounts of Parent, the Obligors and of any such Borrower Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Lenders may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.2 and only two such visits per fiscal year shall be at the Obligors’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours and upon reasonable advance notice.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, but only in connection with the visits and inspections provided for in clause (a) above, Parent, the Obligors and the Borrower Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, Accounts and Inventory so that the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem necessary or appropriate. All reasonable expenses caused by such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Obligors; provided that absent the existence and continuation of an Event of Default (i) the Administrative Agent may conduct at the expense of the Obligors no more than one (1) such appraisal for Inventory in any calendar year and no more than one (1) such field examination in any calendar year and (ii) during any calendar year in which the Aggregate Availability is less than or equal to 20% of the Revolving Commitments, the Administrative Agent may conduct at the expense of the Obligors no more than two (2) such appraisals for Inventory and no more than two (2) such field examination in such calendar year and (iii) during or (z) in any calendar year in which one or more Cash Dominion Periods have been in effect, the Administrative Agent may conduct at the expense of the Obligors no more than three (3) such appraisals for Inventory and no more than three (3) such field examinations in such calendar year and all amounts chargeable to the applicable Obligors under this Section 8.2(b) shall constitute Obligations that are secured by all of the applicable Collateral and shall be payable to the Administrative Agent hereunder. There shall be no limitation on the number of appraisals for Inventory or field examinations conducted at the expense of the Obligors at any time that an Event of Default is continuing.

8.3. Maintenance of Insurance.

(a) The Obligors will, and will cause each of the Borrower Subsidiaries to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that are financially sound at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; and ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as additional insureds with respect to liability policies maintained by any Obligor, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance covering Inventory that constitutes Collateral maintained by any Obligor; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Obligors any amounts received by it as loss payee under any property insurance maintained by such Obligors it being understood and agreed that the Collateral Agent is not authorized to receive any such proceeds except during the continuation of any Event of Default, and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the applicable Obligor shall have the sole right to adjust or settle any claims under such insurance.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

8.4. Payment of Taxes. The Obligors will timely pay and discharge, and will cause each of the Borrower Subsidiaries to timely pay and discharge all Taxes imposed upon it, or upon any properties belonging to it, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Obligors or any of the Borrower Subsidiaries, provided that neither the Obligors, nor any of the Borrower Subsidiaries shall be required to pay any such Tax that is being contested in good faith by the Obligors by proper proceedings if it has maintained adequate reserves with respect thereto to the extent required by law and in accordance with GAAP and the failure to pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

8.5. Maintenance of Existence. The Credit Parties will do, and will cause each of the Borrower Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Credit Parties and the Borrower Subsidiaries may consummate any transaction permitted under Sections 9.3, 9.4 or 9.5.

8.6. Compliance with Statutes, Regulations, Etc. The Credit Parties will, and will cause each of the Borrower Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7. Maintenance of Properties. The Obligors will, and will cause each of the Borrower Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect provided, however, that the Obligors and the Borrower Subsidiaries may consummate any transaction permitted under Sections 9.3, 9.4 or 9.5.

8.8. Use of Proceeds

(a) The proceeds of the Loans and the Letters of Credit will be used only for refinancing certain existing indebtedness, for general corporate purposes and to finance the working capital needs of the Borrowers and their Affiliates, and to fund Permitted Acquisitions and Permitted Investments of the Borrowers and their Affiliates. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or (ii) to make any Acquisition other than a Permitted Acquisition. No Secured Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Credit Party shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c) In its discretion during a Cash Dominion Period or at any time at which it considers (acting reasonably) that the Collateral of the French Borrower may be at risk, the Administrative Agent may request that the proceeds of the French Loans shall be used by the French Borrower to pay all outstanding amounts (if any) payable at the time of such French Loan to all RoT Suppliers. Following such payment, the French Borrower will use the remaining proceeds of French Loans in accordance with (a) above

8.9. Further Assurances.

(a) The Obligors will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, the execution of dailly assignments in respect of French Accounts which are no longer subject to extendible retention of title) that may be reasonably required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the reasonable expense of such Obligor and the Borrower Subsidiaries; provided, however, that no Obligor shall be under any obligation to enter into any such document, financing statement, agreement or instrument, or take any such action in respect of Excluded Perfection Assets and provided further that notwithstanding any other term of the Credit Documents, no Obligor shall be required to provide any Collateral or enter into any Security Document to that extent that to do so (a) is prohibited by any applicable law or (b) would result in material adverse tax consequences, or (c) that would result in the incurrence of fees, costs or expenses (including taxes and filing charges) that are (in the opinion of the Administrative Agent (acting reasonably)) disproportionate to the benefit obtained by the provision of such Collateral.

(b) Subject to the applicable limitations set forth in the Security Documents, if any assets (including any real estate or improvements thereto or any ownership (but not, for the avoidance of doubt, leasehold) interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value in excess of €5,000,000 are acquired by any Obligor after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the perfected Lien of the applicable Security Document upon acquisition thereof or assets constituting Excluded Assets or Excluded Perfection Assets) that are of a nature secured by a Security Document and intended to be Collateral, the Obligors will notify the Collateral Agent, and, if reasonably requested by the Collateral Agent, the Obligors will cause such assets to be subjected to a Lien securing the applicable Obligations and will take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 8.9 and subject to the provisos in Section 8.9.

8.10. End of Fiscal Years; Fiscal Quarters. Each Obligor will, for financial reporting purposes, cause (a) the Parent’s, and each of its and its Subsidiaries’, fiscal years to end on December 31 of each year and (b) the Parent’s, and each of its and its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year end and past practice.

8.11. Payment of Obligations. Each Obligor will, and will cause each Borrower Subsidiary to, pay or discharge all Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Borrower Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of €25,000,000 (or its equivalent in another currency or other currencies) and none of the Collateral would become subject to forfeiture or loss as a result of the contest; provided, however, that each Credit Party will, and will cause each Borrower Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

8.12. Compliance with Laws and Material Contractual Obligations. Each Credit Party will, and will cause each Borrower Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party except where, in each case, failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and each Borrower Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.13. Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Obligor will, and will cause each of the Borrower Subsidiaries to, ensure that (i) all employer and employee contributions (including insurance premiums) required from any Obligor or any of its Affiliates by applicable law or by the terms of any Pension Plan (including any policy held thereunder) are made, (ii) each Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (iii) each Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Pension Plan and (B) with the terms of such Pension Plan.

8.14. Transfer of Accounts.

(a) At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, the Obligors shall, in the discretion of the Administrative Agent either (i) promptly cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) promptly open new Collection Accounts in London with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”), ensure that all cash, cheques or other similar payments relating to or constituting payments made in respect of Accounts owing to them will promptly be re-directed to the New Collection Accounts. Until all collections have been redirected to the New Collection Accounts, each Obligor shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such Obligor does not instruct such re-direction or transfer, each of them hereby authorises the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(b) At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, each Obligor agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over its Accounts, it shall promptly give notice to such Account Debtors and if any such Obligor does not serve such notice, each of them hereby authorises the Administrative Agent to serve such notice on their behalf.

8.15. Cash Management.

(a) Each Day One Borrower and each Post Closing Borrower that has satisfied the conditions set out in Section 5.2 will ensure that all cash, cheques or other similar payments relating to or constituting payments made in respect of Accounts owing to such Borrower are promptly (and in any event within three Business Days) deposited (whether directly or indirectly) into Collection Accounts or Floating Charge Accounts, in a manner that is reasonably satisfactory to the Administrative Agent. Until so deposited, all such payments shall be held on trust by each Borrower for the benefit of the Administrative Agent and shall not be commingled with any other funds or property of any Borrower.

(b) Upon the occurrence and during the continuation of a Cash Dominion Period, the bank at which any Collection Account or Concentration Account are maintained shall, upon receipt of notice by the Collateral Agent of such Cash Dominion Period, commence the process of daily sweeps from such accounts into an account designated for the purposes by the Administrative Agent. The Administrative Agent shall be given sufficient access to the Collection Accounts and the Concentration Accounts to ensure that the Administrative Agent shall be able to apply funds credited to any Collection Account or Concentration Account in its sole discretion during a Cash Dominion Period pursuant to Section 4.2(b) hereof.

(c) Each Day One Borrower and each Post Closing Borrower that has satisfied the conditions set out in Section 5.2 shall ensure that each Collection Account and Concentration Account is, unless otherwise agreed by the Administrative Agent, subject to a Lien and a Deposit Account Control Agreement (or other arrangement (including, but not limited to, a notice and acknowledgment arrangement) with similar effect), which, with respect to any Collection Account and any Concentration Account, shall ensure that such Collection Accounts are blocked and, in the case of any Concentration Account located in England, under the sole control of the Administrative Agent and/or Collateral Agent.

(d) Each Obligor agrees, with respect to the Collection Accounts that are part of the European Cash Management Arrangements, (i) not to request the termination of the real time zero balancing arrangements, (ii) not to amend the real time nature of the zero balancing sweep (which, for the avoidance of doubt requires the immediate sweeping of amounts received to the Concentration Account) and (iii) not to request the withdrawal of moneys from the Collection Accounts which are part of the European Cash Management Arrangements.

(e) In the event that zero balancing arrangements which are part of the European Cash Management Arrangements are amended (in any material respect) or terminated by the relevant account bank (or the account bank sends an Obligor a notice that it intends to cancel the zero balancing arrangements), the Obligors shall promptly inform the Administrative Agent and, at the request of the Administrative Agent, shall promptly enter into such Deposit Account Control Agreements with respect to the bank account(s) affected by the termination of the zero balancing arrangements as the Administrative Agent may request.

(f) Notwithstanding paragraphs (d) and (e) above, in the event that the European Cash Management Arrangements are moved to a different account bank, the Administrative Agent agrees that it will work together with the Administrative Borrower to agree to the putting in place of arrangements which have equivalent effect and protections for the Administrative Agent, Collateral Agent and Lenders as the then current European Cash Management Arrangements (in light of any changed circumstances of the new European Cash Management Arrangements (including, without limitation, whether or not such arrangements are subject to automatic zero balancing)).

8.16. French Accounts. The French Borrower shall ensure that (i) a copy of, or reference to, the French Borrower’s standard terms and conditions of purchase is attached to or included on (as applicable) each purchase order or equivalent document with their suppliers, (ii) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to the French Borrower at a time no later than on delivery of the purchased goods to the French Borrower, (iii) its standard terms and conditions of purchase are not amended without the prior consent in writing of the Administrative Agent, and (iv) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, be up to date and be publicly accessible at all times. During any Cash Dominion Period or at any other time at which the Administrative Agent considers that the Collateral of the French Borrower may be at risk, at the request of the Administrative Agent, the French Borrower must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the French Borrower’s Inventory) to its suppliers.

8.17. Compliance with the Swiss Twenty Non-Bank Rule.

(a) The Swiss Borrower shall be in compliance with the Swiss Twenty Non-Bank Rule; provided, however, that no Swiss Borrower shall be in breach of this Section 8.17 if the number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 4.5(k) or a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 12.6.

(b) For the purposes of paragraph (a) above, the Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Swiss Non-Qualifying Banks is five (5).

8.18. Post Closing Borrowers. The Credit Parties shall ensure that the conditions set out in Section 5.2 have been satisfied with respect to each of the Post Closing Borrowers within 90 days of the Closing Date (or such longer time as the Administrative Agent, in its absolute discretion, may determine).

8.19. Post-Closing Requirements.

(a) Within 120 days of the Closing Date, the Obligors shall procure that no proceeds of Accounts owed to them are being paid into Collection Accounts or Floating Charge Accounts (a) held outside of the European Cash Management Arrangements, (b) which are not secured in favour of the Collateral Agent and over which an effective Deposit Account Control Agreement has not been established or (c) which are not segregated from payment and/or other disbursement accounts (such bank accounts being the “Legacy Accounts”). The Obligors shall give whatever instructions are necessary to instruct the relevant Account Debtors to pay the proceeds of the Accounts to the correct Collection Accounts within the European Cash Management Arrangements. Until such time as all proceeds of Accounts are no longer being paid into Legacy Accounts, the Obligors shall procure that any amounts paid into the Legacy Accounts shall be swept on a weekly basis into a Collection Account within the European Cash Management Arrangements over which the Collateral Agent has a security interest and in relation to which an effective Deposit Account Control Agreement is in place.

In the event that any Obligor fails to be in compliance with this Section, the Administrative Agent may require that full security (which shall be fixed charge security for bank accounts located in England) and appropriate Deposit Account Control Agreements are taken over the relevant bank accounts within a timescale satisfactory to it in its absolute discretion.

(b) If, following a change in law in Belgium which would allow a non-possessory form of security to be taken over the Inventory of the Belgian Borrower (which is expected to come into force on or about 1 December 2014), the Administrative Agent requests that the Belgian Borrower grant such a security interest in favour of the Collateral Agent, the Parties shall work together in order to put in place such security in a prompt and efficient manner.

(c) At the request of the Administrative Agent, in its Permitted Discretion, the Company shall grant security over its Inventory located in Spain, pursuant to a security document governed by Spanish law (and shall make any necessary changes to this Agreement to accommodate such security).

(d) Within 10 Business Days of the date of this Agreement, the Belgian Borrower will provide evidence to the Administrative Agent that an extract of the written shareholder resolutions of the Belgian Borrower, approving the change of control provisions in the Credit Agreement, have been filed with the clerk of the relevant Commercial Court, in accordance with Article 556 of the Belgian Companies Code.

(e) Upon the earlier of an Event of Default and a Cash Dominion Event, at the Administrative Agent’s sole discretion, the Company shall provide a security interest (in form and substance reasonably satisfactory to the Collateral Agent) over such of the Inventory of the Company that is located in Sweden pursuant to a security document governed by Swedish law (and shall make any necessary changes to this Agreement to accommodate such security). Such security interest shall be entered into within 30 days of any such request (or 5 days, if an Event of Default is continuing).

SECTION 9. Negative Covenants

Each Obligor hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest and all other Obligations (other than indemnification and other contingent Obligations in each case not then due and payable) incurred hereunder, are paid in full, all Commitments are terminated and all Letters of Credit are terminated or cash collateralized in an amount equal to their face amount:

9.1. Limitation on Indebtedness. The Obligors will not, and will not permit any of the Borrower Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) subject to compliance with Section 9.5, Indebtedness of the Obligors or any Borrower Subsidiary owed to the Parent and all other direct or indirect Subsidiaries of the Parent (the “Parent Subsidiaries”), any Obligor or any Borrower Subsidiary; provided that, in each case, all such Indebtedness of any Obligor owed to any Person that is not an Obligor shall be subordinated to the Obligations on customary terms and provided further that Indebtedness to any other Person that is not an Obligor under or pursuant to cash pooling obligations (other than the European Cash Management Arrangements) may only be repaid in the event that, immediately prior to and immediately following the relevant transaction, the Payment Conditions are satisfied;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 9.5, Guarantee Obligations incurred by Borrower Subsidiaries or Obligors in respect of Indebtedness of Parent or the Parent Subsidiaries, the Obligors or other Borrower Subsidiaries that is permitted to be incurred under this Agreement (provided that if the Indebtedness guaranteed constitutes Subordinated Indebtedness, then such Guarantee Obligations shall be subordinated to the applicable Obligations to at least the same extent as the Indebtedness so guaranteed);

(e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 9.5(g);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (f)(i) at any time outstanding (when aggregated with all Indebtedness outstanding under subclause (f)(ii) below) shall not exceed €20,000,000, and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to any fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extensions;

(g) Existing Indebtedness and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the amount of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) no portion of such Indebtedness matures prior to the Maturity Date (unless the Existing Indebtedness being modified, replaced, refunded, renewed or extended originally matured prior to the Maturity Date);

(h) Indebtedness in respect of Hedge Agreements not entered into for speculative purposes;

(i) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Borrower Subsidiary (or is a Borrower Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by an Obligor or any Borrower Subsidiary, in each case after the Closing Date as the result of an acquisition; provided that

(w) such Indebtedness existed at the time such Person became a Borrower Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(x) such Indebtedness is not guaranteed in any respect by an Obligor or any Borrower Subsidiary (other than by any such Person that becomes a Borrower Subsidiary in such transaction or is the survivor of a merger with such Person or any of its Subsidiaries in such transaction), and

(y) (A) after giving Pro Forma Effect to the assumption of such Indebtedness, the Consolidated Interest Coverage Ratio is at least 2.0 to 1.0 and, if such Indebtedness is secured by any Liens, such Liens do not extend to any Collateral (and, if reasonably requested by the Administrative Agent, the Obligor shall use commercially reasonable efforts to require the holders of any such Indebtedness that is secured by Liens on any location at which Collateral will be stored to enter into a customary access agreement with the Collateral Agent) and (B) except for Indebtedness consisting of Capitalized Lease Obligations, revenue bonds, purchase money Indebtedness, working capital facilities, overdraft facilities and cash management arrangements, or mortgages or other Liens on specific assets, no portion of such Indebtedness matures prior to the date that is 91 days after the Maturity Date; and

(z) the Acquisition (if any) pursuant to which such Person became a Borrower Subsidiary was a Permitted Acquisition; and

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by the amount of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to at least the same extent;

(j) Indebtedness in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k) additional unsecured Indebtedness in an amount not to exceed €20,000,000 at any time outstanding;

(l) Indebtedness of the Obligors or any Borrower Subsidiary (i) (x) so long as after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof on the date of incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio shall be at least 2.0 to 1.0 and (y) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date (provided that such Indebtedness may provide for (A) customary offers to purchase upon a change of control, asset sale or event of loss and a mandatory offer to prepay from refinancing Indebtedness specified in subclause (ii) below, (B) customary acceleration rights after an event of default and (C) an initial maturity that is earlier than the Maturity Date so long as such Indebtedness automatically converts to Indebtedness maturing at least 91 days after the Maturity Date subject only to the condition that no payment event of default or bankruptcy (with respect to the Obligors) exists on the initial maturity date) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus the amount of fees and expenses incurred in connection therewith (unless such Indebtedness would otherwise be permitted to be issued in accordance with subclause (i) above);

(m) Indebtedness arising from agreements of the Obligors or any Borrower Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition, provided that such amount is not Indebtedness required to be reflected on the balance sheet of the Obligors or any Borrower Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);

(n) Indebtedness of any Obligor or any Borrower Subsidiary consisting of (i) financing of insurance premiums in an aggregate principal amount not to exceed €15,000,000 at any time outstanding or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(o) Indebtedness representing deferred compensation to employees of the Obligors (or any direct or indirect parent thereof) and the Borrower Subsidiaries incurred in the ordinary course of business;

(p) Indebtedness consisting of promissory notes issued by the Obligors and the Borrower Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Obligors or the Borrower Subsidiaries (or any direct or indirect parent thereof) permitted by Section 9.6(b);

(q) additional Indebtedness of Borrower Subsidiaries (and any guarantees thereof by such entities) under local working capital lines in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (r) to exceed €50,000,000;

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(s) cash management obligations and Indebtedness in respect of cash management services (including, without limitation, the Treasury Bank Overdraft Facility), netting services (including treasury and depository services), overdraft facilities, employee credit or debit card programs (including non-card electronic payment services and purchase card programs), cash pooling arrangements, electronic fund transfer services or similar arrangements in connection with cash management and deposit accounts;

(t) lease obligations in respect of Sale and Lease-Back Transactions in an aggregate principal amount not to exceed €15,000,000; and

(u) Indebtedness existing on the Closing Date and listed in Schedule 9.1.

9.2. Limitation on Liens. The Obligors will not, and will not permit any of the Borrower Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Obligors or any Borrower Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Sections 9.1(f) and (q), provided that (x) such Liens attach at all times only to the assets so financed or subject to the applicable Sale and Lease-Back Transaction except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Borrower Subsidiaries that are not Obligors securing Indebtedness permitted pursuant to Section 9.1;

(d) Liens existing on the Closing Date and listed on Schedule 9.2;

(e) the replacement, extension or renewal of any Lien permitted by clauses (e), (f) and (h) of this Section 9.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Borrower Subsidiary of an Obligor (or is a Borrower Subsidiary that survives a merger with such Person in the transaction in which such Person became a Borrower Subsidiary), or existing on assets acquired, pursuant to an acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 9.1(i); provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 9.1(i);

(g) Liens securing Indebtedness or other obligations (i) of the Obligors or any Borrower Subsidiary in favor of an Obligor and (ii) of any Borrower Subsidiary that is not an Obligor in favor of any other Borrower Subsidiary or the Parent or any Parent Subsidiary that is not an Obligor;

(h) Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(i) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 9.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Obligors or any of the Borrower Subsidiaries in the ordinary course of business permitted by this Agreement;

(k) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of the Obligors or any Borrower Subsidiary in the ordinary course of business;

(l) Liens solely on any cash earnest money deposits or other similar cash deposits made by the Obligors or any of the Borrower Subsidiaries in connection with any letter of intent, distribution agreement in the ordinary course of business or purchase agreement not prohibited hereunder;

(m) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; and

(n) additional Liens so long as the aggregate principal amount of the obligations secured thereby does not exceed €10,000,000 at any time outstanding; provided that no additional Liens shall be permitted over Collateral unless such Liens are fully subordinated or are in an aggregate amount which shall not exceed €5,000,000 at any time outstanding.

9.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 9.4 or 9.5, the Obligors will not, and will not permit any of the Borrower Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default would result therefrom, any Borrower Subsidiary or any other Person may be merged, amalgamated or consolidated with or into an Obligor, provided that (i) except as permitted by subclause (ii) below, a Credit Party shall be the continuing or surviving corporation, (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation involving an Obligor is not such Obligor (such surviving Person, as the case may be, being herein referred to as the “Successor Borrower”), such Successor Borrower shall expressly assume all the obligations of such Obligor under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) each applicable Obligor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Credit Documents confirmed that its obligations under the Credit Documents continue to apply to such Successor Borrower’s obligations under this Agreement, (v) the Investment resulting from such merger or consolidation, shall be permitted by Section 9.5, and (vi) the Successor Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger or consolidation complies with this Agreement (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Obligor under this Agreement);

(b) any Person may be merged, amalgamated or consolidated with or into an Obligor or any one or more Borrower Subsidiaries, provided that (i) either (x) such merger amalgamation or consolidation constitutes a Disposition permitted by Section 9.4 or (y) an Obligor or a Borrower Subsidiary shall be the continuing or surviving Person and the Investment resulting from such merger, amalgamation or consolidation is permitted by Section 9.5, (ii) in the case of any merger, amalgamation or consolidation in which an Obligor is the surviving Person, such Obligor shall execute any supplement to this Agreement and the Security Documents, as applicable, in form and substance reasonably satisfactory to the Administrative Agent in order to preserve and protect the Liens on the Collateral securing the applicable Obligations and (iii) the Administrative Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation complies with this Agreement.

9.4. Limitation on Sale of Assets. (1) The Obligors will not, and will not permit any of the Borrower Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Obligors or the Borrower Subsidiaries) and (2) the Obligors will not permit any Borrower Subsidiary to issue any Stock and Stock Equivalents, in each case, in excess of €1,000,000 per transaction or series of related transactions, except, in each case:

(a) the Obligors and the Borrower Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used, surplus or worn out equipment, vehicles and other assets in the ordinary course of business and (ii) Permitted Investments;

(b) Borrower Subsidiaries and the Obligors may issue Stock and Stock Equivalents and the Obligors and the Borrower Subsidiaries may dispose of assets, excluding a Disposition of accounts receivable, except in connection with the Disposition of any business to which such accounts receivable relate, for fair value, provided that (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of €5,000,000, the Obligors or such Borrower Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (i) (except in the case of a Disposition of Collateral) the following shall be deemed to be cash: (A) any liabilities (as shown on such Obligor’s or such Borrower Subsidiary’s most recent balance sheet provided hereunder) of Parent or such Obligor or Borrower Subsidiary, other than Junior Indebtedness, that are assumed by the transferee with respect to the applicable Disposition and for which the Obligors and all of the Borrower Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Obligor or such Borrower Subsidiary from such transferee that are converted by such Obligor or such Borrower Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by such Obligor or such Borrower Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 9.4(b)(i) and Section 9.4(c)(ii) that is at that time outstanding, shall not be in excess of €5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 8.9, (iii) with respect to any such Disposition (or series of related Dispositions), the Obligors shall be in compliance, on a Pro Forma Basis after giving effect to such Disposition, with the covenant set forth in Section 9.9 of the Cash Flow Term Credit Agreement for the most recently ended Test Period and (iv) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing;

(c) The Obligors and the Borrower Subsidiaries may make Dispositions to Parent or the Parent Subsidiaries, other Obligors or to any Borrower Subsidiary, provided that with respect to any such Dispositions (x) by Obligors to Borrower Subsidiaries that are not Obigors or (y) by Credit Parties to any Borrower Subsidiary that is not a Credit Party or (z) from Borrower Subsidiaries that are not Credit Parties to any Credit Party (i) such sale, transfer or disposition shall be for fair value, (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of €5,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (ii) (except in the case of a Disposition of Collateral) the following shall be deemed to be cash: (A) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (B) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 9.4(c)(ii) and Section 9.4(b)(i) that is at that time outstanding, shall not be in excess of €5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 8.9;

(d) Any Obligors and any Borrower Subsidiary may effect any transaction expressly permitted by Sections 9.3, 9.5 or 9.6 (including the making of any Restricted Payment);

(e) The Obligors and the Borrower Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(i) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(j) voluntary terminations of Hedge Agreements;

(k) Dispositions (including Sale and Lease-Back Transactions) prior to the Closing Date by a Borrower Subsidiary designed to generate foreign distributable reserves and which are not adverse to the Lenders in any material respect;

(l) Dispositions of accounts receivable of Borrower Subsidiaries pursuant to factoring arrangements that would otherwise be permitted to be incurred as Indebtedness hereunder pursuant to Section 9.1 (it being understood that upon any such Disposition, the amount of the uncollected receivable shall be deemed to be Indebtedness for purposes of Section 9.1 until the transferee has collected an amount from the account debtor at least equal to the amount paid to the applicable Borrower Subsidiary in respect of such accounts receivable);

(m) Dispositions of Borrower Subsidiaries with no assets;

(n) Dispositions of the Stock and Stock Equivalents of any Obligor to the extent any such disposition would not result in a Change of Control and provided always that immediately upon such disposition, the Credit Parties shall provide up to date Borrowing Base Certificates and Aggregate Borrowing Base Certificates and, to the extent that there is shown to be a breach of any of the Borrowing Limits as a result of the disposition, Section 4.3(b) shall apply. Furthermore, in the event that any such disposition results in the occurrence of the Trigger Date (based on the most recently delivered financial information), all the provisions of this Agreement which are triggered by the occurrence of the Trigger Date, shall immediately apply; and

(o) Dispositions of Accounts of any Designated Account Debtor pursuant to factoring arrangements in an aggregate amount (with an Account being deemed to be “outstanding” until the Borrower or applicable Subsidiary has received the full purchase price thereof from the purchaser) not to exceed €10,000,000 at any time outstanding and provided further that no such Accounts shall be included in any Borrowing Base following the time of their disposal (and the Credit Parties shall immediately inform the Administrative Agent of any such disposals under this subclause so that the Administrative Agent can make any adjustments to the Borrowing Bases that it considers necessary in light of such disposal).

9.5. Limitation on Investments. The Obligors will not, and will not permit any of the Borrower Subsidiaries to, make any Investment except:

(a) extensions of trade credit in the ordinary course of business and Investments resulting from VAT and other customs arrangements by Borrower Subsidiaries with local financial institutions in various jurisdictions in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of any Obligor (or any direct or indirect parent thereof) or any Borrower Subsidiary (i) for reasonable and customary business-related travel, relocation and analogous ordinary business purposes (including employee payroll advances) and (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Obligors (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are directly or indirectly contributed to Parent in cash;

(d) Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 9.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of an Obligor or any of its direct or indirect parent companies;

(g) (i) Investments by any Obligor or any Borrower Subsidiary in any Obligor; (ii) any Borrower Subsidiary that is not an Obligor in any Obligor or (iii) between or among Borrower Subsidiaries that are not Obligors and/or the Parent Subsidiaries;

(h) Investments by any Obligor in any subsidiary of the Parent in the ordinary course of business so long as at the time of such Investment (i) on a Pro Forma Basis the Payment Conditions are satisfied and (ii) such investments do not exceed at any time an outstanding aggregate amount of €10,000,000.

(i) Investments so long as at the time of such Investment on a Pro Forma Basis the Payment Conditions are satisfied;

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by clauses (b) and (c) of Section 9.4;

(k) loans and advances to any direct or indirect parent of an Obligor in lieu of, and not in excess of the amount of, Restricted Payments permitted to be made to such Person in accordance with Section 9.6;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(n) Guarantee Obligations of the Obligors or any Borrower Subsidiary of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 9.5 to the extent that such Investments do not constitute a majority of the assets acquired and were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) Investments in connection with the Transactions;

(q) Indebtedness under Hedge Agreements permitted under Section 9.1(h);

(r) Investments that would otherwise be permitted as Restricted Payments under Section 9.6(e)(iii); and

(s) unsecured Guarantee Obligations of any Obligors in respect of Indebtedness permitted by Section 9.1 (other than pursuant to Section 9.1(b)).

9.6. Limitation on Restricted Payments. The Obligors will not, and will not permit any of the Borrower Subsidiaries to, make any Restricted Payment, provided that, notwithstanding the foregoing:

(a) Any Obligor or any of its Borrower Subsidiaries may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or its parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents), provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) Any Obligor and its Borrower Subsidiaries may (or may make Restricted Payments to permit any direct or indirect parent thereof to) repurchase shares of their (or the parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Obligor (or any of its direct or indirect parent companies) and its Borrower Subsidiaries in an amount not to exceed €1,000,000 in any fiscal year of Parent (with unused budgeted amounts from any fiscal year available in any succeeding year); provided that such amount in any fiscal year may be increased by an amount not to exceed the cash proceeds from the sale of Stock and Stock Equivalents (other than Disqualified Equity Interests) of the Obligor (or any of its direct or indirect parent companies so long as such cash proceeds are contributed to the common equity of the Obligor) to officers, directors and employees of the Obligor (or any of its direct or indirect parent companies) and the Borrower Subsidiaries that occurs after the Closing Date;

(c) so long as no Event of Default has occurred and is continuing, the Obligors and the Borrower Subsidiaries may make Restricted Payments, provided that at the time of such Restricted Payment and after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied;

(d) any Obligor or any Borrower Subsidiary may make Restricted Payments:

(i) the proceeds of which shall be used to allow the Obligor or any direct or indirect parent of the Obligor to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed €2,000,000 in any fiscal year of Parent plus any reasonable and customary indemnification claims made by directors or officers of the Obligor (or any parent thereof) attributable to the ownership or operations of the Obligor and its Borrower Subsidiaries or (B) fees and expenses otherwise due and payable by any Credit Party or any of the Borrower Subsidiaries and permitted to be paid by the Credit Party or such Borrower Subsidiary under this Agreement;

(ii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any of its direct or indirect parents; and

(iii) to any direct or indirect parent of an Obligor to finance any Investment permitted to be made by an Obligor or a Borrower Subsidiary pursuant to Section 9.5; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) the Obligor, immediately following the closing thereof, shall cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to an Obligor or such Borrower Subsidiary or (2) the merger (to the extent permitted in Section 9.5) of the Person formed or acquired into an Obligor or its Borrower Subsidiaries and (C) the Obligor shall comply with Sections 8.8 and 8.9 to the extent applicable provided that at the time of any such Restricted Payment that is made to a Person that is not an Obligor, and after giving effect thereto on a Pro Forma Basis, the Payment Conditions are satisfied; and

(e) (i) any Obligor and any Borrower Subsidiary may make Restricted Payments to Parent or any other Obligor or Borrower Subsidiary (and pro rata Restricted Payments to the other equity holders of such Obligors or Borrower Subsidiaries), provided that at the time of any such Restricted Payment to a Person that is not an Obligor, and after giving effect thereto on a Pro Forma Basis, the Payment Conditions are satisfied and (ii) any Obligor and its Borrower Subsidiaries may make Restricted Payments to fund the operating expenses and taxes of any direct or indirect parent company of the Obligor to the extent attributable to its ownership of the Obligor and the Borrower Subsidiaries or pursuant to a tax sharing arrangement.

9.7. Limitations on Debt Payments and Amendments.

(a) The Obligors will not, and will not permit any Borrower Subsidiary to, prepay, repurchase or redeem or otherwise defease or acquire prior to the scheduled maturity thereof any Subordinated Indebtedness (collectively, “Junior Indebtedness”) (i) unless, at the time of and after giving Pro Forma Effect to such prepayment or other action, the Payment Conditions are satisfied or (ii) provided that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Obligors and any Borrower Subsidiary may prepay, repurchase or redeem Junior Indebtedness with the proceeds of Indebtedness permitted by Section 9.1(l).

(b) The Obligors will not, and will not permit any Borrower Subsidiary to, repay (including scheduled repayments), prepay, repurchase or redeem or otherwise defease or acquire any intercompany debt owing to a Person which is not an Obligor unless, at the time of and after giving Pro Forma Effect to such prepayment or other action, the Payment Conditions are satisfied (other than any payments made pursuant to the European Cash Management Arrangements, which shall be permitted).

(c) The Obligors will not waive, amend, modify, terminate or release any Junior Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect, provided that any Junior Indebtedness may be amended or modified in any manner (including to delete the subordination provisions therein) to the extent that, immediately after giving effect to such amendment or modification, the Obligors or any Borrower Subsidiary would have been permitted to incur such Indebtedness pursuant to Section 9.1(l) (other than with respect to scheduled repayment, final maturity date, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Maturity Date that do not arise as a result of such amendment or modification but including, without limitation, the Consolidated Interest Coverage Ratio set forth therein).

9.8. Transactions with Affiliates.

The Obligors will not, and will not permit any Borrower Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions with any Affiliate of the Obligors, involving aggregate payments in excess of €3,000,000, unless such transactions are (i) in the normal course of business and (ii) on terms that are not materially less favourable to the Obligors or such Borrower Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions will not apply to (a) the payment of fees to the Sponsor pursuant to any Management Agreement in an amount not to exceed €4,000,000 in any fiscal year (plus customary out-of-pocket expense reimbursement and indemnity) so long as no Event of Default shall have occurred and be continuing at the date of such payment or would result therefrom (it being understood that following the cure of all such Events of Default, such payments may be made), (b) Restricted Payments permitted by Section 9.6, (c) the payment of the expenses in connection with the Transactions, (d) loans, advances and other transactions between or among the Obligors and the Borrower Subsidiaries to the extent otherwise permitted under Section 9, (e) employment and severance arrangements between the Obligors and the Borrower Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by the Obligors (and/or any of their direct or indirect parent companies) and the Borrower Subsidiaries to any of their direct or indirect parent companies pursuant to tax sharing agreements among the Obligors (and/or any of its direct or indirect parent companies) and the Borrower Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Obligors and the Borrower Subsidiaries; provided that in each case the amount of such payments by the Obligors or the Borrower Subsidiaries in any fiscal year does not exceed the amount that the Obligors or the Borrower Subsidiaries would be required to pay in respect of Taxes for such fiscal year were the Obligors or the Borrower Subsidiaries (to the extent described above) to pay such taxes separately from any parent entity, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Obligors (and/or any of their direct or indirect parent companies) or the Borrower Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Obligors or the Borrower Subsidiaries, (h) payments by the Obligors or the Borrower Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures (in each case where such transactions relate to or benefit the Obligors or the Borrower Subsidiaries), which payments are approved by a majority of the board of directors of the relevant entity, in good faith, and either (i) limited to 1% of completed transactions and (ii) to the extent in excess of the amounts permitted by subclause (i) above, made from amounts that would have been permitted to be applied to make Restricted Payments pursuant to Section 9.6(c), (i) payments or loans (or cancellation of loans) to employees or consultants of the Obligors (and/or any of their direct or indirect parent companies) or the Borrower Subsidiaries which are approved by a majority of the board of directors of the relevant entity in good faith, and (j) modifications to Junior Indebtedness permitted by Section 9.7(c).

9.9. Consolidated Fixed Charge Coverage Ratio. The Obligors will not permit the Consolidated Fixed Charge Coverage Ratio, determined for any Test Period, to be less than 1.00 to 1.00, to be measured as of the last day of each fiscal quarter by reference to the then most recent quarterly financial statement for: (i) the EMEA Segment (prior to the Trigger Date) and (ii) the Obligors and the Distribution Principals (on and after a Trigger Date); commencing with the fiscal quarter ending immediately preceding the date on which the Aggregate Availability is less than the greater of (A) 10% of the Aggregate Revolving Commitments, and (B) €15,000,000 (the “Covenant Compliance Event”). The Consolidated Fixed Charge Coverage Ratio shall be tested immediately upon receipt by the Administrative Agent of the relevant quarterly financial statements. Once such covenant is in effect, compliance with the covenant will be discontinued (and the Covenant Compliance Event shall no longer be deemed to be continuing for the purposes of this Agreement) so long as no Default shall have occurred and be continuing on the day immediately succeeding the last day of the fiscal quarter which includes the day on which the Aggregate Availability has been greater than the greater of (A) 10% of the Aggregate Revolving Commitments, and (B) €15,000,000 for one calendar month.

For purposes of determining compliance with the foregoing Consolidated Fixed Charge Coverage Ratio covenant under this Section 9.9, any Specified Equity Contribution made during the period from the last day of the relevant period until the expiration of (i) with respect to a breach of the Consolidated Fixed Charge Coverage Ratio that occurs on the date of the Covenant Compliance Event, the date that is 10 days after such date or (ii) otherwise, the 10th day after the date on which financial statements are required to be delivered hereunder with respect to the relevant period will, at the request of the Administrative Borrower, be used to prepay the Facilities, provided that (A) in each four consecutive fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (B) no more than five Specified Equity Contributions may be made during the term of this Agreement and (C) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to no longer be in breach of the Covenant Compliance Event, after giving effect to such Specified Equity Contribution.

9.10. Changes in Business. The Credit Parties and the Borrower Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Credit Parties and the Borrower Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.11. Limitation on Restrictions on Distributions from Borrower Subsidiaries. The Obligors will not, and will not permit any Borrower Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower Subsidiary to (i) pay dividends or make any other distributions on its Stock or pay any Indebtedness or other obligations owed to any Obligor or any Borrower Subsidiary, (ii) make any loans or advances to any Obligor or any Borrower Subsidiary or (iii) transfer any of its property or assets to any Obligor or any Borrower Subsidiary, except any encumbrance or restriction:

(a) pursuant to an agreement or instrument as in effect at or entered into on the date hereof;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Stock of a Person, which Person is acquired by or merged or consolidated with or into an Obligor or any Borrower Subsidiary, or which agreement or instrument is assumed by an Obligor or any Borrower Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation) and not applying to an Obligor or any of the Borrower Subsidiaries (other than to any such Person or assets so acquired);

(c) pursuant to an agreement or instrument replacing or contained in any amendment, supplement or other modification to an agreement referred to in clause (a) or (b) above; provided, however, that the encumbrances and restrictions contained in any such replacement agreement or amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in such original agreement;

(d) (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Obligor or any Borrower Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of any Obligor or a Borrower Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of Real Estate interests set forth in any reciprocal easement agreements of an Obligor or any Borrower Subsidiary, or (v) pursuant to purchase money Indebtedness that impose encumbrances or restrictions on the property or assets so acquired;

(e) with respect to a Borrower Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Stock or assets of such Borrower Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over an Obligor or any Borrower Subsidiary or any of their businesses;

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 9.1, if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the agreements set forth in clause (a) above (as determined in good faith by the Administrative Borrower);

(h) restrictions and conditions on any Subsidiary by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder;

(i) contractual obligations binding on a Borrower Subsidiary at the time such Borrower Subsidiary first becomes a Borrower Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Borrower Subsidiary;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.5 and applicable solely to such joint venture;

(k) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(l) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) Secured Indebtedness otherwise permitted to be incurred under Sections 9.1(f) and (j) that limit the right of the obligor to dispose of the assets securing such Indebtedness; and

(n) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business.

9.12. FATCA Status. No Credit Party shall become a FATCA FFI or a U.S. Tax Obligor.

SECTION 10. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1. Payments. Any Credit Party shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or fees owing hereunder or (c) default, and such default shall continue for 30 or more days, in the payment when due of any other amounts owing hereunder or under any other Credit Document.

10.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered by it pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

10.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1(l)(i), 8.2(b), 8.5, 8.8 or Section 9;

(b) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(j) that shall continue unremedied for a period of at least three Business Days; and

(c) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1 or 10.2 or clause (a) of this Section 10.3) contained in this Agreement, any Security Document, any guarantee and such default shall continue unremedied for a period of at least 30 days (or 10 Business Days in the case of a breach of obligations under Section 8.15 during a Cash Dominion Period) after receipt of written notice to the Administrative Borrower from the Administrative Agent or the Required Lenders.

10.4. Default Under Other Agreements. A Credit Party or any of the Borrower Subsidiaries shall (i) default in any payment when due with respect to any Indebtedness (other than the Obligations) in excess of €10,000,000 in the aggregate, for the Credit Parties and such Borrower Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness in excess of €10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice, the passage of time or both, any such Indebtedness to become due prior to its stated maturity.

10.5. Insolvency action. Any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, a provisionary or definitive moratorium, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary), (B) a composition, compromise, assignment or arrangement with any creditor of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary), (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary), or any of its assets; or enforcement of any Lien over any assets of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary), or (in each case) any analogous procedure or step is taken in any jurisdiction provided that any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement shall not constitute an Event of Default under this paragraph (h);

10.6. Insolvency.

(a) Any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary):

(i) is unable or admits inability to pay its debts as they fall due;

(ii) is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii) suspends or threatens to suspend making payments on any of its debts; or

(iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Credit Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b) The value of the assets of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary) is less than its liabilities (taking into account contingent and prospective liabilities);

(c) A moratorium or provisionary moratorium is declared in respect of any indebtedness of any Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary). If a moratorium or provisionary moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium or provisionary moratorium;

(d) Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of Credit Party or Borrower Subsidiary (but only to the extent that such Borrower Subsidiary is a Material Subsidiary);

(e) A Swiss Insolvency Event occurs in respect of the Swiss Borrower;

(f) A German Insolvency Event occurs in respect of a German Relevant Entity;

10.7. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under Section 4041(c) or Section 4042 of ERISA including the giving of written notice thereof; the PBGC has given written notice to Parent of its intent to terminate any Plan or to appoint a trustee to administer any Plan or the occurrence of any event or condition which Parent reasonably expects to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; any Borrower, any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 or 4201 of ERISA or Section 4971 or 4975 of the Code or on account of a Multiemployer Plan under Section 4201 or 4204 of ERISA (including the giving of written notice thereof); and (b) it is reasonably likely from any event or events set forth in clause (a) of this Section 10.7 that the imposition of a lien, the granting of a security interest, or a liability would result, and such lien, security interest or liability would reasonably be expected to have a Material Adverse Effect.

10.8. Guarantee. The guarantee by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Credit Party shall deny or disaffirm in writing its material obligations under any such guarantee.

10.9. Documents. Any Credit Document (or Security Document covering assets in the aggregate in excess of €7,500,000) or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor under any Security Documents shall deny or disaffirm in writing any grantor’s material obligations under any Security Document.

10.10. Judgments. One or more judgments or decrees shall be entered against any Obligor or any of the Borrower Subsidiaries involving a liability of €15,000,000 or more in the aggregate for all such judgments and decrees for any Borrower and the Borrower Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

10.11. Material Adverse Effect. A Material Adverse Effect occurs.

10.12. Audit qualification. The auditors of the Parent qualify the audited annual consolidated financial statements, or following the Trigger Date, the auditors of the Obligors qualify the audited annual consolidated financial statements of any of the Obligors, provided always that the only qualifications which shall trigger this Event of Default are ones relating to non-disclosure of information and/or the inability of the relevant entity to carry on its business as a going concern.

10.13. Pensions Regulator. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Credit Party or Borrower Subsidiary unless the aggregate liability of the Credit Parties and Borrower Subsidiaries under all Financial Support Directions and Contribution Notices is less than €1,000,000.

10.14. Change of Control. A Change of Control shall occur,

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Administrative Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce their claims against the Borrowers, except as otherwise specifically provided for in this Agreement, (i) terminate the outstanding Commitments (at which time they shall immediately be cancelled) and/or (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties and/or (iii) exercise or direct the Collateral Agent to exercise any or all of its rights, powers or discretions under the Credit Documents; provided that, if an Event of Default specified in Sections 10.5 or 10.6 shall occur with respect to any Credit Party, the result that would occur upon the giving of written notice by the Administrative Agent as specified shall occur automatically without the giving of any such notice.

With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable Borrower(s) shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in cash (and in the same currencies as the Letters of Credit) equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. The Borrowers agree to grant to the Administrative Agent, for the benefit of the Letter of Credit Issuers, a security interest in such cash collateral to secure all Obligations of such Borrowers in respect of such Letters of Credit under this Agreement and the other Credit Documents. Each Borrower shall execute and deliver to the Administrative Agent, for the account of the Letter of Credit Issuers, such further documents and instruments as the Administrative Agent may at such time request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Credit Documents. After all Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to the applicable Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

In connection with any acceleration of the Obligations as contemplated by clause (ii) above, the Designated Obligations shall, automatically and with no further action required by the Administrative Agent or any Lender, be converted into Euros based on the Euro Equivalent amount thereof, determined using the Spot Rate calculated as of the date of such acceleration and from and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Euros at the rate otherwise applicable hereunder.

SECTION 11. The Administrative Agent and the Collateral Agent

Part 1 - Role of the Administrative Agent, the Letter of Credit Issuers and Others.

11.1. Appointment of the Administrative Agent.

(a) Each of the Lenders, the Letter of Credit Issuers and each other Secured Party (for itself and on behalf of an Affiliate who may provide Bank Products or be party to Hedge Agreements) appoints the Administrative Agent to act as its agent under and in connection with the Credit Documents.

(b) Each of the Lenders and the Letter of Credit Issuers authorises the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Credit Documents together with any other incidental rights, powers, authorities and discretions.

11.2. Instructions.

(a) The Administrative Agent shall (i) unless a contrary indication appears in a Credit Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by (A) all Lenders if the relevant Credit Document stipulates the matter is an all Lender decision, and (B) in all other cases, the Required Lenders, the European Required Lenders or the French Required Lenders (as applicable), and not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Administrative Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders, the European Required Lenders or the French Required Lenders (as applicable) (or, if the relevant Credit Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c) Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Credit Document and unless a contrary indication appears in a Credit Document, any instructions given to the Administrative Agent by the Required Lenders, the European Required Lenders or the French Required Lenders (as applicable) shall override any conflicting instructions given by any other parties and will be binding on all Secured Parties save for the Collateral Agent.

(d) The Administrative Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Credit Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e) In the absence of instructions, the Administrative Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f) The Administrative Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Credit Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Collateral or Security Documents.

11.3. Duties of the Administrative Agent.

(a) The Administrative Agent’s duties under the Credit Documents are solely mechanical and administrative in nature.

(b) Subject to paragraph (c) below, the Administrative Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Administrative Agent for that party by any other party.

(c) Paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d) Except where a Credit Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(e) If the Administrative Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Secured Parties.

(f) If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Administrative Agent or the Collateral Agent) under this Agreement, it shall promptly notify the other Secured Parties.

(g) The Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in the Credit Documents to which it is expressed to be a party (and no others shall be implied).

11.4. No Fiduciary Duties.

(a) Nothing in any Credit Document constitutes the Administrative Agent or any Letter of Credit Issuer as a trustee or fiduciary of any other person.

(b) Neither the Administrative Agent nor any Letter of Credit Issuer shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

11.5. Business with the Group. The Administrative Agent and the Letter of Credit Issuers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

11.6. Rights and Discretions.

(a) The Administrative Agent and the Letter of Credit Issuers may (i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized, (ii) assume that (A) any instructions received by it from the Required Lenders, the European Required Lenders, the French Required Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Credit Documents, and (B) unless it has received notice of revocation, that those instructions have not been revoked, and (iii) rely on a certificate from any person (A) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person, or (B) to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b) The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that (i) no Default has occurred (unless it has actual knowledge of a Default arising under Section 10.1 or 10.2, (ii) any right, power, authority or discretion vested in any party or any group of Lenders has not been exercised, and (iii) any notice or request made by a Credit Party (other than a Borrowing Request) is made on behalf of and with the consent and knowledge of all the Credit Parties.

(c) The Administrative Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Administrative Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Administrative Agent (and so separate from any lawyers instructed by the Lenders) if the Administrative Agent in its reasonable opinion deems this to be desirable.

(e) The Administrative Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Administrative Agent or by any other party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f) The Administrative Agent may act in relation to the Credit Documents through its officers, employees and agents and the Administrative Agent shall not (i) be liable for any error of judgment made by any such person; or (ii) be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Administrative Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(g) Unless a Credit Document expressly provides otherwise the Administrative Agent may disclose to any other party any information it reasonably believes it has received as agent under this Agreement.

(h) Without prejudice to the generality of paragraph (g) above, the Administrative Agent (i) may disclose, and (ii) on the written request of the Borrowers or the Required Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Administrative Borrower and to the other Credit Parties.

(i) Notwithstanding any other provision of any Credit Document to the contrary, neither the Administrative Agent nor any Letter of Credit Issuer is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j) The Administrative Agent is not obliged to disclose to any Credit Party any details of the rate notified to the Administrative Agent by any Lender or the identity of any such Lender.

(k) Notwithstanding any provision of any Credit Document to the contrary, the Administrative Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

11.7. Responsibility for Documentation. Neither the Administrative Agent nor the Letter of Credit Issuers are responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Letter of Credit Issuers, a Credit Party or any other person in or in connection with any Credit Document or the Lender Presentation or any reports or the transactions contemplated in the Credit Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Credit Document or the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document or the Collateral; or

(c) any determination as to whether any information provided or to be provided to any Credit Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

11.8. No Duty To Monitor. The Administrative Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any party of its obligations under any Credit Document; or

(c) whether any other event specified in any Credit Document has occurred.

11.9. Exclusion of Liability.

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Credit Document excluding or limiting the liability of the Administrative Agent or the Letter of Credit Issuers), none of the Administrative Agent nor the Letter of Credit Issuers will be liable for (i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Credit Document or the Collateral, unless directly caused by its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), (ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Credit Document, the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Credit Document or the Collateral, or (iii) without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of (A) any act, event or circumstance not reasonably within its control, or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No party (other than the Administrative Agent or the Letter of Credit Issuers (as applicable)) may take any proceedings against any officer, employee or agent of the Administrative Agent or the Letter of Credit Issuers, in respect of any claim it might have against the Administrative Agent or the Letter of Credit Issuers or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Credit Document and any officer, employee or agent of the Administrative Agent or the Letter of Credit Issuers may rely on this Section.

(c) The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Credit Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Administrative Agent to carry out (i) any “know your customer” or other checks in relation to any person, or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.

(e) Without prejudice to any provision of any Credit Document excluding or limiting the Administrative Agent’s liability, any liability of the Administrative Agent arising under or in connection with any Credit Document or the Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Administrative Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Administrative Agent at any time which increase the amount of that loss. In no event shall the Administrative Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Administrative Agent has been advised of the possibility of such loss or damages.

11.10. Lenders’ Indemnity to the Administrative Agent.

(a) Each Lender shall (in proportion to its share of the total Aggregate Revolving Commitments or, if the Aggregate Revolving Commitments are then zero, to its share of the Aggregate Revolving Commitments immediately prior to their reduction to zero) indemnify the Administrative Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent (otherwise than by reason of the Administrative Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction)) in acting as Administrative Agent under the Credit Documents (unless the Administrative Agent has been reimbursed by a Credit Party pursuant to a Credit Document).

(b) Subject to paragraph (c) below, the Credit Parties shall immediately on demand reimburse any Lender for any payment that Lender makes to the Administrative Agent pursuant to paragraph (a) above.

(c) Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Administrative Agent to a Credit Party.

11.11. Resignation of the Administrative Agent.

(a) The Administrative Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Credit Parties.

(b) Alternatively the Administrative Agent may resign by giving 30 days’ notice to the Lenders and the Credit Parties, in which case the Required Lenders (after consultation with the Administrative Borrower) may appoint a successor Administrative Agent.

(c) If the Required Lenders have not appointed a successor Administrative Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Administrative Agent (after consultation with the Administrative Borrower) may appoint a successor Administrative Agent.

(d) If the Administrative Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Administrative Agent is entitled to appoint a successor Administrative Agent under paragraph (c) above, the Administrative Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Administrative Agent to become a party to this Agreement as Administrative Agent) agree with the proposed successor Administrative Agent amendments to this Section 11 - Part A consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Administrative Agent’s normal fee rates and those amendments will bind the parties.

(e) The retiring Administrative Agent shall, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Credit Documents. The Credit Parties shall, within three Business Days of demand, reimburse the retiring Administrative Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f) The Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g) Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Credit Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Section 12.5 and this Section 13 - Part A (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

11.12. Replacement of the Administrative Agent.

(a) After consultation with the Administrative Borrower, the Required Lenders may, by giving 30 days’ notice to the Administrative Agent replace the Administrative Agent by appointing a successor Administrative Agent.

(b) The retiring Administrative Agent shall make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purpose of performing its functions as Administrative Agent under the Credit Documents.

(c) The appointment of the successor Administrative Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Administrative Agent. As from this date, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Credit Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Section 12.5 and this Section 11 - Part I (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date).

(d) Any successor Administrative Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

11.13. Confidentiality.

(a) In acting as agent for the Secured Parties, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Credit Document to the contrary, the Administrative Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

11.14. Relationship with the Lenders.

(a) The Administrative Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Administrative Agent’s principal office as notified to the Secured Parties from time to time) as the Lender acting through its lending office (i) entitled to or liable for any payment due under any Credit Document on that day, and (ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Credit Document made or delivered on that day, unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Any Lender may by notice to the Administrative Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Credit Documents. Such notice shall contain the address, fax number and (where communication by electronic systems is permitted under Section 12.2) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Section 12.2 and the Administrative Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

11.15. Credit Appraisal By The Lenders and Letter of Credit Issuers. Without affecting the responsibility of any Credit Party for information supplied by it or on its behalf in connection with any Credit Document, each Lender and each Letter of Credit Issuer confirms to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Credit Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Credit Document, the Collateral and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document or the Collateral;

(c) whether that Lender or Letter of Credit Issuer has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Credit Document, the Collateral, the transactions contemplated by the Credit Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document or the Collateral;

(d) the adequacy, accuracy or completeness of the Lender Presentation, any reports and any other information provided by the Administrative Agent, any party or by any other person under or in connection with any Credit Document, the transactions contemplated by any Credit Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Collateral or the existence of any security interest affecting the Collateral.

11.16. Administrative Agent’s Management Time. Any amount payable to the Administrative Agent under Section 12.5 shall include the cost of utilizing the Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Administrative Agent under Section 3.

11.17. Deduction From Amounts Payable By The Administrative Agent. If any party owes an amount to the Administrative Agent under the Credit Documents the Administrative Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Administrative Agent would otherwise be obliged to make under the Credit Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Credit Documents that party shall be regarded as having received any amount so deducted.

11.18. Reliance And Engagement Letters. Each Secured Party confirms that the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents and to bind it in respect of those reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

Part 2 – Collateral Agent Provisions.

11.19. Appointment of the Collateral Agent.

(a) Each of the Secured Parties (for itself and on behalf of its Affiliates who may provide Bank Products and/or be party to any Hedge Agreements) irrevocably appoints the Collateral Agent to act as its trustee in connection with the Security Documents.

Each of the Secured Parties (for itself and on behalf of its Affiliates who may provide Bank Products and/or be party to any Hedge Agreements) irrevocably appoints the Collateral Agent to create, register, manage and enforce any Lien created by the French Collateral Documents pursuant to article 2328-1 of the French Civil Code, as amended from time to time.

(b) Each of the Secured Parties (for itself and on behalf of its Affiliates who may provide Bank Products and/or be party to any Hedge Agreements) authorizes the Collateral Agent to exercise the rights specifically given to the Collateral Agent under or in connection with the Credit Documents together with any other incidental rights.

(c) Each of the Secured Parties (for itself and on behalf of its Affiliates who may provide Bank Products and/or be party to any Hedge Agreements) irrevocable authorizes the Collateral Agent to create, register, manage and enforce on its behalf any Lien created by the Belgian Collateral Documents and designates and appoints the Collateral Agent as its representative (vertegenwoordiger/représentant) within the meaning of Article 5 of the Belgian Act of 15 December 2004 on financial collateral arrangements and several tax dispositions in relation to security collateral arrangements and loans of financial instruments, as amended from time to time, to create, register, manage and/or enforce on its behalf any Lien created by a Belgian Collateral Document constituting financial collateral.

(d) Notwithstanding with the obligations assumed by each of the Secured Parties pursuant to paragraphs above, each such Person undertakes to grant as many powers of attorney as Spanish laws and regulations may require for the purposes of appointing the Collateral Agent as its representative for granting, registration, amendment and enforcement purposes in relation to any Spanish Collateral Document. Additionally, if required by law or needed for enforcement or registration purposes, each such Person undertakes to comply with the obligation to obtain a Spanish Tax Identification number (N.I.F.) in Spain before the relevant Spanish Tax Authorities.

11.20. Role of the Collateral Agent.

(a) The Collateral Agent shall (and hereby declares that it shall) hold the benefit of the Security Documents on trust for the Secured Parties on the terms contained in this Agreement. The Collateral Agent shall hold all securities under a Swiss Collateral Document that is accessory in nature (akzessorisch) for itself and for and on behalf of each Secured Party as a direct representative (direkter Stellvertreter) and all securities under a Swiss Collateral Document that is non-accessory in nature (nicht akzessorisch) as an agent for the benefit of the Secured Parties (Halten unter einem Treuhandverhältnis).

(b) If the Collateral Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Secured Parties.

(c) The Collateral Agent does not have any duties except those expressly set out in the Credit Documents. In particular, the Collateral Agent shall not be subject to the duty of care imposed on trustees by the U.K.’s Trustee Act 2000.

11.21. German Collateral matters. In relation to the German Collateral Documents the following additional provisions shall apply:

(a) The Collateral Agent, with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other Collateral created under German law (“German Collateral”), shall:

(i) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties;

(ii) hold, administer, and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Collateral Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Secured Party hereby authorizes and each future Secured Party by becoming a party to this Agreement in accordance with Section 12.6 of this Agreement authorizes and grants a power of attorney (Vollmacht) to the Collateral Agent (whether or not by or through employees or agents) to:

(i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

(ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person, all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;

(iii) realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;

(iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;

(v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and

(vi) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto.

(c) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Collateral Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d) Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement in accordance with Section 12.6 of this Agreement ratifies and approves, all acts and declarations previously done by the Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).

11.22. German Agent provisions. For the purpose of performing its rights and obligations as Collateral Agent and to make use of any authorization granted under the German Collateral Documents, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with Section 12.6 of this Agreement authorizes, the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Collateral Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

11.23. No Fiduciary Duties. The Collateral Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

11.24. Business with the Credit Parties. The Collateral Agent may accept deposits from, lend money to, invest in and generally engage in any kind of banking or other business with any Credit Party and any Affiliate of such Credit Party.

11.25. Discretions of the Collateral Agent.

(a) The Collateral Agent may rely on (i) any representation, notice, document or other communication believed by it to be genuine, correct and appropriately authorized, and (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b) The Collateral Agent may assume that (i) no Default has occurred, and (ii) any right vested in any Secured Party has not been exercised.

(c) The Collateral Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d) The Collateral Agent may act in relation to the Credit Documents through its personnel and agents.

(e) Notwithstanding that the Collateral Agent and one or more of the other Secured Parties may from time to time be the same entity, that entity has entered into the Credit Documents in those separate capacities. However, where the Credit Documents provide for the Collateral Agent and the other Secured Parties to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Credit Documents provide in certain cases for the same to be in writing.

(f) Except as otherwise expressly provided in this Agreement, the Collateral Agent shall be and is hereby authorised to assume without enquiry, in the absence of actual notice to the contrary, that each Credit Party and the other parties to any of the Credit Documents (other than the Collateral Agent) is duly performing and observing all the covenants and provisions contained in or arising pursuant to this Agreement or any other Credit Document respectively relating to it and on its part to be performed and observed.

11.26. Required Lenders’ Instructions.

(a) Unless a contrary indication appears in a Credit Document, the Collateral Agent shall (i) act in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders or in the absence of an instruction from them, refrain from acting or exercising any power, authority, discretion or other right vested in it as Collateral Agent), and (ii) not be liable for any act (or omission) if it acts (or refrain from taking any action) in accordance with an instruction of the Required Lenders, the European Required Lenders or the French Required Lenders.

(b) Unless a contrary indication appears in a Credit Document, any instructions given by the Required Lenders (or, if required to be given by either of them, the European Required Lenders or the French Required Lenders) will be binding on all the Lenders.

(c) The Collateral Agent may refrain (i) from acting in accordance with the instructions of the Required Lenders (or, if required to be given by either of them, the European Required Lenders or the French Required Lenders (or, if appropriate, the Lenders)) or otherwise until it has received such security and/or indemnity as it may require for any Losses (including any associated irrecoverable VAT) which it may incur in complying with the instructions, and (ii) from doing anything which may in its opinion be a breach of any law or duty of confidentiality or be otherwise actionable at the suit of any person.

(d) In the absence of instructions from the Required Lenders, (or, if required to be given by either of them, the European Required Lenders or the French Required Lenders) (or, if appropriate, the Lenders), the Collateral Agent may act (or refrain from taking action) as it considers to be in the best interests of the relevant Required Lenders.

(e) The Collateral Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Credit Document.

11.27. Responsibility for Documentation. The Collateral Agent is not responsible for:

(a) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Secured Party, any Credit Party or any other person given in or in connection with any Credit Document; or

(b) the legality, validity, effectiveness, adequacy or enforceability of any Credit Document or any other agreement, arrangement or other document entered into, made or executed in anticipation of or in connection with any Credit Document.

11.28. Exclusion of Liability.

(a) Without limiting Section 11.28(b), the Collateral Agent will not be liable for any action taken by it under or in connection with any Credit Document, unless directly caused by its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(b) No Party may take any proceedings against any officer, employee or agent of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Credit Document. Any officer, employee or agent of the Collateral Agent may rely on this Section 11.28(b).

(c) The Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Credit Documents to be paid by the Collateral Agent if the Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Collateral Agent for that purpose.

(d) The Collateral Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect of any of them or to require any other person to maintain that insurance and shall not be responsible for any Losses which may be suffered as a result of the lack or inadequacy of that insurance.

(e) The Collateral Agent shall not be responsible for any Losses occasioned to the Collateral, however caused, by any Credit Party or any other person by any act or omission on the part of any person (including any bank, broker, depository, warehouseman or other intermediary or any clearing system or the operator of it), or otherwise, unless those Losses are occasioned by the Collateral Agent’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In particular the Collateral Agent shall be not responsible for any Losses which may be suffered as a result of any assets comprised in the Collateral, or any deeds or documents of title to them, being uninsured or inadequately insured or being held by it or by or to the order of any custodian or by clearing organisations or their operators or by any person on behalf of the Collateral Agent.

(f) The Collateral Agent shall have no responsibility to any Credit Party as regards any deficiency which might arise because any Credit Party is subject to any tax in respect of the Collateral or any income or any proceeds from or of them.

(g) The Collateral Agent shall not be liable for any failure, omission or defect in giving notice of, registering or filing, or procuring registration or filing of, or otherwise protecting or perfecting, the security constituted over the Collateral.

11.29. Lenders’ Indemnity to the Collateral Agent.

(a) Each Lender shall (in proportion to its share of the Aggregate Revolving Commitments or, if the Aggregate Revolving Commitments are then zero, to its share of the Aggregate Revolving Commitments immediately prior to their reduction to zero) indemnify the Collateral Agent, within three (3) Business Days of demand, against any Losses sustained or incurred by the Collateral Agent (otherwise than by reason of the Collateral Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction)) in acting as the Collateral Agent under the Credit Documents (unless the Collateral Agent has been reimbursed by a Credit Party pursuant to a Credit Document).

(b) The Collateral Agent may, in priority to any payment to the Lenders, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Credit Documents in its capacity as Collateral Agent. The Collateral Agent shall have a lien on the security constituted over the Collateral and the proceeds of enforcement of this Agreement for all such sums.

11.30. Resignation.

(a) The Collateral Agent may resign and appoint one of its Affiliates as successor by giving notice to the other parties.

(b) Alternatively the Collateral Agent may resign by giving notice to the other parties, in which case the Required Lenders (after consultation with the Administrative Borrower) may appoint a successor Collateral Agent.

(c) If the Required Lenders have not appointed a successor Collateral Agent in accordance with Section 11.30(b) within 30 days after notice of resignation was given, the Collateral Agent may appoint a successor Collateral Agent.

(d) The retiring Collateral Agent shall, at its own cost, make available to the successor Collateral Agent any documents and records and provide any assistance which the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under the Credit Documents.

(e) A notice of resignation from the Collateral Agent shall only take effect upon the appointment of a successor.

(f) Upon the appointment of a successor, the retiring Collateral Agent shall be discharged from any further obligation in respect of the Credit Documents but shall remain entitled to the benefit of this Section 11 - Part II. Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if the successor had been an original party.

11.31. Additional Collateral Agent. The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate Collateral Agent or as a cotrustee jointly with it (any such person, an “Additional Collateral Agent”):

(a) if it is necessary in performing its duties and if the Collateral Agent considers that appointment to be in the interest of the Secured Parties; or

(b) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant; or

(c) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction,

and the Collateral Agent will give notice to the Administrative Borrower and the Administrative Agent of any such appointment.

11.32. Confidentiality.

(a) In acting as Collateral Agent for the Secured Parties, the Collateral Agent shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Collateral Agent, it may be treated as confidential to that division or department and the Collateral Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Credit Document to the contrary, the Collateral Agent is not obliged to disclose to any other person (i) any confidential information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

11.33. Relationship with the Lenders. The Collateral Agent may treat each Lender as a Lender, entitled to payments under this Agreement unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

11.34. Credit Appraisal by the Lenders. Without affecting the responsibility of each Credit Party for information supplied by it or on its behalf in connection with any Credit Document, each Lender and each Letter of Credit Issuer confirms to the Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Credit Document, including:

(a) the financial condition, status and nature of each Credit Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(c) whether that Lender or Letter of Credit Issuer has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Credit Document, the transactions contemplated by the Credit Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Credit Document; and

(d) the adequacy, accuracy and/or completeness of any information provided by the Collateral Agent, any other party or any other person under or in connection with any Credit Document, the transactions contemplated by the Credit Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

11.35. Management Time. Any amount payable to the Collateral Agent by way of fees or indemnity under this Agreement or any Credit Document shall include the cost of utilising the Collateral Agent’s management time or other resources (which will be calculated on the basis of such reasonable daily or hourly rates as the Collateral Agent may notify to the Credit Parties).

11.36. Security Documents.

(a) The Collateral Agent shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Security Documents and shall not (i) be bound or concerned to examine or enquire into the title of any person, or (ii) be liable for any defect or failure in the title of any person, whether that defect or failure was known to the Collateral Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not.

(b) Upon the appointment of any successor Collateral Agent under Section 11.30(b), the resigning Collateral Agent shall execute and deliver any documents and do any other acts and things which may be necessary to vest in the successor Collateral Agent all the rights vested in the resigning Collateral Agent under the Security Documents.

(c) Each of the other Secured Parties (i) authorises the Collateral Agent to hold each mortgage or charge created pursuant to any Credit Document in its sole name as Collateral Agent for the Secured Parties and (ii) requests the Land Registry to register the Collateral Agent as the sole proprietor of any mortgage or charge so created.

11.37. Distribution of Proceeds of Enforcement.

(a) To the extent that the Security Documents provide for the net proceeds of any enforcement to be applied against the Secured Obligations, the Collateral Agent shall pay them to the Administrative Agent and the Agent shall apply them in payment of any amounts due but unpaid under the Credit Documents, if applicable in the order set out in Section 2.11(b). This shall override any appropriation made by any Credit Party.

(b) The Collateral Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

11.38. No Obligation to Remain in Possession. If the Collateral Agent, any receiver or any delegate takes possession of all or any of the Collateral, it may from time to time in its absolute discretion relinquish such possession.

11.39. Collateral Agent’s Obligation to Account. The Collateral Agent shall not in any circumstances (either by reason of taking possession of the Collateral or for any other reason and whether as mortgagee in possession or on any other basis):

(a) be liable to account to any Credit Party or any other person for anything except the Collateral Agent’s own actual receipts which have not been distributed or paid to that Credit Party or the persons entitled or at the time of payment believed by the Collateral Agent to be entitled to them; or

(b) be liable to the Credit Party or any other person for any principal, interest or Losses from or connected with any realisation by the Collateral Agent of the Collateral or from any act, default, omission or misconduct of the Collateral Agent, its officers, employees or agents in relation to the Collateral or from any exercise or non-exercise by the Collateral Agent of any right exercisable by it under this Agreement unless they shall be caused by the Collateral Agent’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

11.40. Receiver’s and Delegate’s Obligation to Account. All the provisions of Section 11.39 shall apply in respect of the liability of any receiver or administrator or delegate in all respects as though every reference in Section 11.39 to the Collateral Agent were instead a reference to the receiver or, as the case may be, administrator or delegate.

SECTION 12. Miscellaneous

12.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may (as applicable depending on the relevant Credit Document), from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the scheduled repayment date of any principal of any Loan (which, for the avoidance of doubt, does not include payments pursuant to Section 4.3, it being understood that only the consent of the European Required Lenders (with respect to payments relating to the European Borrowers) or the French Required Lenders (with respect to payments relating to the French Borrower) shall be necessary to waive any obligations of the Credit Parties to make payments pursuant to Section 4.3) or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Credit Parties to pay interest at the “default rate”), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 4.4(a) (with respect to the ratable allocation of any payments only) and 12.8(a), or amend or modify the definition of “Pro Rata Share”, or make any Loan, interest, fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definitions of the term “Required Lenders”, “European Required Lenders” or “French Required Lenders”, consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.3) or alter the order of application set forth in Sections 2.11(b), 4.2(b) or 4.3(b), in each case without the written consent of each Secured Party directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 11 without the written consent of the then-current Administrative Agent and Collateral Agent, or (iv) release all or any of the Credit Parties from their obligations under this Agreement, Parent under the guarantee (except as expressly permitted by the guarantee or this Agreement including without limitation, pursuant to a transaction resulting in payments made pursuant to Section 4.3 or not prohibited by Section 9.4) or subordinate or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (v) amend the definition of “Interest Period” so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (vi) change the definition of the terms “Borrowing Base”,

“English Borrowing Base”, “Dutch Borrowing Base”, “Belgian Borrowing Base”, “German Borrowing Base”, “Swiss Borrowing Base”, “French Borrowing Base”, “Aggregate Borrowing Base” or “Availability” or any component definition thereof or similar term if as a result thereof the amounts available to be borrowed by any Borrowers would be increased, without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders, or (vii) affect the rights or duties of any Letter of Credit Issuer under this Agreement or any Letter of Credit issued or to be issued by it unless in writing and signed by such Letter of Credit Issuer in addition to the Lenders otherwise required herein, or (viii) affect the rights or duties of any Swingline Lender under this Agreement unless in writing and signed by such Swingline Lender in addition to the Lenders otherwise required herein. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Commitments or Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding any of the foregoing, the Administrative Agent, acting in its sole reasonable discretion, and the Credit Parties may (without the consent of any Lender) amend or supplement this Agreement and the other Credit Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Obligors on any Collateral shall be automatically released (i) in the case of all Obligors, in full, upon payment in full of the Obligations under this Agreement (other than indemnification and other contingent obligations for which no claim has been asserted) and the Termination Date with respect to the Revolving Facilities, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Obligor to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Obligor upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to an Obligor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 12.1), (v) to the extent the property constituting such Collateral is owned by any Obligor or any Guarantor (other than Parent), upon the release of such Obligor from its obligations under this Agreement or upon release of such Guarantor from its obligations under the applicable Security Documents (it being understood that any such disposed of Obligor or Guarantor shall be released from all of its obligations under the Credit Documents in connection therewith) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. In addition to the foregoing, the Collateral Agent, in its reasonable discretion, may release Liens granted to the Collateral Agent, for the benefit of the Secured Parties, on Collateral valued in an aggregate amount not in excess of €10,000,000 per fiscal year of Parent without the prior written authorization of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Obligor, Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

12.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Obligors and/or Guarantors, the Administrative Agent, the Swingline Lenders, the Letter of Credit Issuers or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders shall not be effective until received.

12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, Letter of Credit Issuers or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder.

12.5. Payment of Expenses; Indemnity. Each of the Credit Parties jointly and severally agree, subject to the provisions of Section 4.5(b), (a) to pay or reimburse the Agents and their Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any syndication, amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and (except with respect to Taxes, the payment of which are to be governed by Section 4.5) the consummation and administration of the transactions contemplated hereby and thereby (but limited, as to legal fees and expenses, to the out-of-

pocket reasonable fees, disbursements and other charges of Mayer Brown International LLP and Loyens & Loeff N.V. (or their successors from time to time) and up to one special and local counsel in respect of each relevant jurisdiction, as applicable), (b) to pay or reimburse all reasonable out-of-pocket expenses incurred by a Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent and the Collateral Agent (and their Affiliates) and each Letter of Credit Issuer (and if applicable, the Lenders to the extent described below) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation (x) the out-of-pocket and documented reasonable fees, disbursements and other charges of counsel to the Administrative Agent, the Collateral Agent and the Lenders and (y) the reasonable and documented fees and costs for appraisals and field examinations to the extent required by Section 8.2 and the preparation of reports related thereto in each calendar year, (c) to pay, indemnify, and hold harmless each Lender, each Letter of Credit Issuer and Agent (and their Affiliates) from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Agent and each of their Affiliates and their respective directors, officers, employees, trustees, investment advisors and agents (the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than any Taxes, the payment of which are to be governed by Section 4.5), including reasonable out-of-pocket and documented fees, disbursements and other charges of one legal counsel and up to one special and local counsel in respect of each material and relevant area of law or jurisdiction (as applicable) and one additional counsel in the event of any conflict of interest, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to (i) the use of the proceeds of Loans and Letters of Credit (including any refusal by a Letter of Credit Issuer to honor a demand for payment under a letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties) or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to the operations of Parent, any of the Subsidiaries or any of the Real Estate, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Credit Parties shall have no obligation hereunder to any Agent or any Lender nor any other Indemnitee nor any of their respective Related Parties with respect to Indemnified Liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the Indemnitee to be indemnified (as determined by a final and non-appealable judgment of a court of competent jurisdiction) or (ii) any claims between Indemnitees and/or their Related Parties and not directly involving Parent or any of its Affiliates. All amounts payable under this Section 12.5 shall be paid within ten Business Days of receipt by the Administrative Borrower of written demand therefor or may be charged to the Borrowers as Revolving Loans as described in Section 2.11 (c). The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

To the extent that the Credit Parties fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers or the Swingline Lenders under the above paragraph, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers or the Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the payment by any Lender of any such amount shall not relieve such Credit Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Collateral Agent, the Letter of Credit Issuers or the Swingline Lenders in its capacity as such.

To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph shall relieve any Credit Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

12.6. Successors and Assigns; Participations, Assignments and Transfers.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 9.3, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 12.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in clause (b)(ii) below, any Lender (the “Existing Lender”) may at any time assign to one or more assignees and/or transfers by novation to one or more transferees (each, a “Transfer” and the person to whom a Transfer is made, being a “Transferee”) all or a portion of its rights (and, in the case of a transfer by novation, obligations) under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and other participations in extensions of credit thereunder) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Administrative Borrower shall have the right to withhold or delay its consent to any Transfer if, in order for such Transfer to comply with applicable law, any Credit Party would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or if additional confirmations would be required in relation to the Security Documents in any jurisdiction) of:

(A) the Administrative Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Borrower shall be required for a Transfer to a Lender, an Affiliate of a Lender (unless increased costs including payments under Sections 2.14, 2.15 or 4.5 would result therefrom unless an Event of Default under Sections 10.1, 10.5, 10.6, 10.11 or 10.14 has occurred and is continuing), an Approved Fund, any Person not on the Restricted Lender List or, if an

Event of Default under Sections 10.1, 10.5, 10.6, 10.11 or 10.14 has occurred and is continuing, any other Transferee; provided further that consent to a Transfer by the Credit Parties shall be deemed to have been given if the Administrative Borrower does not expressly withhold consent thereto within 10 Business Days of a Lender requesting in writing such consent from the Credit Parties; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to (i) Parent, any Sponsor or any of their respective Affiliates or (ii) a natural person.

(ii) Transfers shall be subject to the following additional conditions:

(A) except in the case of a Transfer to a Lender, an Affiliate of a Lender or an Approved Fund or a Transfer of the entire remaining amount of the Existing Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the Existing Lender subject to each such Transfer (determined as of the date the Assignment Agreement or Transfer Certificate with respect to such Transfer is delivered to the Administrative Agent) shall not be less than €5,000,000, and increments of €1,000,000 in excess thereof or, unless each of the Administrative Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Administrative Borrower shall be required if a Default or an Event of Default under Sections 10.1, 10.5, 10.6, 10.11 or 10.14 has occurred and is continuing; provided further that contemporaneous Transfers to a single Transferee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum amount requirements stated above;

(B) each partial Transfer shall be made as a Transfer of a proportionate part of all the Existing Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the Transfer of a proportionate part of all the Existing Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each Transfer shall execute and deliver to the Administrative Agent an Assignment Agreement or Transfer Certificate (as applicable), together with a processing and recordation fee in the amount of €3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Transfer;

(D) the Transferee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”);

(E) no Transfer shall be effective unless and until such Transfer is recorded in the Register.

(F) any Transferee of the French Revolving Commitments, French Revolving Loans (including Swingline Loans or Protective Advances made to the French Borrower) shall qualify as a French Qualifying Lender and any Transferee of the French LC Exposure or Letters of Credits made to the French Borrower shall qualify as a French Qualifying Letter of Credit Issuer; and

(G) the prior written consent of the Swiss Borrower, if the Transferee of a Swiss Loan is a Swiss Non-Qualifying Bank (such consent however not to be unreasonably withheld or delayed); provided that no consent of the Swiss Borrower shall be required if an Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(vi) of this Section 12.6, from and after the date specified in each Assignment Agreement or Transfer Certificate (as applicable), the Transferee thereunder shall be a party hereto and:

(A) (x) to the extent that in Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Credit Documents, each of the Credit Parties and the Existing Lender shall be released from further obligations towards one another under the Credit Documents and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”), (y) each of the Credit Parties and the Transferee shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Credit Party or other member of the Group and the Transferee have assumed and/or acquired the same in place of that Credit Party and the Existing Lender and (z) the Administrative Agent, the Collateral Agent, the Transferee, the other Lenders, the Letter of Credit Issuers and Swingline Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security Documents as they would have acquired and assumed had the Transferee been a Lender from the Closing Date with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and any relevant Swingline Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(B) in the case of a Transfer by way of an Assignment Agreement, (x) the Existing Lender will assign absolutely to the Transferee its rights under the Credit Documents expressed to be the subject of the assignment in the Assignment Agreement, (y) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Security Documents), and (z) will be bound by obligations equivalent to the Relevant Obligations.

In each case, the Existing Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 4.5 and 12.5.

(iv) The Administrative Agent and the Lenders may utilize procedures other than those set out in this Section 12.6 to assign or transfer their rights under the Credit Documents, in the event that such other procedure is necessary for the purposes of any applicable law relating to the Borrowers, the Credit Documents and, in particular, the Security Documents.

(v) Any Transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 12.6.

(vi) The Administrative Agent, acting for this purpose as an agent of the applicable Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement or Transfer Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders and Participants, and the Commitments of, and principal and interest amounts of the Loans and fees owing to, each Lender and Participant pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii) Upon its receipt of a duly completed Assignment Agreement or Transfer Certificate executed by an Existing Lender and a Transferee, the Transferee’s completed Administrative Questionnaire and any applicable “know your customer” or similar requirements under applicable laws (unless the Transferee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 12.6 and any written consent to such assignment required by clause (b) of this Section 12.6, the Administrative Agent shall accept and sign such Assignment Agreement or Transfer Certificate and record the information contained therein in the Register.

(c)

(i) Any Lender may, without the consent of any Credit Party or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in the case of a Swiss Loan, each Participant shall be a Swiss Qualifying Bank or, if not, the prior written consent of each Swiss Borrower shall be obtained (such consent, however, not to be unreasonably withheld or delayed); provided that the Participant will sign up to an undertaking that restricts such a Participant to transfer or enter into further participations, unless done so in compliance with this Clause; and further provided that no consent of the Swiss Borrower(s) shall be required if an Event of Default has occurred and is continuing. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 12.1 that affects such Participant. Subject to clause (c)(ii) of this Section 12.6, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 4.5 (subject to the requirements and limitations of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section 12.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) (subject to the requirements and limitations of the Section). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Credit Parties, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Revolving Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Revolving Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 4.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant, unless the sale of the participation to such Participant is made with the Credit Parties’ prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of any Credit Party or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Credit Parties hereby agree that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, each Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, in form reasonably satisfactory to the Administrative Agent and the Administrative Borrower, evidencing the Loans owing to such Lender.

(e) Subject to Section 12.16, the Credit Parties authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning a Credit Party and its Affiliates that has been delivered to such Lender by or on behalf of such Credit Party and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of such Credit Party and its Affiliates in connection with such Lender’s credit evaluation of such Credit Party and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or Transfer Certificate shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the London State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) The benefit of the Liens under the Security Documents and any guarantee shall automatically transfer to any assignee or transferee of part or all of the obligations expressed to be secured by the Liens under the Security Documents. Insofar as necessary, the Collateral Agent, the other Secured Parties and each of the Credit Parties hereby expressly reserve for the purpose of Article 1278 and Article 1281 of the Belgian Civil Code (and, to the extent applicable, any similar provisions of foreign law) the preservation of the Liens and of the Security Documents in case of assignment, novation

(schuldvernieuwing/novation), amendment or any other transfer or change of the obligations expressed to be secured by the Liens (including, without limitation, an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Credit Document.

(h) For the avoidance of doubt, the provisions of Section 2.16(c) of this Agreement apply equally to this Section 12.6.

12.7. Replacements of Lenders Under Certain Circumstances.

(a) The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 4.5 or (b) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.14, 2.15 or 4.5, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the applicable Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrowers due and payable to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 12.7 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption and shall be recorded in the Register.

12.8. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receives any payment of all or part of its Loans in any Facility, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender in that Facility, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders in the relevant Facility a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders in the relevant Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon any amount becoming due and payable by any Credit Party hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Credit Party. Each Lender agrees promptly to notify such Credit Party (and the Administrative Borrower, if other) and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Administrative Agent.

12.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Credit Party, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.12. Governing Law; Jurisdiction; Service of Process; Waiver of jury trial.

(a) This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(c) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(d) This Section 12.12 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

(e) Without prejudice to any other mode of service allowed under any relevant law, each Credit Party (other than a Credit Party incorporated in England and Wales) (i) irrevocably appoints Distrupol Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Credit Document (and Distrupol Limited by its execution of this Agreement, accepts that appointment), and (ii) agrees that failure by an agent for service of process to notify the relevant Credit Party of the process will not invalidate the proceedings concerned. If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Credit Parties) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.

(f) To the extent relevant, each Borrower, each Agent and each Lender hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other Credit Document and for any counterclaim therein.

12.13. Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Administrative Agent, the Lender and the other Agents on the other hand, and Parent, the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrowers, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any of the Borrowers, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to any of the Borrowers, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party, on the one hand, and any Lender, on the other hand.

12.14. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of Parent or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure only as required or requested by any governmental agency or representative thereof or pursuant to legal process or (a) to such Lender’s or the Administrative Agent’s partners, directors, officers, employees, attorneys, professional advisors, independent auditors, trustees or Affiliates or to ratings agencies and who agree to treat such information as confidential to the same extent as contemplated by this Section 12.14, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Revolving Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential to the same extent as contemplated by this Section 12.14, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential to the same extent as contemplated by this Section 12.14, (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Revolving Loans and Credit Documents in connection with ratings issued with respect to a Securitization to the same extent as contemplated by this Section 12.14, (e) to any party to this Agreement, (f) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (g) with the consent of the Credit Party or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 12.14 or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Parent or its Subsidiaries; provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Credit Parties of any request made to such Lender or the Administrative Agent by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Credit Parties or any Subsidiary. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 12.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Revolving Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by confidentiality provisions comparable to those set forth in this Section 12.14.

12.15. Direct Website Communications.

(a) Any Credit Party may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent. Nothing in this Section 12.15 shall prejudice the right of the Credit Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the other Agents will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). Each of the Credit Parties hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that do not contain any material non-public information and that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (y) by marking Borrower Materials “PUBLIC”, such Credit Party shall be deemed to have authorized the Administrative Agent and the other Agents to make such Borrower Materials available through a portion of the Platform designated “Public Investor”. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither any Credit Party nor any of its Related Parties shall be liable, or responsible in any manner, for the use by any Agent, any Lender, any Participant or any of their Related Parties of the Borrower Materials. In addition, it is agreed that (i) to the extent any Borrower Materials constitute Confidential Information, they shall be subject to the confidentiality provisions of Section 12.15 and (ii) the Credit Parties shall be under no obligation to designate any Borrower Materials as “PUBLIC”.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to any Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

12.16. USA Patriot Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and all applicable amendments thereto (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes, but is not limited to, the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act.

Each Credit Party acknowledges that, pursuant to the Patriot Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing offers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Letter of Credit Issuer or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

If the Administrative Agent has ascertained the identity of any Credit Party or any authorize signatories of the Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.

12.17. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the each Credit Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable law).

12.18. Parallel Debt – Dutch and Belgian Law.

(a) Each Credit Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to, and in the currency or currencies of, its Obligations (the “Dutch and Belgian Parallel Debt”).

(b) The Dutch and Belgian Parallel Debt of each Credit Party (i) shall become due and payable at the same time as the Obligations, and (ii) is independent and separate from, and without prejudice to, the Obligations.

(c) For the purposes of this Section 12.18, the Collateral Agent (i) is the independent and separate creditor of each Dutch and Belgian Parallel Debt, (ii) acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Dutch and Belgian Parallel Debt shall not be held on trust, and (iii) shall have the independent and separate right to demand payment of each Dutch and Belgian Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d) The Dutch and Belgian Parallel Debt of a Credit Party shall be (i) decreased to the extent that the corresponding Obligations have been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Obligations have increased, and the Obligations of a Credit Party shall be (x) decreased to the extent that its Dutch and Belgian Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Dutch and Belgian Parallel Debt has increased, in each case provided that the Dutch and Belgian Parallel Debt of a Credit Party shall never exceed its Obligations.

(e) All amounts received or recovered by the Agent in connection with this Section, to the extent permitted by applicable law, shall be applied in accordance with the terms of this Agreement.

(f) This Section 12.18 applies for the purpose of determining the secured obligations in any Dutch Collateral Document and/or Belgian Collateral Document.

12.19. Parallel Debt – German Law

(a) The German Borrower hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by it to any Secured Party under this Agreement and any other Credit Document pursuant to any Secured Obligations as and when those amounts are due under any Credit Document, to which the German Borrower is a party (such payment undertakings under this Section 12.19 and the obligations and liabilities resulting therefrom being the “German Parallel Debt”).

(b) The Collateral Agent shall have its own independent right to demand payment of the German Parallel Debt by the German Borrower. The German Borrower and the Collateral Agent acknowledge that the obligations of the German Borrower under this Section 12.19 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of the German Borrower to any Secured Party under this Agreement or any other Credit Document (the “Corresponding Debt”) nor shall the amounts for which the German Borrower is liable under this Section 12.19 be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; and

(iv) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(c) The security granted under any German Collateral Document with respect to the Parallel Debt is granted to the Collateral Agent in its capacity as sole creditor of the Parallel Debt.

(d) Without limiting or affecting the Collateral Agent’s rights against the German Borrower (whether under this Agreement or any other Credit Document), each of the German Borrower acknowledges that:

(i) Nothing in this Agreement shall impose any obligation on the Collateral Agent to advance any sum to any Credit Party or otherwise under any Credit Document; and

(ii) for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e) The parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f) The German Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any Credit Documents, be it by virtue of assignment, novation or otherwise.

(g) All monies received or recovered by the Collateral Agent pursuant to this Agreement and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the German Parallel Debt shall be applied in accordance with the terms of this Agreement.

12.20. Conduct of Business by the Secured Parties

No provision of this Agreement will:

(a) interfere with the right of any Secured Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Secured Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

SECTION 13. Loan Guaranty.

13.1. Guarantee. Each Guarantor irrevocably and unconditionally jointly and severally, (a) guarantees to each Secured Party punctual performance by each other Credit Party of all that Credit Party’s obligations under the Credit Documents, (b) undertakes with each Secured Party that whenever another Credit Party does not pay any amount when due under or in connection with any Credit Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor, and (c) agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of a Credit Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Credit Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 13.1 if the amount claimed had been recoverable on the basis of a guarantee.

13.2. Continuing guarantee. This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Credit Party under the Credit Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3. Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Credit Party or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Section 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4. Waiver of defences. The obligations of each Guarantor under this Section 13 will not be affected by an act, omission, matter or thing which, but for this Section 13, would reduce, release or prejudice any of its obligations under this Section 13 (without limitation and whether or not known to it or any Credit Party) including (a) any time, waiver or consent granted to, or composition with, any Credit Party or other Person, (b) the release of any other Credit Party or any other person under the terms of any composition or arrangement with any creditor of any Credit Party or Subsidiary, (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Credit Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security, (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Credit Party or any other person, (e) any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Credit Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Credit Document or other document or security, (f) any unenforceability, illegality or invalidity of any obligation of any person under any Credit Document or any other document or security, or (g) any insolvency or similar proceedings.

13.5. Guarantor Intent. Without prejudice to the generality of Section 13, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Credit Documents and/or any facility or amount made available under any of the Credit Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

13.6. Immediate Recourse. Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Section 13. This waiver applies irrespective of any law or any provision of a Credit Document to the contrary.

13.7. Appropriations. Until all amounts which may be or become payable by the Credit Parties under or in connection with the Credit Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same, and (b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Section 13.

13.8. Termination. Each of the Lenders and each Letter of Credit Issuer may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 13.8 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist as a result of any such notice of termination. Nothwithstanding any other provisions of this Agreement, the Parent may not terminate or request the termination of its obligations under the Loan Guaranty and no Obligor may terminate or request the termination of its obligations under the Loan Guaranty for so long as it is a Borrower under this Agreement.

13.9. Deferral of Guarantor’s Rights. Until all amounts which may be or become payable by the Credit Parties under or in connection with the Credit Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Credit Documents or by reason of any amount being payable, or liability arising, under this Section 13, (a) to be indemnified by a Credit Party, (b) to claim any contribution from any other guarantor of any Credit Party’s obligations under the Credit Documents, (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, the Credit Documents by any Secured Party, (d) to bring legal or other proceedings for an order requiring any Credit Party to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Section 13.1, (e) to exercise any right of set-off against any Credit Party; and/or (f) to claim or prove as a creditor of any Credit Party in competition with any Secured Party. If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Credit Parties under or in connection with the Credit Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Administrative Agent or as the Administrative Agent may direct for application in accordance with the terms of this Agreement.

13.10. Keepwell. Parent hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Parent’s obligations and undertakings under this Section 13.10 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount) and without limitation of the foregoing, Parent hereby absolutely, unconditionally and irrevocably guarantees the payment and performance by each Specified Credit Party of its obligations under the Credit Documents with respect to all Swap Obligations. The obligations and undertakings of Parent under this Section 13.10 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Parent intends this Section 13.10 to constitute, and this Section 13.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.11. Additional security. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

13.12. German Guarantee Limitations.

(a) Limitation. The Collateral Agent agrees to restrict the enforcement of the guarantee/security granted by any German Credit Party organised as a German limited liability company (GmbH) (the “German Guarantor”) pursuant to this Agreement if and to the extent that (i) the relevant enforcement proceeds are applied in satisfaction of any liabilities of the German Guarantor’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of the German Guarantor’s subsidiaries and, for the avoidance of doubt, the German Guarantor’s own liabilities) and (ii) such enforcement of the security would cause the amount of the German Guarantor’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”).

For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the German Guarantor’s registered share capital after the date of this Agreement that has been effected without prior written consent of Collateral Agent shall be deducted from the German Guarantor’s registered share capital;

(ii) loans provided to the German Guarantor by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the German Guarantor; and

(iii) loans or other contractual liabilities incurred in violation of the provisions of the Credit Documents shall be disregarded.

(b) Disposal of relevant assets. In a situation where the German Guarantor would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, the German Guarantor shall dispose of all assets, to the extent legally permitted, which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the German Guarantor with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Collateral Agent consents to the fact that a disposal would not be commercially justifiable.

(c) Management Notification/Auditor’s Determination. (i) The limitation pursuant to this Section 13.12 shall apply, subject to the following requirements, if following a notice by the Collateral Agent that it intends to enforce any guarantee granted under this Agreement, the German Guarantor notifies the Collateral Agent (“Management Notification”) within ten (10) days upon receipt of the relevant notice that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment); (ii) If the Management Notification is contested by the Collateral Agent, the Collateral Agent shall nevertheless be entitled to enforce any security granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the German Guarantor. In relation to the amount which is in dispute, the German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under this Agreement would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The German Guarantor shall provide the Auditor’s Determination to the Collateral Agent within thirty (30) days from the date on which the Collateral Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the German Guarantor and the Collateral Agent; (iii) If, and to the extent that, any Lien under the

German Collateral Documents has been enforced without regard to the limitation set forth in Section 13.12(a) because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Collateral Agent shall upon written demand of the German Guarantor to the Collateral Agent repay any amount (if and to the extent already paid to the Collateral Agent) up to and including the amount calculated in the Auditor’s Determination as of the date the demand to enforce any security under this Agreement was made and in accordance with Section 13.12(c)(ii) above, provided such demand for repayment is made to the Collateral Agent within 6 months (Ausschlussfrist) from the date any security under this Agreement has been enforced; (iv) If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Collateral Agent shall be entitled to enforce into such available net assets accordingly.

(d) Exceptions. Notwithstanding the above, the limitations pursuant to this Section 13.12 shall not apply:

(i) if the German Guarantor is (i) party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), unless the dominating entity is insolvent; or

(ii) if the German Guarantor has a recourse right (Rückgriffsanspruch) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), towards its direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig); or

(iii) for so long as the German Guarantor fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to Section 13.12(c) (Management Notification/Auditor’s Determination) unless the German Guarantor proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital; or

(iv) to any amounts borrowed under the Credit Documents to the extent the proceeds of such borrowing are on-lent to the German Guarantor or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the German Guarantor and the repayment of such loans as a result of such on-lending is not prohibited by operation of law; or

(v) to any amounts borrowed under the Credit Documents by the German Guarantor to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against the German Guarantor

13.13. French Guarantee Limitations.

(a) The obligations of any Guarantor incorporated under French law (the “French Guarantor”) under this Section 13 shall be limited to:

(i) the payment obligations of the Subsidiaries of such French Guarantor under the Credit Documents; and

(ii) the payment obligations of any other Credit Party under the Credit Documents which is not a Subsidiary of that French Guarantor, up to an amount not exceeding the amounts in principal and interest borrowed (directly or by way of intra group loans funded out of the proceeds of the relevant Revolving Loans) by that French Guarantor and/or such French Guarantor’s Subsidiaries (the “Maximum Guaranteed Amount”) provided that such Credit party which is not a Subsidiary of that French Guarantor guarantees in turn (as Guarantor) the payment obligations of the French Guarantor or its Subsidiaries under the Credit Document. For the avoidance of doubt, any payment made by a French Guarantor under this Section 13 in respect of the obligations of such French Guarantor shall reduce pro tanto the outstanding amount of the intra group loans due by such French Guarantor under the intra group loans referred to above.

(b) Notwithstanding any other provision of this Section 13 to the contrary, no French Guarantor shall secure liabilities under this Agreement which would result in such French Guarantor not complying with French financial assistance rules set out in article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts.

(c) For the avoidance of doubt, any reference in this Agreement to the joint and several liability of a Credit Party incorporated under French law shall be construed as a joint and several liability subject to the limitations set forth in this Section 13.13.

13.14. Swiss Guarantee Limitations.

(a) If and to the extent that a payment in fulfilling the joint and several liabilities under this Section 13 of a Swiss Guarantor would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular if and to the extent that such Swiss Guarantor guarantees obligations other than obligations of one of its subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)) (“Restricted Obligations”), then such obligations and payment amount shall from time to time be limited to the amount of the freely disposable equity in accordance with Swiss law and practice then in force; provided that such limited amount shall at no time be less than such Swiss Guarantor’s profits and reserves available for the distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with article 675(2) and article 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to this Section 13 is requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Credit Documents including, in particular, Section 4.5(d), shall be construed in a manner consistent with the provisos herein contained.

(b) In respect of Restricted Obligations, each Swiss Guarantor shall:

(i) if and to the extent required by applicable law in force at the relevant time:

(A) subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (Verrechnungssteuer; Swiss Withholding Tax) at the rate of 35 per cent. (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;

(B) pay any such deduction to the Swiss Federal Tax Administration; and

(C) notify the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Section 4.5(a); and

(ii) to the extent such a deduction is made, not be obliged to either gross-up in accordance with Section 4.5(a) or indemnify each Recipient in accordance with Section 4.5(d) in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up is permitted under the laws of Switzerland then in force.

(c) If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent to obtain a maximum benefit under the joint and several liabilities under this Section 13, each Swiss Guarantor undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii) confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the maximum freely distributable profits;

(iii) approval by a shareholder’s or a quotaholders’ meeting (as applicable) of such Swiss Guarantor of the resulting profit distribution; and

(iv) all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations

SECTION 14. The Administrative Borrower.

14.1. Appointment; Nature of Relationship. Univar BV is hereby appointed by each of the Credit Parties as its contractual representative (herein referred to as the “Administrative Borrower” and under each other Credit Document, and each of the Credit Parties irrevocably authorises the Administrative Borrower to act as the contractual representative of such Credit Party with the rights and duties expressly set forth herein and in the other Credit Documents. The Administrative Borrower agrees to act as such contractual representative upon the express conditions contained in this Section 14. Additionally, the Credit Parties hereby appoint the Administrative Borrower as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Administrative Borrower shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Administrative Borrower or any Credit Party for any action taken or omitted to be taken by the Administrative Borrower or the Credit Parties pursuant to this Section 14.1.

14.2. Powers. The Administrative Borrower shall have and may exercise such powers under the Credit Documents as are specifically delegated to the Administrative Borrower by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Borrower shall have no implied duties to the Credit Parties, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Credit Documents to be taken by the Administrative Borrower.

14.3. Employment of Agents. The Administrative Borrower may execute any of its duties as the Administrative Borrower hereunder and under any other Credit Document by or through authorised officers.

14.4. Notices. Each Credit Party shall immediately notify the Administrative Borrower of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Borrower receives such a notice, the Administrative Borrower shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Administrative Borrower hereunder shall constitute notice to each Credit Party on the date received by the Administrative Borrower.

14.5. Successor Administrative Borrower. Upon the prior written consent of the Administrative Agent, the Administrative Borrower may resign at any time, such resignation to be effective upon the appointment of a successor Administrative Borrower. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

14.6. Execution of Credit Documents; Borrowing Base Certificate. The Credit Parties hereby empower and authorise the Administrative Borrower, on behalf of the Credit Parties, to execute and deliver to the Administrative Agent and the Lenders the Credit Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Credit Documents, including, without limitation, the Borrowing Base Certificate and any compliance certificates. Each Credit Party agrees that any action taken by the Administrative Borrower or the Credit Parties in accordance with the terms of this Agreement or the other Credit Documents, and the exercise by the Administrative Borrower of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Credit Parties.

14.7. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Administrative Borrower a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Administrative Borrower on which the Administrative Borrower shall rely to prepare the Borrowing Base Certificate and any compliance certificate required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

UNIVAR INC., as a Guarantor

By:	/s/ D. BEATTY D’ALESSANDRO
Name: D. BEATTY D’ALESSANDRO
Title: EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

UNIVAR B.V., as a Borrower

By:	/s/ Stephen N Landsman
Name: Stephen N Landsman
Title: Authorized Signatory of Univar International B.V., Director

UNIVAR SAS, as a Borrower

By:	/s/ Sabine Duyfjes
Name: Sabine Duyfjes
Title: Director

UNIVAR BELGIUM N.V., as a Borrower

By:	/s/ Sabine Duyfjes
Name: Sabine Duyfjes
Title: Director

UNIVAR GmbH, as a Borrower

By:	/s/ Sabine Duyfjes
Name: Sabine Duyfjes
Title: Director

DISTRUPOL LIMITED, as a Borrower

By:	/s/ Stephen Landsman
Name: Stephen Landsman
Title: Director

UNIVAR AG, as a Borrower

By:	/s/ Sabine Duyfjes
Name: Sabine Duyfjes
Title: Director

UNIVAR ZWIJNDRECHT N.V., as a Borrower

By:	/s/ Stephen N Landsman
Name: Stephen N Landsman
Title: Authorized Signatory of Univar International BV, Director

J.P. MORGAN EUROPE LIMITED, as Administrative Agent

By:	/s/ TIM JACOB
Name: TIM JACOB
Title: Senior Vice President

J.P. MORGAN EUROPE LIMITED, as Collateral Agent

By:	/s/ TIM JACOB
Name: TIM JACOB
Title: Senior Vice President

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ James Fallahay
Name: James Fallahay
Title: Authorized Signer

J.P. MORGAN SECURITIES PLC, as a Lender

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, as a Lender

By:	/s/ LEE MASTERS
Name: LEE MASTERS
Title: SENIOR VICE PRESIDENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ M. Sutton
Name: M. Sutton
Title: Vice President

HSBC BANK PLC, as a Lender

By:	/s/ Giovanna Padua
Name: Giovanna Padua
Title: Senior Corporate Banking Manager

RBS INVOICE FINANCE LIMITED, as a Lender

By:	/s/ KEVIN HAUPERT
Name: KEVIN HAUPERT
Title: HEAD OF SYNDICATIONS

DEUTSCHE BANK AG, LONDON BRANCH, as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

/s/ Michael Getz
Michael Getz
Vice President

SIEMENS FINANCIAL SERVICES, INC, as a Lender

By:	/s/ John Finore
Name: John Finore
Title: Vice President

By:	/s/ Andrew Beneduce
Name: Andrew Beneduce
Title: Collateral Specialist

JPMORGAN CHASE BANK, N.A., as a Swingline Lender

By:	/s/ James Fallahay
Name: James Fallahay
Title: Authorized Signer

J.P. MORGAN SECURITIES PLC, as a Swingline Lender

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Letter of Credit Issuer

By:	/s/ James Fallahay
Name: James Fallahay
Title: Authorized Signer

JP MORGAN EUROPE LIMITED, as a Letter of Credit Issuer

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, as a Letter of Credit Issuer

By:	/s/ LEE MASTERS
Name: LEE MASTERS
Title: SENIOR VICE PRESIDENT

HSBC INVOICE FINANCE (UK) LIMITED, as a Lender

By:	/s/ Steven James Fennell
Name: Steven James Fennell
Title: Manager, Securities

COMMITMENT SCHEDULE

Lender	European Revolving Commitments	French Revolving Commitments	Initial Aggregate Revolving Commitments	H.M. Revenue and Customs Double Taxation Treaty Passport scheme Reference Number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	€42,714,285.71	€0	€42,714,285.71	013/M/0268710/DTTP USA
J.P. Morgan Securities PLC	€0	€22,285,714.29	€22,285,714.29
Bank of America Merrill Lynch International Limited	€23,000,000	€12,000,000	€35,000,000
Deutsche Bank AG, London Branch	€8,214,285.71	€4,285,714.29	€12,500,000	7/D/70006/DTTP Germany
HSBC Bank PLC	€0	€10,285,714.29	€10,285,714.29
HSBC Invoice Finance (UK) Limited	€19,714,285.71	€0	€19,714,285.71
Siemens Financial Services, Inc.	€12,500,000	€0	€12,500,000	13/S/359434/DTTP USA

Barclays Bank PLC	€21,357,142.86	€11,142,857.14	€32,500,000
RBS Invoice Finance Limited	€12,500,000	€0	€12,500,000
Total	€140,000,000	€60,000,000	€200,000,000

SCHEDULE 7.4

LITIGATION

None

SCHEDULE 7.12

SUBSIDIARIES

Univar Inc. is the ultimate parent of each of the obligors listed below.

Entity	Address	Subsidiaries of Entity
Univar Zwijndrecht N.V.	Noordweg 3 Zwijndrecht, South Holland 3336 LH Netherlands	None
Univar B.V.	Schouwburgplein 30-34 Rotterdam 3012 CL Netherlands	Univar China B.V. Univar China Ltd. Univar (Hong Kong) Limited Univar Services (PTY) Ltd.
Univar SAS	17 Avenue Louison Bobet Fontenay-sous- Bois, lle-de-France 94120 France	Univar SpA SCI Fonjac SCI Jaquot
Univar Belgium N.V.	Riverside Business Park, Building G Boulevard International 55 Brussels 1070 Belgium	None
Univar GmbH	Hinsbecker Löh 10c Essen, North Rhine- Westphalia 45257 Germany	None
Distrupol Limited	Thames House Gogmore Lane Chertsey KT16 9AP United Kingdom	None
Univar AG	Schärenmoosstrasse 77 Zurich, Zurich CH-8052 Switzerland	None

SCHEDULE 7.14

ENVIRONMENTAL

The following underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the following Obligors or Borrower Subsidiaries:

Jurisdiction	Entity / Site Details	Additional Information

Belgium	Univar Belgium NV/SA (Blandain site) Address: 1 Rue des Sablières, Tournai, Hainaut, B-7522, Belgium Contact: Francis Debaveye Site telephone / fax number: +32 (0) 69 88 10 00 / +32 (0) 69 88 10 01

Owned by Univar (no tenant in property). Univar is required to insure the property at the site. The site benefits from a security system provided by ADT.

Underground storage tanks

The site contains 1 double-walled underground storage tank, with 5 cubic metres or 1321 gallons capacity. The underground storage tank does not store corrosives or solvents. The underground storage tank is fitted with an alarm, leak detection and overfill prevention system (but not Cathodic Corrosion Protection).

The underground storage tank is inspected regularly.

Underground effluent tanks

The site contains 1 ‘Gasoil for FLT’ steel double-walled underground effluent tank, with 5 cubic metres or 1321 gallons capacity.

France	Univar S.A.S. (Lyon- Genas site) Address: 20 rue de Geneve, Zl de Genas Est, Lyon Genas, France	Owned by Univar (no tenant in property). Univar is required to insure the property at the site. The site benefits from a security system provided by Securitas.

Jurisdiction	Entity / Site Details	Additional Information
Contact: Burgat Site telephone / fax number: +33 4 72 47 14 96 / +33 4 78 47 14 99

Underground storage tanks

The site contains 4 double-walled underground storage tanks, with 270 cubic metres or 71,327 gallons of capacity. None of the underground storage tanks store corrosives, but all 4 store solvents. All four underground storage tanks are fitted with an alarm and leak detection system. None of the 4 are fitted with an overfill prevention or Cathodic Corrosion Protection system.

The 4 underground storage tanks are not inspected regularly.

Underground effluent tanks

The site contains 1 steel construction underground effluent tank, with 50 cubic metres or 13209 gallons capacity.

Germany	Univar GmbH	N/A (no underground storage or underground effluent tanks present at Univar GmbH sites)
Netherlands	Univar B.V., Univar Zwijndrecht N.V.	N/A (no underground storage / effluent tanks present at Univar B.V. or Univar Zwijndrecht N.V. sites)
Switzerland	Univar AG (Birmensdorf site) Address: Industriestrasse 10, Birmensdorf, Zurich, CH 8903 Contact: Bernhard Grimm Site telephone / fax number: +41 44 737 31 31 / +41 44 737 00 84

Owned by Univar (no tenant in property). Univar is required to insure the property at the site. The site benefits from a security system provided by Zentex, Tyco.

The site contains 4 single-walled underground storage tanks, with 357 cubic metres or 94,309 gallons of capacity.

None of the underground storage tanks store corrosives, but all 4 store solvents. None of the underground storage tanks are fitted with an alarm or leak detection system, but all 4 are fitted with an overfill prevention and Cathodic Corrosion Protection system.

The 4 underground storage tanks are not inspected regularly.

United Kingdom	Distrupol Limited	N/A (no underground storage or underground effluent tanks present at Distrupol Limited

SCHEDULE 9.1

EXISTING INDEBTEDNESS

ENTITY	EXISTING INDEBTEDNESS
Univar Belgium SA/NV

Bank Guarantees:

•     Customs—EUR 125,494.45

•     Ministry of Health—EUR 320,000.00

•     Ministry of Transport—EUR 59,000.00

•     VAT Netherlands—EUR 101,000.00

•     Lease Offices—EUR 142,220.00

•     Customer Vivaqua—EUR 6,600.00

•     Customer Soc. Wall. Eaux—EUR 63,200.00

•     Claim Customs—EUR 1,000,000.00

Letters of Credit:

•     Standby Letter of Credit issued by BAML in favour of Vinnolit for EUR 2,000,000.00

Univar GmbH	Rent Guarantee—EUR 50,000
Univar AG	Customs Guarantee—CHF 215,000 Rent Guarantee—CHF 179,000
Univar Zwijndrecht N.V.

Finance Leases:

•     2 Finance Lease Contracts with ABN Amro dated 14-02-28 (EUR 86,944.00 outstanding as at 31 March 2014) in respect of 7 Hyster Fork Lift Trucks.

Letter of Credit:

•     Letter of Credit for USD 39,177.60—customer: Pakistan

•     Letter of Credit for USD 31,792.50—customer: Thailand

Univar BV	Overdraft Balances: • Overdraft Balance of ZAR 31,077,640.89 Letters of Credit:

•     Letter of Credit for EUR 40,000.00 issued by BAML in favour of IEF Capital Vastgoed Rietveld (Rotterdam- Schouwburgplein) B.V.

•     Letter of Credit for USD 34.5 million issued by ING in favour of Global Container Agency MSG, Barcelona Spain

•     Letter of Credit for USD 35 million issued by ING in favour of Lloyd Triestino, Italy

•     Letter of Credit for USD 34.5 million issued by ING in favour of China Shipping Container Lines Co. Ltd, China

Customs/Excise Bonds:

•     Customs Bond in favour of Tollregion Oslo & Akerhus for NOK 50,000,000 issued by BAML

•     Excise Duty in favour of Tollregion Oslo & Akershus for NOK 3,000,000 issued by BAML

•     Customs Bond in favour of Tullverket for SEK 300,000 issued by BAML

•     Customs Bond in favour of Tulli for EUR 140,000 issued by BAML

•     Excise Duty in favour of Skat for DKK 10,000 issued by BAML

•     Excise Duty in favour of Skat for DKK 200,000 issued by BAML

•     Excise Duty in favour of Skatteverket for SEK 11,968,154 issued by BAML

•     Excise Duty in favour of Skat for DKK 2,324,808 issued by BAML

•     Excise Duty in favour of Skatteverket for SEK 10,039,465 issued by BAML

•     Excise Duty in favour of Skatteverket for SEK 1,148,100 issued by BAML

•     Customs Bond in favour of Dutch Customs for EUR 69,000 issued by ING

Distrupol Limited	Letters of Credit: • L/C NO: IMP31078480 USD 48,420.00

• L/C NO: IMP31078479 USD 37,790.00

• L/C NO: IMP31078481 USD 158,096.26

• L/C NO: IMP31077884 USD 43,299.38

• L/C NO: IMP31077183 USD 44,049.38

• L/C NO: IMP31076966 USD 46,902.50

• L/C NO: IMP31076326 USD 44,917.50

• L/C NO: IMP31076584 USD 42,968.75

• L/C NO: IMP31079605 44520.00 USD

• L/C NO: IMP31079604 96840.00 USD

• L/C NO: IMP31079603 81185.00 USD

• L/C NO: IMP31079606 80323.13 USD

Univar SAS	Overdraft Balances:

• BMG Cash Pooling: EUR -42,107,814.57

Letters of Credit:

• Guarantee issued by BAML in favour of Communaute Urbaine de Lyon for EUR 540,000

SCHEDULE 9.2

EXISTING LIENS

None

SCHEDULE 9.5

EXISTING INVESTMENTS

Univar B.V.	100% of the shares in each of: Univar China B.V.; Univar China Ltd.; Univar (Hong Kong) Limited; and Univar Services (PTY) Ltd.

Univar SAS	60% of the shares in Univar SpA; 98.04% of the shares in SCI Fonjac; and 98.89% of the shares in SCI Jaquot

SCHEDULE 12.2

NOTICE ADDRESSES

JPMORGAN CHASE BANK, N.A.

3 Park Plaza

Suite 900

Irvine

California

USA

(T): +1 949 471 9886

(F): +1 949 471 9872

Email: james.m.fallahay@chase.com

J.P. MORGAN SECURITIES PLC

Loans Agency

25 Bank Street

Canary Wharf

London

E14 5JP

(F): +44 20 7777 2360

Email: loanandagencylondon@jpmorgan.com

J.P. MORGAN EUROPE LIMITED

For notices relating to funding, Letters of Credit and operational mattes to:

Loans Agency

25 Bank Street

Canary Wharf

London

E14 5JP

(F): +44 20 7777 2360

Email: loanandagencylondon@jpmorgan.com

For notices relating to Collateral:

Chase Business Credit

25 Bank Street

Canary Wharf

London

E14 5JP

(F): +44 20 3493 1365

Email: Timothy.i.jacob@jpmorgan.com

Email: Helen.f.mathie@jpmorgan.com

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

Senior Vice President

Senior Portfolio Specialist

Global Commercial Banking

Bank of America Merrill Lynch

2 King Edward Street, London, EC1A 1HQ

(T): +44 (0) 207 996 7683

Email: paula.k.langridge@baml.com

UNIVAR BELGIUM NV

Riverside Business Park

Building G

Boulevard International 55

1070 Brussels

Belgium

(T): +32 (0)2 525 05 11

(F): +32 (0)2 520 17 51

UNIVAR SAS

17, Avenue Louison Bobet

Fontenay—Sous—Bois Cedex

94132 France

(T): +33 (0)1 49 74 80 80

(F): +33 (0)1 49 74 81 11

UNIVAR GMBH

Hinsbecker Löh 10c

45257 Essen

Germany

(T): +49 (0) 201 8959-0

(F): +49 (0) 201 8959-100

UNIVAR BV

Schouwbourgplein 30-34

3012 CL Rotterdam

The Netherlands

(T): +31 10 275 78 40

(F): +31 10 413 27 38

UNIVAR ZWIJNDRECHT N.V.

Noordweg 3 Zwijndrecht, South Holland 3336 LH

The Netherlands

(T): +31 (0)78 625 0000

(F): +31 (0)78 625 0050

UNIVAR AG

Schärenmoosstrasse 77

8052 Zürich

(T): +41 58 360 72 72

(F): +41 58 360 72 90

DISTRUPOL LIMITED

Aquarius House 6 Mid Point Bus Park

Thornbury

Bradford

York

BD3 7AY

United Kingdom

(T): +44 (0)1932 566033

(F): +44 (0)1932 560363

UNIVAR INC

17425 NE Union Hill Road

Redmond, Washington 98052

Attention: General Counsel

(T): +1 (425) 880-3400

(F): +1 (425) 889-3500

EXHIBIT A-1

FORM OF ASSIGNMENT AGREEMENT

To:	J.P. Morgan Europe Limited as Administrative Agent and, [•] as Administrative Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

€200,000,000 revolving credit agreement dated [•] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Section 12.6 (Successors and Assigns; Participations and Assignments) of the Credit Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Credit Agreement, the other Credit Documents and the Collateral which corresponds to that portion of the Existing Lender’s Revolving Commitment(s) and participations in Borrowings under the Credit Agreement as specified in the Schedule to this Agreement.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Revolving Commitment(s) and participations in Borrowings under the Credit Agreement specified in the Schedule to this Agreement.

(c)	The New Lender becomes a party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed transfer date is [•] (the “Transfer Date”).

4.	On the Transfer Date the New Lender becomes party to the relevant Credit Documents as a Lender. The New Lender acknowledges the terms of a loss sharing agreement between the Administrative Agent and the other Lenders (the “Loss Sharing Agreement”) and agrees that, as of the Transfer Date, it will become a party to the Loss Sharing Agreement, and bound by its terms, as if it had been an original signatory thereto.

5.	The office and address, fax number and attention details for notices of the New Lender for the purposes of Section 12.2 (Notices) of the Credit Agreement are set out in the Schedule to this Agreement.

6.	The New Lender expressly acknowledges that the Existing Lender shall be released from its obligations as set out in Section 12.6 (Successors and Assigns; Participations and Assignments) of the Credit Agreement.

7.	The New Lender confirms, for the benefit of the Administrative Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender ].[1]

8.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [—]) and is tax resident in [—]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies each relevant Credit Party as at the Transfer Date that it wishes that scheme to apply to the Credit Agreement.]**

9.	This Agreement acts as notice to the Administrative Agent (on behalf of each Credit Party) and, upon delivery in accordance with Section 9.04 (Successors and Assigns), to the Administrative Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Collateral in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Collateral in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[1]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
*	Insert jurisdiction of tax residence.
**	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Credit Agreement by the Administrative Agent and the Administrative Borrower and the Transfer Date is confirmed as [—].

Signature of this Agreement by the Administrative Agent constitutes confirmation by the Administrative Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Administrative Agent receives on behalf of each Credit Party.

Signature of this Agreement by the Administrative Borrower constitutes confirmation by the Administrative Borrower of receipt of notice of the assignment referred to in this Agreement, which notice the Administrative Borrower receives on behalf of each Obligor.

[Administrative Agent]

By:

[Administrative Borrower]

By:

EXHIBIT A-2

FORM OF TRANSFER CERTIFICATE

To: J.P. Morgan Europe Limited as Administrative Agent and, [•] as Administrative Borrower, for and on behalf of each Obligor

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

€200,000,000 revolving credit agreement dated [•] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to 12.6 (Successors and Assigns; Participations and Assignments) of the Credit Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Section 9.04 (Successors and Assigns) of the Credit Agreement all of the Existing Lender’s rights and obligations under the Credit Agreement and the other Credit Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Revolving Commitments under the Credit Agreement as specified in the Schedule to this Agreement.

(b)	The proposed transfer date is [•] (the “Transfer Date”).

(c)	The office and address, fax number and attention details for notices of the New Lender for the purposes of Section 12.2 (Notices) of the Credit Agreement are set out in the Schedule to this Agreement.

3.	The New Lender expressly acknowledges that the Existing Lender shall be released from its obligations as set out in 12.6 (Successors and Assigns; Participations and Assignments) of the Credit Agreement.

4.	The New Lender confirms, for the benefit of the Administrative Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender ].

5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [•]) and is tax resident in [•]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies each relevant Credit Party as at the Transfer Date that it wishes that scheme to apply to the Credit Agreement.]**

6.	The New Lender acknowledges the terms of a loss sharing agreement between the Administrative Agent and the other Lenders (the “Loss Sharing Agreement”) and agrees that, as of the Transfer Date, it will become a party to the Loss Sharing Agreement, and bound by its terms, as if it had been an original signatory thereto.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Collateral in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Collateral in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Insert jurisdiction of tax residence.
**	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Credit Agreement by the Administrative Agent and the Administrative Borrower and the Transfer Date is confirmed as [—].

Signature of this Agreement by the Administrative Agent constitutes confirmation by the Administrative Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Administrative Agent receives on behalf of each Lender.

Signature of this Agreement by the Administrative Borrower constitutes confirmation by the Administrative Borrower of receipt of notice of the assignment referred to in this Agreement, which notice the Administrative Borrower receives on behalf of each Obligor.

[Administrative Agent]

By:

[Administrative Borrower]

By:

EXHIBIT B-1

AGGREGATE BORROWING BASE CERTIFICATE

BORROWING BASE REPORT

	Consolidating Availability COLLATERAL COMPONENT(S):	Consolidated AR	Consolidated INV	Report # Report Date: Period Covered:	to
	COLLATERAL AVAILABILITY
1	Beginning Collateral Balance (Previous Report—Line 9)
2	Additions to Collateral (Gross Sales)
3	Additions to Collateral (Debit Memos, I/C)
4	Other Non-Cash Additions
5	Deductions to Collateral (Net Cash Received)
6	Deductions to Collateral (Discounts, other)
7	Deductions to Collateral (Credit Memos, all)
8	Other Non-Cash Deductions I/C
9	Ending Collateral Balance			Total Gross Collateral	0.00
10	Less Collateral Ineligibles (attach schedule)
11	Total Eligible Collateral			Total Eligible Collateral	0.00
12	Advance Rate Percentage		various
13	Gross Available—Borrowing Base Value
13.A	Less Availability Reserves (attach schedule)
14	Net Available—Borrowing Base Value		0.00
14.A	Collateral CAPS		0.00
15	Maximum Borrowing Base Value (Lesser of 14 or 14.A)		0.00
15.A	Suppressed Availability		0.00
16	Total Availability
17	Revolver Line			Total Revolver Line	0.00
17.A	Less Line Reserves (attach schedule)
18	Maximum Borrowing Limit (Lesser of 16—17.A or 17—17.A)			Total Available to Borrow	0.00
18.A	Suppressed Availability
	LOAN STATUS
19	Previous Loan Balance (Previous Report Line 22)
20	Less: Net Collections (Same as Report Line 5)
21	Less: Adjustments / Payoff
22	Add: Request for Funds
23	Add: Adjustments / Term Loan Proceeds
22	New Loan Balance			Total New Loan Balance	0.00
23	Letters of Credit/Bankers Acceptance Outstanding			Outstanding Letters of Credit	0.00
24	Availability Not Borrowed (Lines 18 less 22 & 23)				0.00
25	Term Loan				0.00
26	OVERALL EXPOSURE (lines 22 & 25)				0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of [Month Day, Year] (as it may be amended or modified from time to time, the “Agreement”) among (among others) J.P. Morgan Europe Limited, as Administrative Agent and Collateral Agent for the Lenders and as Issuing Bank, the Lenders party thereto from time to time, Univar B.V. (the “Company”, together with any additional Persons joined hereto as a borrower from time to time, each individually a “Borrower” and collectively jointly and severally, the “Borrowers”), and the other Credit Parties, the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). The Borrower warrants and represents to Administrative Agent that this Report is true, correct, and is based on information contained in Borrower’s own financial accounting records. The Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this              day of                     , 201    , that the Borrower is in compliance with the Agreement. Further, the representations and warranties of the Credit Parties set forth in the Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof.] No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:

EXHIBIT B-2

BORROWING BASE CERTIFICATE

BORROWING BASE REPORT

	Client Name COLLATERAL COMPONENT(S):	AR	INV	Report # Report Date: Period Covered:	to
COLLATERAL AVAILABILITY
1	Beginning Collateral Balance (Previous Report - Line 9)
2	Additions to Collateral (Gross Sales)
3	Additions to Collateral (Debit Memos, I/C)
4	Other Non-Cash Additions
5	Deductions to Collateral (Net Cash Received)
6	Deductions to Collateral (Discounts, other)
7	Deductions to Collateral (Credit Memos, all)
8	Other Non-Cash Deductions I/C
9	Ending Collateral Balance			Total Gross Collateral	0.00
10	Less Collateral Ineligibles (attach schedule)
11	Total Eligible Collateral			Total Eligible Collateral	0.00
12	Advance Rate Percentage	85.0%
13	Gross Available - Borrowing Base Value
13.A	Less Availability Reserves (attach schedule)
14	Net Available - Borrowing Base Value
14.A	Collateral CAPS
15	Maximum Borrowing Base Value (Lesser of 14 or 14.A)
15.A	Suppressed Availability
16	Total Availability
17	Revolver Line			Total Revolver Line	0.00
17.A	Less Line Reserves (attach schedule)
18	Maximum Borrowing Limit (Lesser of 16 - 17.A or 17 - 17.A)			Total Available to Borrow	0.00
18.A	Suppressed Availability
LOAN STATUS
19	Previous Loan Balance (Previous Report Line 22)
20	Less: Net Collections (Same as Report Line 5)
21	Less: Adjustments / Payoff
22	Add: Request for Funds
23	Add: Adjustments / Term Loan Proceeds
22	New Loan Balance			Total New Loan Balance	0.00
23	Letters of Credit/Bankers Acceptance Outstanding			Outstanding Letters of Credit	0.00
24	Availability Not Borrowed (Lines 18 less 22 & 23)				0.00
25	Term Loan				0.00
26	OVERALL EXPOSURE (lines 22 & 25)				0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of [Month Day, Year] (as it may be amended or modified from time to time, the “Agreement”) among (among others) J.P. Morgan Europe Limited, as Administrative Agent and Collateral Agent for the Lenders and as Issuing Bank, the Lenders party thereto from time to time, Univar B.V. (the “Company”, together with any additional Persons joined hereto as a borrower from time to time, each individually a “Borrower” and collectively jointly and severally, the “Borrowers”), and the other Credit Parties, the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). The Borrower warrants and represents to Administrative Agent that this Report is true, correct, and is based on information contained in Borrower’s own financial accounting records. The Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this              day of                     , 201    , that the Borrower is in compliance with the Agreement. Further, the representations and warranties of the Credit Parties set forth in the Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof.] No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:

EXHIBIT C

JOINDER AGREEMENT

To:	[•] as Administrative Agent and [•] as Collateral Agent under the Credit Agreement referred to below

From:	[Acceding Lender]

Dated:

Dear Sirs

€200,000,000 revolving credit agreement dated [•] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This agreement (the “Joinder Agreement”) shall take effect as a “Joinder Agreement” for the purposes of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Joinder Agreement unless given a different meaning in this Joinder Agreement.

2.	By execution of this Joinder Agreement, [Lender] agrees to become a Lender and to be bound by the terms of the Credit Agreement and the other Credit Documents as a Lender.

3.	[Lender’s] Commitment for the purposes of the Credit Agreement is:

European Commitment: [•]

French Commitment: [•]

4.	[Lenders’s] administrative details for the purposes of the Credit Agreement are:

Address: [•]

Fax No: [•]

Attention: [•]

5.	[Lender] has provided all applicable “know your customer” and other such documentation and evidence as the Administrative Agent may require to be satisfied that it has carried out all relevant checks with respect to [Lender] (including with respect to the Patriot Act).

6.	By executing and delivering this Joinder Agreement, [Lender] confirms to each other party to the Credit Agreement that:

(a)	it has received a copy of the Credit Agreement and the other Credit Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter this Joinder Agreement;

(b)	it will, independently and without reliance on the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any Credit Documents;

(c)	it appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent and/or trustee (as applicable) on its behalf and to exercise such powers under the Credit Agreement and the Credit Documents and any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent and/or the Collateral Agent (as the case may be) by the terms thereof, together with such powers and discretions as are reasonably incidental thereto;

(d)	it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Lender;

(e)	it acknowledges the terms of a loss sharing agreement between the Administrative Agent and the other Lenders (the “Loss Sharing Agreement”) and agrees that, as of the date of this Joinder Agreement, it will become a party to the Loss Sharing Agreement, and bound by its terms, as if it had been an original signatory thereto;

(f)	this Joinder Agreement has been duly authorized, executed and delivered by it pursuant to its applicable corporate powers and constitutes the legal, valid and binding obligation of [Lender];

(g)	[Lender] confirms, for the benefit of the Administrative Agent and without liability to any Obligor, that it is:

(i)	[a Qualifying Lender (other than a Treaty Lender);]

(ii)	[a Treaty Lender;]

(iii)	[not a Qualifying Lender]; and [2]

(h)	[[Lender] confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [•]) and is tax resident in [•]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies each relevant Credit Party that it wishes that scheme to apply to the Credit Agreement.] **

[2]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.
*	Insert jurisdiction of tax residence.
**	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

7.	This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.	This Joinder Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Each party hereto agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Joinder Agreement and, for such purposes, irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts.

THIS JOINDER AGREEMENT has been signed on the date stated above.

Insert appropriate signature blocks for Administrative Agent, Collateral Agent and Lender

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement

This compliance certificate (the “Compliance Certificate”) is furnished pursuant to the credit agreement dated as of             2014 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) between Univar B.V., Univar SAS, Univar Belgium NV/SA Univar GmbH, Distrupol Limited, Univar Zwijndrecht N.V. and Univar AG (each a “Borrower” and together, the “Borrowers”), Univar Inc as guarantor, the lenders party thereto, J.P. Morgan Securities LLC as joint bookrunner and sole lead arranger, Bank of America, N.A. as joint bookrunner and syndication agent, and J.P. Morgan Europe Limited as administrative agent and collateral agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1.	I am the duly elected [•] of the Administrative Borrower.

2.	I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Credit Parties and the Borrower during the accounting period covered by the attached financial statements and such financial statements fairly represent the financial condition and results of operations of [the entities compromising Univar Inc.’s EMEA Segment] OR [the Day One Borrowers, the Post Closing Borrowers and the Distribution Principals] [delete as applicable] on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

3.	The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 8.01 (Information covenants) of the Credit Agreement.

4.	Schedule I attached hereto sets forth financial data and computations evidencing the Obligors’ compliance with certain covenants of the Credit Agreement (including for the avoidance of doubt, compliance with Section 9.9 (Consolidated Fixed Charge Coverage Ratio) of the Credit Agreement)) all of which data and computations are true, complete and correct.

5.	Schedule II hereto sets forth the computations necessary to determine the Applicable Margin and the Applicable Unused Line Fee Margin commencing on the Business Day this certificate is delivered.

6.	Schedule III hereto sets forth the financial data and computations evidencing any Pro Forma Adjustment made pursuant the Credit Agreement not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of any Pro Forma Adjustment previously set out in a Pro Forma Adjustment Certificate.

7.	Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Obligors have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I, Schedule II and Schedule III hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of             ,         .

, as
Borrower Representative

By:
Name:
Title:

SCHEDULE I

Compliance as of                 ,         with

Section 9.9 (Consolidated Fixed Charge Coverage Ratio)

SCHEDULE II

Borrowers’ Applicable Margin and Applicable Unused Line Fee Margin Calculation

SCHEDULE III

Pro Forma Adjustment

EXHIBIT E

FORM OF BORROWING REQUEST

COMPANY NAME

Borrowing Request Date:

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf, London E14 5JP

Attention:                              - Operations

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.3 of the credit agreement dated as of [•] 2014 between Univar B.V., Univar SAS, Univar Belgium NV/SA, Univar GmbH, Distrupol Limited, Univar Zwijndrecht N.V. and Univar AG (each a “Borrower” and together, the “Borrowers”), Univar Inc as guarantor, the lenders party thereto, J.P. Morgan Securities LLC as joint bookrunner and sole lead arranger, Bank of America, N.A. as joint bookrunner and syndication agent, and J.P. Morgan Europe Limited (“JPM”) as administrative agent and collateral agent (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement.

The Administrative Borrower represents that, as of this date, the conditions precedent set forth in Section 5.1 and, in relation to the relevant Borrower, 5.2, are satisfied.

The Administrative Borrower hereby notifies JPM of its request for the following Borrowing:

(1)	[Name of Borrower]
(2)	Borrowing type:	[European Revolving/French Revolving/Swingline under the European Facility/Swingline under the French Facility]
(3)	[Currency]
(4)	Borrowing Date of the Borrowing (must be a Business Day): [•]
(5)	Aggregate Amount of the Borrowing: [•]
(6)	The duration of Interest Period:
One Month Three Months
Two Months Six Months
(7)	Payment instructions: [•]

[ADMINISTRATIVE BORROWER]

By:
Name:
Title:

EXHIBIT F

DAY ONE LETTERS OF CREDIT

UNIVAR GUARANTEES

			ISSUE				EUR
ISSUING ENTITY	GTEE REFERENCE	TYPE OF GUARANTEE	DATE	MAT/EXP	AMOUNT	CURRENCY	EQUIVALENT
Univar Ireland o/b/o Univar BV	GT201307/12	Irish customs	12-Mar-12	OPEN-ENDED	130,000.00	EUR	130,000.00
Univar Ireland o/b/o Univar OY	GT201309/12	Lease gtee	30-Mar-12	30-Apr-14	200,000.00	EUR	200,000.00
Univar Ireland o/b/o Univar BV	GT201311/12	Norwegian customs	27-Apr-12	OPEN-ENDED	20,000,000.00	NOK	2,420,000.00
Univar Ireland o/b/o Univar BV	GT201312/12	Norwegian customs	27-Apr-12	OPEN-ENDED	3,000,000.00	NOK	363,000.00
Univar Ireland o/b/o Univar BV	GT201313/12	Swedish customs	21-May-12	OPEN-ENDED	300,000.00	SEK	33,900.00
Univar Ireland o/b/o Univar BV	GT201314/12	Danish customs	16-May-12	OPEN-ENDED	10,000.00	DKK	1,340.00
Univar Ireland o/b/o Univar BV	GT201315/12	Danish customs	16-May-12	OPEN-ENDED	200,000.00	DKK	26,800.00
Univar Ireland o/b/o Univar BV	GT201316/12	Finnish customs	29-May-12	OPEN-ENDED	140,000.00	EUR	140,000.00
Univar Ireland o/b/o Univar BV	GT201317/12	Tax warehouse gtee	31-May-12	OPEN-ENDED	11,968,154.00	SEK	1,352,401.00
Univar Ireland o/b/o Univar BV	GT201318/12	Tax warehouse gtee	31-May-12	OPEN-ENDED	10,039,465.00	SEK	1,134,460.00
Univar Ireland o/b/o Univar BV	GT201319/12	Tax warehouse gtee	01-Jun-12	OPEN-ENDED	2,324,808.00	DKK	311,525.00
Univar Ireland o/b/o Univar BV	GT201320/12	Tax warehouse gtee	12-Jul-12	OPEN-ENDED	1,148,100.00	SEK	130,000.00
Distrupol Ireland Ltd	GT201308/12	Irish customs	20-Mar-12	OPEN-ENDED	100,000.00	EUR	100,000.00
Univar BV	GT006785/12	Irish customs	10-Sep-12	OPEN-ENDED	128,000.00	EUR	128,000.00
Univar BV	GT006786/12	H&M Customs	10-Sep-12	OPEN-ENDED	550,000.00	GBP	665,500.00
Univar BV o/b/o Univar SAS	GT006852/12	Payment guarantee	22-Oct-12	31-Jan-15	540,000.00	EUR	540,000.00
Univar BV o/b/o Univer Iberia SA	GT007158/13	Tender guarantee	07-Aug-13	OPEN-ENDED	7,890.00	EUR	7,890.00
Univar BV o/b/o Univar OY	GT007188/13	Lease guarantee	05-Sep-13	05-Nov-16	200,000.00	EUR	200,000.00
Univar BV o/b/o Univer Iberia SA	GT007260/13	Financial re social security	11-Nov-13	09-Jul-19	18,469.31	EUR	18,469.31
Univar BV o/b/o Univer Iberia SA	GT007261/13	Financial re social security	11-Nov-13	06-Jun-18	7,928.31	EUR	7,928.31
Univar Limited	GT007283/13	H&M Customs	05-Dec-13	OPEN-ENDED	39,242.00	GBP	47,483.00
Univar BV	GT852422/13	Office lease	20-Nov-13	OPEN-ENDED	39,857.40	EUR	39,857.40

						TOTAL EUR	7,998,554.02

All questions relating to the above Letters of Credit shall be directed to Bank of America Merrill Lynch International Limited, in its capacity as Letter of Credit Issuer.